                                                                     EXHIBIT 2.1

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER



                                     among



                          ARCHSTONE COMMUNITIES TRUST,



                         NEW GARDEN RESIDENTIAL TRUST,



                   CHARLES E. SMITH RESIDENTIAL REALTY, INC.


                                      and


                   CHARLES E. SMITH RESIDENTIAL REALTY, L.P.



                            Dated as of May 3, 2001

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                               TABLE OF CONTENTS

                                                                      Page
                                                                      ----

ARTICLE 1 THE ARCHSTONE MERGER AND THE MERGERS....................      4

   1.1   The Primary Archstone Merger..............................     4
   1.2   Alternative Structure of the Archstone Merger.............     6
   1.3   The Merger................................................    10
   1.4   The Partnership Merger....................................    10
   1.5   Closings..................................................    11
   1.6   Effective Time............................................    11
   1.7   Effect of Partnership Merger on Smith Agreement
         of Limited Partnership and Archstone Surviving Subsidiary
         Declaration of Trust and Bylaws...........................    12
   1.8   Effect of Merger on Smith Articles of Incorporation and
         Bylaws and New Archstone Declaration of Trust
         and Bylaws................................................    12
   1.9   Trustees of New Archstone.................................    13
   1.10  Effect of Archstone Merger and Merger on Capital Stock
         and Shares of Beneficial Interest.........................    13
   1.11  Effect of Partnership Merger on Partnership Interests
         and Shares of Beneficial Interest.........................    13
   1.12  Partnership Merger Consideration; Merger Consideration....    13
   1.13  Partner Approval..........................................    17
   1.14  Appraisal or Dissenters Rights............................    17
   1.15  Exchange of Certificates in Merger; Pre-Closing
         Dividends; Fractional Shares..............................    17

ARTICLE 2 REPRESENTATIONS AND WARRANTIES OF SMITH
    AND SMITH PARTNERSHIP .........................................    22

   2.1   Organization, Standing and Power..........................    23
   2.2   Smith Subsidiaries........................................    23
   2.3   Capital Structure.........................................    24
   2.4   Other Interests...........................................    27
   2.5   Authority; Noncontravention; Consents.....................    27
   2.6   SEC Documents; Financial Statements, Undisclosed
         Liabilities...............................................    29
   2.7   Absence of Certain Changes or Events......................    30
   2.8   Litigation................................................    30
   2.9   Properties................................................    31
   2.10  Environmental Matters.....................................    33
   2.11  Related Party Transactions................................    35
   2.12  Employee Benefits.........................................    35


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   2.13  Employee Policies.........................................    37
   2.14  Taxes.....................................................    37
   2.15  No Payments to Employees, Officers or Directors...........    39
   2.16  Broker; Schedule of Fees and Expenses.....................    40
   2.17  Compliance with Laws......................................    40
   2.18  Contracts; Debt Instruments...............................    40
   2.19  Opinion of Financial Advisor..............................    42
   2.20  State Takeover Statutes...................................    42
   2.21  Stockholder Rights Plan...................................    42
   2.22  Investment Company Act of 1940............................    42
   2.23  Definition of "Knowledge of Smith"........................    42
   2.24  Required Stockholder Approvals and Partner Approvals......    42

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF ARCHSTONE
    AND NEW ARCHSTONE .............................................    43

   3.1   Organization, Standing and Power of Archstone.............    43
   3.2   Archstone Subsidiaries....................................    44
   3.3   Capital Structure.........................................    45
   3.4   Other Interests...........................................    46
   3.5   Authority; Noncontravention; Consents.....................    47
   3.6   SEC Documents; Financial Statements;
         Undisclosed Liabilities...................................    48
   3.7   Absence of Certain Changes or Events......................    49
   3.8   Litigation................................................    49
   3.9   Properties................................................    50
   3.10  Environmental Matters.....................................    52
   3.11  Taxes.....................................................    52
   3.12  Brokers, Schedule of Fees and Expenses....................    54
   3.13  Compliance with Laws......................................    55
   3.14  Contracts; Debt Instruments...............................    55
   3.15  Opinion of Financial Advisor..............................    55
   3.16  State Takeover Statutes...................................    55
   3.17  Investment Company Act of 1940............................    55
   3.18  Definition of "Knowledge of Archstone"....................    55
   3.19  Required Shareholder Approvals............................    55

ARTICLE 4 COVENANTS ...............................................    56

   4.1   Conduct of Smith's and Smith Partnership's Business
         Pending Merger............................................    56
   4.2   Conduct of Archstone's Business Pending Merger............    60
   4.3   No Solicitation...........................................    62
   4.4   Affiliates................................................    65

   4.5   Other Actions.............................................    66

ARTICLE 5 ADDITIONAL COVENANTS ....................................    66

   5.1   Preparation of the Form S-4 and the Proxy Statement;
         Smith Stockholders Meeting, Smith Partnership Consent
         Solicitation and Archstone Shareholders Meeting...........    66
   5.2   Access to Information; Confidentiality....................    69
   5.3   Notification..............................................    69
   5.4   Tax Matters...............................................    71
   5.5   Public Announcements......................................    71
   5.6   Listing...................................................    71
   5.7   Transfer and Gains Taxes..................................    72
   5.8   Benefit Plans and Other Employee Arrangements.............    72
   5.9   Indemnification...........................................    74
   5.10  Declaration of Dividends and Distributions................    76
   5.11  Transfer or Recapitalization of Smith Non-Controlled
         Subsidiaries..............................................    77
   5.12  Notices...................................................    77
   5.13  Resignations..............................................    77
   5.14  Assumption of Existing Tax Protection Agreements..........    77
   5.15  Registration Rights Agreements............................    78
   5.16  Exemption from Liability Under Section 16(b)..............    78
   5.17  Restructuring of Assets of Archstone......................    78
   5.18  Stockholder Rights Plan...................................    78

ARTICLE 6 CONDITIONS ..............................................    79

   6.1   Conditions to Each Party's Obligation to Effect the
         Mergers...................................................    79
   6.2   Conditions to Obligations of Archstone and New Archstone..    80
   6.3   Conditions to Obligations of Smith and Smith Partnership..    82

ARTICLE 7 TERMINATION, AMENDMENT AND WAIVER .......................    84

   7.1   Termination...............................................    84
   7.2   Certain Fees and Expenses.................................    86
   7.3   Effect of Termination.....................................    88
   7.4   Amendment.................................................    89
   7.5   Extension; Waiver.........................................    89

ARTICLE 8 GENERAL PROVISIONS ......................................    89

   8.1  Nonsurvival of Representations and Warranties..............    89

    8.2   Notices...................................................    89
    8.3   Interpretation............................................    90
    8.4   Counterparts..............................................    90
    8.5   Entire Agreement; No Third-Party Beneficiaries............    91
    8.6   Governing Law.............................................    91
    8.7   Assignment................................................    91
    8.8   Enforcement...............................................    91
    8.9   Severability..............................................    92
    8.10  Exculpation...............................................    92
    8.11  Joint and Several Obligations.............................    92

Exhibit A  Form of Shareholders Agreement
Exhibit B  Form of Amended and Restated Declaration of Trust of Archstone
           Surviving Subsidiary
Exhibit C Form of Amended and Restated Bylaws of Archstone Surviving Subsidiary Exhibit D Form of Amended and Restated Declaration of Trust of New Archstone Exhibit E Form of Amended and Restated Bylaws of New Archstone
Exhibit F  Form of Proposed Charter Amendments

                             INDEX OF DEFINED TERMS


1940 Act .................................................. Section 2.22
ACS Common Shares .................................... Section 1.2(c)(i)
ACS Merger .................................................... Recitals
ACS Preferred Shares .................................... Section 1.2(c)
ACS Series A Preferred Shares ....................... Section 1.2(c)(ii)
ACS Series C Preferred Shares ...................... Section 1.2(c)(iii)
ACS Series D Preferred Shares ....................... Section 1.2(c)(iv)
ACS Series E Preferred Shares ........................ Section 1.2(c)(v)
ACS Series F Preferred Shares ....................... Section 1.2(c)(vi)
ACS Series G Preferred Shares ...................... Section 1.2(c)(vii)
Acquisition Proposal ................................. Section 4.3(a)(i)
Agreement ..................................................... Preamble
AICPA Statement ......................................... Section 5.1(b)
Alternative Archstone Merger .................................. Recitals
Archstone ..................................................... Preamble
Archstone Bylaws ........................................ Section 3.1(a)
Archstone Closing .......................................... Section 1.5
Archstone Closing Date ..................................... Section 1.5
Archstone Common Shares .............................. Section 1.1(a)(i)
Archstone Corporate Subsidiary ................................ Recitals
Archstone Declaration of Trust ...........................Section 1.1(c)
Archstone Disclosure Letter .................................. Article 3
Archstone Existing Preferred Shares ..................... Section 1.1(b)
Archstone Financial Statement Date ......................... Section 3.7
Archstone Material Adverse Effect ........................Section 3.1(a)
Archstone Merger Sub. ......................................... Recitals
Archstone Merger .............................................. Recitals
Archstone Non-Controlled Subsidiaries ................... Section 3.2(a)
Archstone Options ....................................... Section 3.3(b)
Archstone Other Interests .................................. Section 3.4
Archstone Participating Preferred Shares .................Section 3.3(a)
Archstone Parties ....................................... Section 3.5(a)
Archstone Properties .....................................Section 3.9(a)
Archstone REIT ................................................ Recitals
Archstone REIT Merger ......................................... Recitals
Archstone SEC Documents .................................... Section 3.6
Archstone Series A Preferred Shares ................. Section 1.1(a)(ii)
Archstone Series C Preferred Shares ................ Section 1.1(a)(iii)
Archstone Series D Preferred Shares ................. Section 1.1(a)(iv)

Archstone Series E Preferred Shares ................. Section 1.1(a)(iv)
Archstone Series E Preferred Units ................... Section 1.1(b)(i)
Archstone Series F Preferred Shares ................. Section 1.1(a)(vi)
Archstone Series F Preferred Units .................. Section 1.1(b)(ii)
Archstone Series G Preferred Shares ................ Section 1.1(a)(vii)
Archstone Series G Preferred Units ................. Section 1.1(b)(iii)
Archstone Shareholder Approvals ......................... Section 3.5(a)
Archstone Shareholders Meeting .......................... Section 5.1(c)
Archstone Subsidiaries .................................. Section 3.1(a)
Archstone Surviving Subsidiary ................................ Recitals
Archstone Surviving Subsidiary Bylaws ...................... Section 1.7
Archstone Surviving Subsidiary Class A Shares ....... Section 1.12(a)(i)
Archstone Surviving Subsidiary Class A-1 Shares ..... Section 1.12(a)(i)
Archstone Surviving Subsidiary Class B Shares ...... Section 1.12(a)(ii)
Archstone Surviving Subsidiary Common Shares ......... Section 1.2(e)(1)
Archstone Surviving Subsidiary Declaration of Trust......... Section 1.7
Archstone Surviving Subsidiary Series A Preferred
              Shares ................................ Section 1.2(e)(ii)
Archstone Surviving Subsidiary Series C Preferred
              Shares ............................... Section 1.2(e)(iii)
Archstone Surviving Subsidiary Series D Preferred
              Shares ................................ Section 1.2(e)(iv)
Archstone Surviving Subsidiary Series E Preferred
              Shares ................................. Section 1.2(e)(v)
Archstone Surviving Subsidiary Series F Preferred
              Shares ................................ Section 1.2(e)(vi)
Archstone Surviving Subsidiary Series G Preferred
              Shares ............................... Section 1.2(e)(vii)
Archstone Surviving Subsidiary Series H Preferred
              Shares .............................. Section 1.12(a)(iii)
Archstone Surviving Subsidiary Series I Preferred
              Shares ............................... Section 1.12(a)(iv)
Archstone Surviving Subsidiary Series J Preferred
              Shares ................................ Section 1.12(a)(v)
Archstone Surviving Subsidiary Series K Preferred
              Shares ............................... Section 1.12(a)(vi)
Archstone Surviving Subsidiary Series L Preferred
              Shares .............................. Section 1.12(a)(vii)
Archstone Surviving Subsidiary Series M Preferred
              Shares ..............................Section 1.12(a)(viii)

Archstone Voting Agreement .................................... Recitals
Archstone-Smith Trust ...................................... Section 1.2
Asset Restructuring ....................................... Section 5.17
Base Amount ................................................ Section 7.2
Break-Up Fee Payment ....................................... Section 7.2
Break-Up Fee ............................................... Section 7.2
Certificate .......................................Section 1.12(b)(viii)
CESI Voting Stock Owner ....................................... Recitals
CESI .......................................................... Recitals
CERCLA......................................................Section 2.10
Class A Smith OP Units .............................. Section 1.12(a)(i)
Class B Smith OP Units ............................. Section 1.12(a)(ii)
Code .......................................................... Recitals
Commitment .............................................. Section 4.1(j)
Confidentiality Agreement ............................... Section 4.3(b)
Corresponding New Archstone Dividends .............. Section 1.15(e)(ii)
Counter Proposal ........................................ Section 4.3(c)
Delaware Certificate of Merger ................................ Recitals
Department ................................................. Section 1.6
DRULPA .................................................. Section 1.4(a)
EBI ........................................................ Section 7.2
Effective Time ............................................. Section 1.6
Election ...................................................... Recitals
Employee Plan ............................................. Section 2.12
Encumbrances ............................................ Section 2.9(b)
Environmental Law ...................................... Section 2.10(a)
Environmental Mitigation ................................ Section 2.9(h)
Environmental Permits .............................. Section 2.10(b)(iv)
ERISA ..................................................... Section 2.12
Exchange Act ............................................... Section 2.6
Exchange Agent ......................................... Section 1.15(b)
Exchange Fund .......................................... Section 1.15(c)
Executive Committee ........................................ Section 1.9
Form S-4 ................................................ Section 5.1(a)
Former Smith Properties ............................ Section 2.10(b)(ii)
GAAP ....................................................... Section 2.6
Governmental Entity ..................................... Section 2.5(c)
Hazardous Materials .................................... Section 2.10(a)
HSR Act ................................................. Section 2.5(c)
Indebtedness ........................................... Section 2.18(b)
Indemnification Parties ................................. Section 5.9(b)
Indemnified Parties ..................................... Section 5.9(a)
Indemnifying Parties .................................... Section 5.9(a)
IRS .................................................... Section 2.14(b)
Joint Proxy Statement ................................... Section 5.1(a)
Knowledge of Archstone .................................... Section 3.18

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

Knowledge of Smith ........................................ Section 2.23
Laws .................................................... Section 2.5(c)
Liens ................................................... Section 2.2(b)
Maximum Amount ............................................. Section 7.2
Merger ........................................................ Recitals
Merger Closing ............................................. Section 1.5
Merger Closing Date ........................................ Section 1.5
Merger Consideration ................................... Section 1.12(b)
Mergers ....................................................... Recitals
NCS Agreements ................................................ Recitals
NCS Voting Stock Owners ....................................... Recitals
New Archstone ................................................. Preamble
New Archstone Bylaws ....................................... Section 1.8
New Archstone Common Shares .......................... Section 1.1(a)(i)
New Archstone Declaration of Trust ......................... Section 1.8
New Archstone Existing Preferred Shares.................. Section 1.1(b)
New Archstone Preferred Shares .................... Section 1.12(b)(vii)
New Archstone Rights Agreement ....................... Section 1.1(a)(i)
New Archstone Series A Preferred Shares ............. Section 1.1(a)(ii)
New Archstone Series C Preferred Shares ............ Section 1.1(a)(iii)
New Archstone Series D Preferred Shares ............. Section 1.1(a)(iv)
New Archstone Series E Preferred Shares .............. Section 1.1(a)(v)
New Archstone Series F Preferred Shares ............. Section 1.1(a)(vi)
New Archstone Series G Preferred Shares ............ Section 1.1(a)(vii)
New Archstone Series H Preferred Share ............. Section 1.12(b)(ii)
New Archstone Series I Preferred Share ............ Section 1.12(b)(iii)
New Archstone Series J Preferred Share ............. Section 1.12(b)(iv)
New Archstone Series K Preferred Share .............. Section 1.12(b)(v)
New Archstone Series L Preferred Share ............. Section 1.12(b)(vi)
New Archstone Series M Preferred Share ............ Section 1.12(b)(vii)
NYSE ....................................................... Section 5.6
Original Agreement............................................. Recitals
Partnership Articles of Merger ................................ Recitals
Partnership Merger Consideration ....................... Section 1.12(a)
Partnership Merger ............................................ Recitals
Payor ...................................................... Section 7.2
Pension Plan .............................................. Section 2.12
Person .................................................. Section 2.2(a)
Primary Archstone Merger ...................................... Recitals
Property Restrictions ................................... Section 2.9(b)
Proposed Archstone Charter Amendments ..................... Section 3.19
Qualifying Income .......................................... Section 7.2
Recapitalization Agreement .................................... Recitals
Recipient .................................................. Section 7.2
REIT ................................................... Section 2.14(b)
REIT Articles of Merger ....................................... Recitals
Release ................................................ Section 2.10(a)

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

Representative ...................................... Section 4.3(a)(ii)
Right ................................................ Section 1.1(a)(i)
Rule 145 Affiliates ........................................ Section 4.4
SEC ..................................................... Section 2.5(c)
Section 16 Information ................................. Section 5.16(b)
Securities Act .......................................... Section 2.3(g)
Share Exchange ................................................ Recitals
Shareholder Approvals ................................... Section 3.5(a)
Shareholders Agreement ........................................ Recitals
SMCI .......................................................... Recitals
SMCI Voting Stock Owner ....................................... Recitals
Smith ......................................................... Preamble
Smith Acquisition Agreement ................................ Section 7.2
Smith Articles of Incorporation ............................ Section 1.8
Smith Bylaws ............................................... Section 1.8
Smith Common Stock .................................. Section 1.12(b)(i)
Smith Disclosure Letter ...................................... Article 2
Smith Dividend ...................................... Section 1.15(e)(i)
Smith Financial Statement Date ............................. Section 2.7
Smith Insiders ......................................... Section 5.16(c)
Smith Material Adverse Effect .............................. Section 2.1
Smith Non-Controlled Subsidiary ......................... Section 2.2(a)
Smith OP Units ..................................... Section 1.12(a)(ii)
Smith Other Interests ...................................... Section 2.4
Smith Partner Approvals ................................... Section 1.13
Smith Partnership ............................................. Preamble
Smith Partnership Agreement ................................ Section 1.7
Smith Partnership Distribution ...................... Section 1.15(e)(i)
Smith Preferred OP Units .................................. Section 1.12
Smith Preferred Stock ............................. Section 1.12(b)(vii)
Smith Properties ........................................ Section 2.9(a)
Smith Rights .............................................. Section 2.21
Smith Rights Agreement .................................... Section 2.21
Smith SEC Documents ........................................ Section 2.6
Smith Series A Preferred OP Unit .................. Section 1.12(a)(iii)
Smith Series A Preferred Share ..................... Section 1.12(b)(ii)
Smith Series C Preferred OP Unit ................... Section 1.12(a)(iv)
Smith Series C Preferred Share .................... Section 1.12(b)(iii)
Smith Series E Preferred OP Unit .................... Section 1.12(a)(v)
Smith Series E Preferred Share ..................... Section 1.12(b)(iv)
Smith Series F Preferred OP Units .................. Section 1.12(a)(vi)
Smith Series F Preferred Shares ..................... Section 1.12(b)(v)
Smith Series G Preferred OP Unit .................. Section 1.12(a)(vii)
Smith Series G Preferred Share ..................... Section 1.12(b)(vi)
Smith Series H Preferred OP Unit ..................Section 1.12(a)(viii)

Smith Series H Preferred Share .................... Section 1.12(b)(vii)
Smith Stockholders Meeting .............................. Section 5.1(d)
Smith Stock Options ..................................... Section 2.3(b)
Smith Stock Rights ...................................... Section 2.3(b)
Smith Stockholder Approvals ............................. Section 2.5(a)
Smith Subsidiary ....................................... Sectioin 2.2(a)
Smith Trustees ............................................. Section 1.9
Smith Voting Agreement ........................................ Recitals
Stock Purchase Agreement ...................................... Recitals
Subsidiary .............................................. Section 2.2(a)
Substituted Option ...................................... Section 5.8(c)
Superior Acquisition Proposal ........................... Section 4.3(d)
Surviving Entity ........................................ Section 1.4(a)
Surviving Trust ............................................ Section 1.3
Survivor Plans .......................................... Section 5.8(a)
Takeover Statute .......................................... Section 2.20
Tax Protection Agreements .............................. Section 2.18(i)
Taxes .................................................. Section 2.14(a)
Title 3 ................................................. Section 1.2(c)
Title 8 ................................................. Section 1.1(a)
Transfer ............................................. Section 4.3(a)(i)
Transfer and Gains Taxes ................................... Section 5.7
Welfare Plan .............................................. Section 2.12

                         AMENDED AND RESTATED AGREEMENT

                               AND PLAN OF MERGER

     THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of May 3, 2001, by and among ARCHSTONE COMMUNITIES TRUST, a Maryland real estate investment trust ("Archstone"), NEW GARDEN RESIDENTIAL TRUST, a Maryland real estate investment trust ("New Archstone"), CHARLES E. SMITH RESIDENTIAL REALTY, INC., a Maryland corporation ("Smith"), and CHARLES E. SMITH RESIDENTIAL REALTY, L.P., a Delaware limited partnership ("Smith Partnership").

     WHEREAS, Archstone, New Archstone, Smith and Smith Partnership are parties to that certain Agreement and Plan of Merger, dated as of May 3, 2001 (the "Original Agreement"), and desire to amend and restate the Original Agreement;

     WHEREAS, in order to advance the long-term strategic business interests of Archstone and Smith, the Board of Trustees of Archstone and the Board of Directors of Smith deem it advisable and in the best interests of their respective shareholders, upon the terms and subject to the conditions contained herein, that Smith shall merge with and into New Archstone with New Archstone as the surviving entity (the "Merger");

     WHEREAS, in order to advance the long-term strategic business interests of Smith Partnership, Smith, as the sole general partner of Smith Partnership, deems it advisable and in the best interests of Smith Partnership limited partners, subject to the conditions and other provisions contained herein, that, immediately after the Merger, Smith Partnership shall merge with and into Archstone Surviving Subsidiary (as defined herein) with Archstone Surviving Subsidiary as the surviving entity (the "Partnership Merger" and, together with the Merger, the "Mergers");

     WHEREAS, New Archstone is a wholly owned subsidiary of Archstone;

     WHEREAS, upon the terms and subject to the conditions set forth herein, prior to the Mergers, New Archstone shall create a wholly owned subsidiary ("Archstone Merger Sub"), and Archstone shall merge with Archstone Merger Sub, with Archstone as the surviving entity, with the shareholders of Archstone becoming the shareholders of New Archstone, and with Archstone becoming a direct, wholly owned subsidiary of New Archstone (the "Primary Archstone Merger");

     WHEREAS, upon the terms and subject to the conditions set forth herein, prior to the Mergers, Archstone shall implement an alternative structure rather than the Primary Archstone Merger pursuant to which (a) Archstone would create a wholly owned Maryland corporate subsidiary ("Archstone Corporate Subsidiary"),
(b) New Archstone would create a wholly owned Maryland real estate investment trust subsidiary ("Archstone REIT"), (c) Archstone would merge with and into Archstone Corporate Subsidiary with Archstone Corporate Subsidiary as the surviving entity and with the shareholders of Archstone becoming the shareholders of Archstone Corporate Subsidiary (the "ACS Merger"), (d) New Archstone would exchange common shares of beneficial interest and preferred shares of beneficial interest for all of the issued and outstanding shares of common stock and preferred stock of Archstone Corporate Subsidiary with the result being that Archstone Corporate Subsidiary becomes a subsidiary of New Archstone (the "Share Exchange") and (e) Archstone Corporate Subsidiary would merge with and into Archstone REIT with Archstone REIT as the surviving entity and with the shares of stock of Archstone Corporate Subsidiary being extinguished and Archstone REIT issuing shares of beneficial interest to New Archstone (the "Archstone REIT Merger" and, together with the ACS Merger and the Share Exchange, the "Alternative Archstone Merger"), as further described in Section 1.2;

     WHEREAS, the term "Archstone Merger" as used in this Agreement shall mean
(a) the Primary Archstone Merger in the case of a merger effectuated pursuant to
Section 1.1 or (b) the Alternative Archstone Merger in the case of the transactions effectuated pursuant to Section 1.2;

     WHEREAS, the term "Archstone Surviving Subsidiary" shall mean (a) Archstone in the case of a merger effectuated pursuant to Section 1.1 or (b) Archstone REIT in the case of the transactions effectuated pursuant to Section 1.2;

     WHEREAS, on the business day after the Archstone Merger or as soon thereafter as practicable, it is contemplated that Archstone Surviving Subsidiary shall make a "check-the-box" election pursuant to Treasury Regulation
(S) 301.7701-3(c) (the "Election") to be treated for federal income tax purposes as either a domestic eligible entity with a single owner electing to be disregarded as a separate entity or as a partnership, as applicable;

     WHEREAS, upon the terms and subject to the conditions set forth herein, on the business day after Archstone Surviving Subsidiary makes the Election or as soon thereafter as practicable, New Archstone and Smith shall execute Articles of Merger (the "REIT Articles of Merger") in such form as the parties shall mutually agree and shall file the REIT Articles of Merger in accordance with Maryland law to effectuate the Merger;

     WHEREAS, upon the terms and subject to the conditions set forth herein, immediately following the effectiveness of the Merger, Archstone Surviving Subsidiary and Smith Partnership shall execute a Certificate of Merger (the "Delaware Certificate of Merger") in such form as the parties shall mutually agree and shall file such Delaware Certificate of Merger in accordance with Delaware law to effectuate the Partnership Merger;

     WHEREAS, upon the terms and subject to the conditions set forth herein, immediately following the effectiveness of the Merger, Archstone Surviving Subsidiary and Smith Partnership shall execute Articles of Merger (the "Partnership Articles of Merger") in such form as the parties shall mutually agree and shall file the Partnership Articles of Merger in accordance with Maryland law to effectuate the Partnership Merger;

     WHEREAS, for federal income tax purposes, it is intended that each of the Merger and the Archstone Merger shall qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall constitute separate plans of reorganization under Section 368(a) of the Code;

     WHEREAS, for federal income tax purposes the following characterization is intended for the Partnership Merger: (a) following the Archstone Merger and the Election and prior to the Partnership Merger, New Archstone will be the owner of all of the assets previously owned by Archstone, subject to all of its liabilities, (b) Smith Partnership will be deemed to have terminated under
Section 708(b)(1)(B) of the Code upon consummation of the Merger, and (c) the Partnership Merger will result in a continuation of the "new partnership" deemed to result upon the termination of Smith Partnership and the contribution by New Archstone to this "new partnership" of all of New Archstone's assets (other than the interests of Smith in this "new partnership" acquired in the Merger), subject to all of its liabilities, with this "new partnership" thereafter operating under the name Archstone-Smith Operating Trust;

     WHEREAS, Archstone, New Archstone, Smith and Smith Partnership desire to make certain representations, warranties, covenants and agreements in connection with the Archstone Merger and the Mergers;

     WHEREAS, as an inducement to Archstone and New Archstone to enter into this Agreement, (a) Smith Management Construction Partnership (the "SMCI Voting Stock Owner"), as owner of all of the voting capital stock of Smith Management Construction, Inc. ("SMCI"), and Archstone have entered into a Stock Purchase Agreement relating to the voting capital stock of SMCI (the "Stock Purchase Agreement"), pursuant to which the SMCI Voting Stock Owner has agreed to sell to a designee of Archstone, and a designee of Archstone has agreed to acquire from the SMCI Voting Stock Owner, all of the shares of outstanding voting stock of SMCI, and (b) Consolidated Engineering Services Partnership (the "CESI Voting Stock Owner," and together with the SMCI Voting Stock Owner, the "NCS Voting Stock Owners"), Consolidated Engineering Services, Inc. ("CESI") and the various parties named therein have entered into a Recapitalization Agreement relating to a recapitalization of CESI (the "Recapitalization Agreement," and, together with Stock Purchase Agreement, the "NCS Agreements"), pursuant to which the CESI Voting Stock Owner has agreed to vote all of the shares of outstanding voting stock of CESI in favor of a recapitalization of CESI that will vest voting control of CESI in Smith Partnership prior to or upon consummation of the Partnership Merger;

     WHEREAS, prior to the Merger Closing (as defined herein) and as an inducement to Smith, Archstone and New Archstone to enter into this Agreement and consummate the transactions herein, Archstone, New Archstone and Messrs. Robert H. Smith and Robert P. Kogod, will enter into a Shareholders Agreement in the form attached hereto as Exhibit A (the "Shareholders Agreement"), pursuant to which Messrs. Robert H. Smith and Robert P. Kogod will have certain rights with respect to the continued business and operation of the Surviving Trust and the Surviving Entity (each as defined herein);

     WHEREAS, as an inducement to Archstone and New Archstone to enter into this Agreement, each director of Smith has entered into a voting agreement (each, a "Smith Voting Agreement"), pursuant to which such person has agreed, among other things, to vote his or her shares of Smith Common Stock and Smith OP Units (each as defined herein) to approve this Agreement, the Mergers and any other matter which requires his or her vote in connection with the transactions contemplated by this Agreement; and

     WHEREAS, as an inducement to Smith to enter into this Agreement, each trustee of Archstone has entered into a voting agreement (each, an "Archstone Voting Agreement"), pursuant to which such person has agreed, among other things, to vote his or her Archstone Common Shares (as defined herein) to approve this Agreement, the Archstone Merger, the Mergers and any other matter which requires his or her vote in connection with the transactions contemplated by this Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE 1


                      THE ARCHSTONE MERGER AND THE MERGERS

     1.1 The Primary Archstone Merger.

          (a) Subject to Section 1.2, upon the terms and subject to the conditions of this Agreement, and in accordance with Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended ("Title 8"), and other applicable state law, on the Archstone Closing Date (as defined herein), Archstone Merger Sub shall be merged with Archstone with Archstone as the surviving entity and with New Archstone acquiring all outstanding shares of beneficial interest of Archstone and the holders of shares of beneficial interest in Archstone receiving shares of beneficial interest in New Archstone, as follows:

              (i) Each common share of beneficial interest, par value $1.00 per share, of Archstone, together with the associated Right (as defined in the Rights Agreement between Archstone and Chemical Bank, dated as of July 21, 1994, as amended) (collectively, the "Archstone Common Shares") issued and outstanding immediately prior to the effective time of the Archstone Merger shall be automatically converted into the right to receive one common share of beneficial interest, par value $.01 per share, of New Archstone, together with a right under the New Archstone Rights Agreement to be adopted by New Archstone prior to the Archstone Closing (collectively, the "New Archstone Common Shares"). The "New Archstone Rights Agreement" shall mean the rights agreement to be adopted by the New Archstone Board of Trustees prior to the Archstone Closing, the form and substance of which is subject to Smith's approval, which approval shall not be unreasonably withheld or delayed.

              (ii) Each Cumulative Convertible Series A Preferred Share of Beneficial Interest of Archstone ("Archstone Series A Preferred Shares") issued and outstanding immediately prior to the effective time of the Archstone Merger shall be automatically converted into the right to receive one Cumulative Convertible Series A Preferred Share of Beneficial Interest of New Archstone ("New Archstone Series A Preferred Shares").

              (iii) Each Series C Cumulative Redeemable Preferred Share of Beneficial Interest of Archstone ("Archstone Series C Preferred Shares") issued and outstanding immediately prior to the effective time of the Archstone Merger shall be automatically converted into the right to receive one Series C Cumulative Redeemable Preferred Share of Beneficial

Interest of New Archstone ("New Archstone Series C Preferred Shares").

              (iv) Each Series D Cumulative Redeemable Preferred Share of Beneficial Interest of Archstone ("Archstone Series D Preferred Shares") issued and outstanding immediately prior to the effective time of the Archstone Merger shall be automatically converted into the right to receive one Series D Cumulative Redeemable Preferred Share of Beneficial Interest of New Archstone ("New Archstone Series D Preferred Shares").

              (v) Each Cumulative Redeemable Perpetual Series E Preferred Share of Beneficial Interest of Archstone ("Archstone Series E Preferred Shares") issued and outstanding immediately prior to the effective time of the Archstone Merger, if any, shall be automatically converted into the right to receive one Cumulative Redeemable Perpetual Series E Preferred Share of Beneficial Interest of New Archstone ("New Archstone Series E Preferred Shares").

              (vi) Each Cumulative Redeemable Perpetual Series F Preferred Share of Beneficial Interest of Archstone ("Archstone Series F Preferred Shares") issued and outstanding immediately prior to the effective time of the Archstone Merger, if any, shall be automatically converted into the right to receive one Cumulative Redeemable Perpetual Series F Preferred Share of Beneficial Interest of New Archstone ("New Archstone Series F Preferred Shares").

              (vii) Each Cumulative Redeemable Perpetual Series G Preferred Share of Beneficial Interest of Archstone ("Archstone Series G Preferred Shares") issued and outstanding immediately prior to the effective time of the Archstone Merger, if any, shall be automatically converted into the right to receive one Cumulative Redeemable Perpetual Series G Preferred Share of Beneficial Interest of New Archstone ("New Archstone Series G Preferred Shares").

          (b) In addition, pursuant to the Archstone Surviving Subsidiary Declaration of Trust and the New Archstone Declaration of Trust (each as defined herein):

              (i) Each 8.375% Cumulative Redeemable Perpetual Series E Preferred Unit of Archstone Communities Limited Partnership ("Archstone Series E Preferred Units") issued and outstanding immediately prior to the effective time of the Primary Archstone Merger, if any, shall continue to be convertible into one Archstone Series E Preferred Share and each Archstone Series E Preferred Share (whether or not outstanding) shall become convertible into one New Archstone Series E Preferred Share.

              (ii) Each 8.125% Cumulative Redeemable Perpetual Series F Preferred Unit of Archstone Communities Limited Partnership II ("Archstone Series F Preferred Units") issued and outstanding immediately prior to the effective time of the Primary Archstone Merger, if any, shall continue to be convertible into one Archstone Series F Preferred Share and each Archstone Series F Preferred Share (whether or not outstanding) shall become convertible into one New Archstone Series F Preferred Share.

              (iii) Each 8.625% Cumulative Redeemable Series G Preferred Unit of

Archstone Communities Limited Partnership II ("Archstone Series G Preferred Units") issued and outstanding immediately prior to the effective time of the Primary Archstone Merger, if any, shall continue to be convertible into one Archstone Series G Preferred Share and each Archstone Series G Preferred Share (whether or not outstanding) shall become convertible into one New Archstone Series G Preferred Share.

          As used herein, "Archstone Existing Preferred Shares" means, collectively, Archstone Series A Preferred Shares, Archstone Series C Preferred Shares, Archstone Series D Preferred Shares, Archstone Series E Preferred Shares, Archstone Series F Preferred Shares and Archstone Series G Preferred Shares and "New Archstone Existing Preferred Shares" means, collectively, New Archstone Series A Preferred Shares, New Archstone Series C Preferred Shares, New Archstone Series D Preferred Shares, New Archstone Series E Preferred Shares, New Archstone Series F Preferred Shares and New Archstone Series G Preferred Shares.

          (c) Upon the terms and subject to the conditions of this Agreement, and in accordance with Title 8 and other applicable state law, upon the Primary Archstone Merger, New Archstone shall receive securities in Archstone in the same number and of the same class or series as the securities of Archstone outstanding immediately prior to the effective time of the Archstone Merger, with the rights, privileges, and preferences set forth in the Archstone Declaration of Trust in effect on the date hereof (the "Archstone Declaration of Trust").

          (d) For federal income tax purposes, it is intended that the Primary Archstone Merger shall qualify as reorganization under Section 368 (a)(1)(F) of the Code.

     1.2 Alternative Structure of the Archstone Merger.

          (a) In the event that (i) (A) the Proposed Archstone Charter Amendments (as defined herein) are disapproved at the duly convened Archstone Shareholders Meeting (as defined herein), or otherwise are not approved by holders of a majority of the Archstone Common Shares entitled to vote within 110 days after the matter is submitted for their approval (but in no event later than March 1, 2002) or (B) the holders of a majority of the Archstone Common Shares entitled to vote approve the Proposed Archstone Charter Amendments but the Primary Archstone Merger shall not have been consummated within sixty (60) days after the receipt of such approval, and (ii) the holders of a majority of the Archstone Common Shares entitled to vote approve the Archstone Merger, then the Archstone Merger shall be effectuated through the Alternative Archstone Merger as set forth in this Section 1.2.

          (b) Archstone shall form Archstone Corporate Subsidiary and New Archstone shall form Archstone REIT.

          (c) Upon the terms and subject to the conditions of this Agreement and in accordance with Title 3 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended ("Title 3"), and Title 8, on the Archstone Closing Date, Archstone shall merge with and into Archstone Corporate Subsidiary with Archstone Corporate Subsidiary as the surviving entity and the holders of shares of beneficial interest in Archstone receiving shares of stock in Archstone Corporate Subsidiary, as follows:

              (i) Each Archstone Common Share issued and outstanding immediately prior to the effective time of the ACS Merger shall be automatically converted into the right to receive one share of common stock, par value $.01 per share, of Archstone Corporate Subsidiary ("ACS Common Shares"). The ACS Common Shares shall have preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption thereof identical to those of the Archstone Common Shares outstanding on the date hereof except that the ACS Common Shares shall not have an associated right similar to the Right.

              (ii) Each Archstone Series A Preferred Share issued and outstanding immediately prior to the effective time of the ACS Merger shall be automatically converted into the right to receive one share of Cumulative Convertible Series A Preferred Stock of Archstone Corporate Subsidiary ("ACS Series A Preferred Shares"). The ACS Series A Preferred Shares shall have preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption thereof identical to those of the Archstone Series A Preferred Shares outstanding on the date hereof.

              (iii) Each Archstone Series C Preferred Share issued and outstanding immediately prior to the effective time of the ACS Merger shall be automatically converted into the right to receive one share of Series C Cumulative Redeemable Preferred Stock of Archstone Corporate Subsidiary ("ACS Series C Preferred Shares"). The ACS Series C Preferred Shares shall have preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption thereof identical to those of the Archstone Series C Preferred Shares outstanding on the date hereof.

              (iv) Each Archstone Series D Preferred Share issued and outstanding immediately prior to the effective time of the ACS Merger shall be automatically converted into the right to receive one share of Series D Cumulative Redeemable Preferred Stock of Archstone Corporate Subsidiary ("ACS Series D Preferred Shares"). The ACS Series D Preferred Shares shall have preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption thereof identical to those of the Archstone Series D Preferred Shares outstanding on the date hereof.

              (v) Each Archstone Series E Preferred Share issued and outstanding immediately prior to the effective time of the ACS Merger, if any, shall be automatically converted into the right to receive one share of Cumulative Redeemable Perpetual Series E Preferred Stock of Archstone Corporate Subsidiary ("ACS Series E Preferred Shares"). The ACS Series E Preferred Shares shall have preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption thereof identical to those of the Archstone Series E Preferred Shares outstanding on the date hereof. Each Archstone Series E Preferred Unit issued and outstanding immediately prior to the effective time of the ACS Merger shall become convertible into one ACS Series E Preferred Share.

              (vi) Each Archstone Series F Preferred Share issued and outstanding immediately prior to the effective time of the ACS Merger, if any, shall be automatically converted into the right to receive one share of Cumulative Redeemable Perpetual Series F Preferred Stock of Archstone Corporate Subsidiary ("ACS Series F Preferred Shares"). The ACS Series F Preferred Shares shall have preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption thereof identical to those of the Archstone Series F Preferred Shares outstanding on the date hereof. Each Archstone Series F Preferred Unit issued and outstanding immediately prior to the effective time of the ACS Merger shall become convertible into one ACS Series F Preferred Share.

              (vii) Each Archstone Series G Preferred Share issued and outstanding immediately prior to the effective time of the ACS Merger, if any, shall be automatically converted into the right to receive one share of Cumulative Redeemable Perpetual Series G Preferred Stock of Archstone Corporate Subsidiary ("ACS Series G Preferred Shares"). The ACS Series G Preferred Shares shall have preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption thereof identical to those of the Archstone Series G Preferred Shares outstanding on the date hereof. Each Archstone Series G Preferred Unit issued and outstanding immediately prior to the effective time of the ACS Merger shall become convertible into one ACS Series G Preferred Share.

              As used herein, "ACS Preferred Shares" means, collectively, ACS Series A Preferred Shares, ACS Series C Preferred Shares, ACS Series D Preferred Shares, ACS Series E Preferred Shares, ACS Series F Preferred Shares and ACS Series G Preferred Shares.

          (d) Upon the terms and subject to the conditions of this Agreement, and in accordance with applicable state laws, Archstone Corporate Subsidiary and New Archstone shall then enter into a share exchange in accordance with Title 3 and other applicable state law, pursuant to which New Archstone shall issue shares of beneficial interest in New Archstone to the holders of ACS Common Shares and ACS Preferred Shares, as follows:

              (i) Each ACS Common Share issued and outstanding immediately prior to the effective time of the Share Exchange shall be exchanged for one New Archstone Common Share.

              (ii) Each ACS Series A Preferred Share issued and outstanding immediately prior to the effective time of the Share Exchange, if any, shall be exchanged for one New Archstone Series A Preferred Share.

              (iii) Each ACS Series C Preferred Share issued and outstanding immediately prior to the effective time of the Share Exchange shall be exchanged for one New Archstone Series C Preferred Share.

              (iv) Each ACS Series D Preferred Share issued and outstanding immediately prior to the effective time of the Share Exchange shall be exchanged for one New Archstone Series D Preferred Share.

              (v) Each ACS Series E Preferred Share issued and outstanding immediately prior to the effective time of the Share Exchange, if any, shall be exchanged for one New Archstone Series E Preferred Share.

              (vi) Each ACS Series F Preferred Share issued and outstanding immediately prior to the effective time of the Share Exchange shall be exchanged for one New Archstone Series F Preferred Share.

              (vii) Each ACS Series G Preferred Share issued and outstanding immediately prior to the effective time of the Share Exchange shall be exchanged for one New Archstone Series G Preferred Share.

          (e) Upon the terms and subject to the conditions of this Agreement, and in accordance with Title 3 and Title 8, Archstone Corporate Subsidiary shall then merge with and into Archstone REIT, with Archstone REIT as the surviving entity, with the ACS Common Shares and the ACS Preferred Shares being extinguished and with Archstone REIT issuing the following shares of beneficial interest to New Archstone:

              (i) a number of Common Shares of Beneficial Interest, par value $0.01 per share, of Archstone REIT ("Archstone Surviving Subsidiary Common Shares") so that the number of Archstone Surviving Subsidiary Common Shares issued and outstanding immediately after the Archstone REIT Merger is equal the number of ACS Common Shares issued and outstanding immediately prior to the Archstone REIT Merger;

              (ii) a number of Cumulative Convertible Series A Preferred Shares of Beneficial Interest of Archstone REIT ("Archstone Surviving Subsidiary Series A Preferred Shares") equal to the number of ACS Series A Preferred Shares being cancelled;

              (iii) a number of Series C Cumulative Redeemable Preferred Shares of Beneficial Interest of Archstone REIT ("Archstone Surviving Subsidiary Series C Preferred Shares") equal to the number of ACS Series C Preferred Shares being cancelled;

              (iv) a number of Series D Cumulative Redeemable Preferred Shares of Beneficial Interest of Archstone REIT ("Archstone Surviving Subsidiary Series D Preferred Shares") equal to the number of ACS Series D Preferred Shares being cancelled;

              (v) a number of Cumulative Redeemable Perpetual Series E Preferred Shares of Beneficial Interest of Archstone REIT ("Archstone Surviving Subsidiary Series E Preferred Shares") equal to the number of ACS Series E Preferred Shares being cancelled, if any;

              (vi) a number of Cumulative Redeemable Perpetual Series F Preferred Shares of Beneficial Interest of Archstone REIT ("Archstone Surviving Subsidiary Series F Preferred Shares") equal to the number of ACS Series F Preferred Shares being cancelled, if any; and

              (vii) a number of Cumulative Redeemable Perpetual Series G Preferred Shares of Beneficial Interest of Archstone REIT ("Archstone Surviving Subsidiary Series G

Preferred Shares") equal to the number of ACS Series G Preferred Shares being cancelled, if any;

          (f) In addition, pursuant to the Archstone Surviving Subsidiary Declaration of Trust and the New Archstone Declaration of Trust:

              (i) Each Archstone Series E Preferred Unit issued and outstanding immediately prior to the effective time of the Archstone REIT Merger shall become convertible into one Archstone Surviving Subsidiary Series E Preferred Share and each Archstone Series E Preferred Share (whether or not outstanding) shall become convertible into one New Archstone Series E Preferred Share.

              (ii) Each Archstone Series F Preferred Unit issued and outstanding immediately prior to the effective time of the Archstone REIT Merger shall become convertible into one Archstone Surviving Subsidiary Series F Preferred Share and each Archstone Series F Preferred Share (whether or not outstanding) shall become convertible into one New Archstone Series F Preferred Share.

              (iii) Each Archstone Series G Preferred Unit issued and outstanding immediately prior to the effective time of the Archstone REIT Merger shall become convertible into one Archstone Surviving Subsidiary Series G Preferred Share and each Archstone Series G Preferred Share (whether or not outstanding) shall become convertible into one New Archstone Series G Preferred Share.

          (g) For federal income tax purposes, it is intended that the Alternative Archstone Merger (including the ACS Merger, the Share Exchange and the Archstone REIT Merger) shall qualify as one or more reorganizations under
Section 368 (a)(1)(F) of the Code.

     1.3 The Merger. (a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Title 3 and Title 8, on the business day after Archstone Surviving Subsidiary makes the Election, or as soon thereafter as practicable, Smith shall be merged with and into New Archstone, with New Archstone surviving as a Maryland real estate investment trust (the "Surviving Trust") and the holders of shares of stock in Smith receiving shares of beneficial interest in New Archstone, as set forth in Section 1.12(b). The name of the Surviving Trust shall be "Archstone-Smith Trust."

          (b) For federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under Section 368 (a)(1)(A) of the Code.

     1.4 The Partnership Merger.

          (a) Upon the terms and subject to the conditions of this Agreement, and in accordance with Title 8 and Title 6, Section 17-211 of the Delaware Revised Uniform Limited Partnership Act, as amended (the "DRULPA"), immediately after the effectiveness of the Merger, Smith Partnership shall be merged with and into Archstone Surviving Subsidiary with Archstone Surviving Subsidiary as the surviving entity (the "Surviving Entity"), and with holders of partnership interests in Smith receiving shares of beneficial interest in Archstone

Surviving Subsidiary, as set forth in Section 1.12(a). The name of the Surviving Entity shall be "Archstone-Smith Operating Trust."

          (b) For federal income tax purposes, it is intended that the Partnership Merger have the characterization set forth in the fourteenth "WHEREAS" clause above. If, notwithstanding such intended characterization, the Partnership Merger is treated as a merger of two partnerships within the meaning of the regulation under Section 708(b)(1)(A) of the Code, pursuant to Treasury Regulation (S) 1.708-1(c)(3), Smith Partnership and Archstone intend that the Partnership Merger be treated as an "assets over" form of merger, with the consequences set forth in Treasury Regulation (S) 1.708-1(c)(3)(i). In addition, if and to the extent that any transaction entered into pursuant to this Agreement or otherwise deemed undertaken in connection with the transactions contemplated by this Agreement is treated for federal income tax purposes as a direct or indirect transfer of cash from Archstone Surviving Subsidiary to a holder of Smith OP Units or Smith Preferred OP Units (as defined herein) that would be characterized as a sale for federal income tax purposes, pursuant to Treasury Regulation (S) 1.708-1(c)(4) such sale shall be treated by all parties as a sale by the former holder of Smith OP Units or Smith Preferred OP Units receiving (or deemed to receive) such cash of Smith OP Units or Smith Preferred OP Units to Archstone Surviving Subsidiary and as a direct purchase by Archstone Surviving Subsidiary of such Smith OP Units or Smith Preferred OP Units from such former holder of Smith OP Units or Smith Preferred OP Units immediately prior to the Partnership Merger (and not as a transfer of cash from Archstone Surviving Subsidiary to Smith Partnership as part of the Partnership Merger). Each holder of Smith OP Units or Smith Preferred OP Units who receives, directly or indirectly, any cash in connection with the Partnership Merger shall be deemed by such holder's act of receiving and accepting such cash, to have agreed to the characterization of such transaction set forth in the immediately preceding sentence for purposes of Treasury Regulation (S) 1.708-1 (c)(4).

     1.5 Closings. The closing of the Archstone Merger (the "Archstone Closing") will take place commencing at 9:00 a.m., local time, on the date to be specified by the parties, which (subject to satisfaction or waiver of the conditions set forth in Article 6) shall be no later than the third business day after satisfaction or waiver of each of the conditions set forth in Section 6.1 (the "Archstone Closing Date"), at the offices of Mayer, Brown & Platt, 190 South LaSalle, Chicago, Illinois 60603, unless another date or place is agreed to in writing by the parties. The closing of the Mergers (the "Merger Closing") will take place commencing at 9:00 a.m., local time, on the second business day after the Archstone Merger or as soon thereafter as practicable after satisfaction or waiver of the conditions set forth in Sections 6.1, 6.2 and 6.3 (the "Merger Closing Date"), at the offices of Mayer, Brown & Platt, 190 South LaSalle, Chicago, Illinois 60603, unless another date or place is agreed to in writing by the parties.

     1.6 Effective Time. On the Archstone Closing Date, (a) in the case of an Archstone Merger effectuated in the form of the Primary Archstone Merger, Archstone and Archstone Merger Sub shall execute and file all necessary certificates or articles of merger in connection with the Primary Archstone Merger in accordance with Title 8 and other applicable state law and shall make all other filings and recordings required under Title 8 and other applicable state law or (b) in the case of an Archstone Merger effectuated in the form of the Alternative Archstone Merger, (i) Archstone and Archstone Corporate Subsidiary shall execute and file all necessary certificates or articles of merger in connection with the ACS Merger in accordance with Title 3 and Title 8 and shall make all other filings and recordings required under Title 3 and Title 8; (ii) Archstone Corporate Subsidiary and New Archstone shall make all filings and recordings required under Title 3 and Title 8 in connection with the Share Exchange; and (iii) Archstone Corporate Subsidiary and Archstone REIT shall execute and file all necessary certificates or articles of merger in connection with the Archstone REIT Merger in accordance with Title 3 and Title 8 and shall make all other filings and recordings required under Title 3 and Title 8. On the Merger Closing Date, (a) New Archstone and Smith shall execute and file the REIT Articles of Merger, executed in accordance with Title 3 and Title 8 with the State Department of Assessments and Taxation of Maryland (the "Department"), and shall make all other filings and recordings required under Title 3 or Title 8 and (b) Archstone Surviving Subsidiary and Smith Partnership shall then execute and file the Delaware Certificate of Merger, executed in accordance with the DRULPA, with the Office of the Secretary of State of the State of Delaware and execute and file the Partnership Articles of Merger, executed in accordance with Title 8, with the Department, and shall make all other filings and recordings required under the DRULPA or Title 8. The Merger shall become effective upon the acceptance for record by the Department of the REIT Articles of Merger or, if later, the date and time specified in the REIT Articles of Merger. The Partnership Merger shall become effective upon the latest of (i) the filing of the Delaware Certificate of Merger with the Office of the Secretary of State of the State of Delaware, (ii) the acceptance for record by the Department of the Partnership Articles of Merger or (iii) the date and time specified in the Delaware Certificate of Merger or the Partnership Articles of Merger. The time that the Merger and the Partnership Merger shall become effective shall each be referred to as an "Effective Time" and collectively as the "Effective Times." Unless otherwise agreed, the parties shall cause the Effective Times to occur on the Merger Closing Date, with not less than one hour between the Effective Time of the Merger and the Effective Time of the Partnership Merger.

     1.7 Effect of Partnership Merger on Smith Agreement of Limited Partnership and Archstone Surviving Subsidiary Declaration of Trust and Bylaws. The Amended and Restated Agreement of Limited Partnership, as amended, of Smith Partnership, as in effect immediately prior to the Effective Time of the Partnership Merger (the "Smith Partnership Agreement"), shall terminate at the Effective Time of the Partnership Merger. The Amended and Restated Declaration of Trust of Archstone Surviving Subsidiary in the form attached hereto as Exhibit B (the "Archstone Surviving Subsidiary Declaration of Trust") and the Amended and Restated Bylaws of Archstone Surviving Subsidiary in the form attached hereto as Exhibit C (the "Archstone Surviving Subsidiary Bylaws"), shall be in effect as of the Effective Time of the Partnership Merger and shall continue in full force and effect after the Partnership Merger until further amended in accordance with applicable Maryland law and the terms thereof.

     1.8 Effect of Merger on Smith Articles of Incorporation and Bylaws and New Archstone Declaration of Trust and Bylaws. The Amended and Restated Articles of Incorporation, as amended, of Smith, as in effect immediately prior to the Effective Time of the Merger (the "Smith Articles of Incorporation"), and the Amended and Restated Bylaws, as amended, of Smith, as in effect immediately prior to the Effective Time of the Merger (the "Smith Bylaws"), shall terminate at the Effective Time of the Merger. The Amended and

Restated Declaration of Trust of New Archstone in the form attached hereto as Exhibit D (the "New Archstone Declaration of Trust") and the Amended and Restated Bylaws of New Archstone in the form attached hereto as Exhibit E (the "New Archstone Bylaws"), shall be in effect as of the Effective Time of the Merger and shall continue in full force and effect after the Merger until further amended in accordance with applicable Maryland law and the terms thereof.

     1.9 Trustees of New Archstone. The trustees of New Archstone following the Merger shall consist of the trustees of New Archstone immediately prior to the Effective Time of the Merger, who shall continue to serve for the balance of their unexpired terms or their earlier death, resignation or removal, together with Robert H. Smith, Robert P. Kogod and Ernest A. Gerardi (collectively, the "Smith Trustees"), each of whom shall, as of the Effective Time of the Merger, become a trustee of New Archstone. Mr. Robert H. Smith's term shall expire in 2003. Mr. Robert P. Kogod's term shall expire in 2002. Mr. Ernest A. Gerardi's term shall expire in 2004. Following their election as trustees, the Smith Trustees shall serve for their designated terms and such subsequent terms as set forth in the Shareholders Agreement, subject to their earlier death, resignation or removal and subject to the rights of the Smith Trustees as set forth in the Shareholders Agreement. As of the Effective Time of the Merger, the number of trustees constituting the executive committee of New Archstone's Board of Trustees (the "Executive Committee") shall be increased in accordance with the terms of the Shareholders Agreement and each of Messrs. Robert H. Smith and Robert P. Kogod shall be appointed as members of the Executive Committee as provided for in the Shareholders Agreement.

     1.10 Effect of Archstone Merger and Merger on Capital Stock and Shares of Beneficial Interest.

          (a) The effect of the Archstone Merger shall be as provided in the applicable certificate or articles of merger in such form as the parties hereto shall mutually agree and as set forth in Section 1.1 (in the case of a merger effectuated in the form of the Primary Archstone Merger) or Section 1.2 (in the case of a merger effectuated in the form of the Alternative Archstone Merger).

          (b) The effect of the Merger on the shares of stock of Smith shall be as provided in the REIT Articles of Merger and in Section 1.12(b). The Merger shall not change the shares of beneficial interest of New Archstone outstanding immediately prior to the Merger.

     1.11 Effect of Partnership Merger on Partnership Interests and Shares of Beneficial Interest. The effect of the Partnership Merger on the partnership interests of Smith Partnership shall be as provided in the Delaware Certificate of Merger, the Partnership Articles of Merger and in Section 1.12(a). The Partnership Merger shall not change the shares of beneficial interest of Archstone Surviving Subsidiary outstanding immediately prior to the Partnership Merger.

     1.12 Partnership Merger Consideration; Merger Consideration.

          (a) Partnership Merger Consideration. The consideration to be paid to holders of Partnership Units (as defined in the Smith Partnership Agreement) and Partnership Interests (as defined in the Smith Partnership Agreement) of Smith Partnership in the Partnership Merger

(collectively, the "Partnership Merger Consideration") is as follows:

              (i) Each Class A Partnership Unit of Smith Partnership ("Class A Smith OP Units"), outstanding immediately prior to the Effective Time of the Partnership Merger shall be converted into the right to receive 1.975 Class A Shares of Beneficial Interest of Archstone Surviving Subsidiary ("Archstone Surviving Subsidiary Class A Shares"). The Archstone Surviving Subsidiary Class A Shares issued to the holders of Class A Smith OP Units (other than New Archstone, as the successor to Smith in the Merger) will be in the Partnership Merger denominated as Class A-1 Shares of Beneficial Interest of Archstone Surviving Subsidiary ("Archstone Surviving Subsidiary Class A-1 Shares"). The Archstone Surviving Subsidiary Class A Shares issued to New Archstone (as the successor to Smith in the Merger) will be denominated as Class A-2 Shares of Beneficial Interest of Archstone Surviving Subsidiary. The holders of the Archstone Surviving Subsidiary Class A-1 Shares issued in the Partnership Merger shall be entitled to redeem such Archstone Surviving Subsidiary Class A-1 Shares immediately following the consummation of the Partnership Merger (and thereafter) pursuant to the terms of the Archstone Surviving Subsidiary Declaration of Trust, except that for purposes of the exchange provisions thereof such Archstone Surviving Subsidiary Class A-1 Shares shall be deemed to have been issued as of the date the related Class A Smith OP Units were issued by Smith Partnership (or if earlier, one year prior to the Effective Time of the Partnership Merger);

              (ii) Each Class B Partnership Unit of Smith Partnership, if any ("Class B Smith OP Units" and together with the Class A Smith OP Units, the "Smith OP Units"), outstanding immediately prior to the Effective Time of the Partnership Merger shall be converted into the right to receive 1.975 Class B Shares of Beneficial Interest of Archstone Surviving Subsidiary ("Archstone Surviving Subsidiary Class B Shares");

              (iii) Each Series A Cumulative Convertible Redeemable Preferred Unit (as defined in the Smith Partnership Agreement) of Smith Partnership ("Smith Series A Preferred OP Unit") outstanding immediately prior to the Effective Time of the Partnership Merger, if any, shall be converted into the right to receive one Series H Cumulative Convertible Redeemable Preferred Share of Beneficial Interest (as defined in the Archstone Surviving Subsidiary Declaration of Trust) of Archstone Surviving Subsidiary ("Archstone Surviving Subsidiary Series H Preferred Shares");

              (iv) Each Series C Cumulative Redeemable Preferred Unit (as defined in the Smith Partnership Agreement) of Smith Partnership ("Smith Series C Preferred OP Unit") outstanding immediately prior to the Effective Time of the Partnership Merger, if any, shall be converted into the right to receive one Series I Cumulative Redeemable Preferred Share of Beneficial Interest (as defined in the Archstone Surviving Subsidiary Declaration of Trust) of Archstone Surviving Subsidiary ("Archstone Surviving Subsidiary Series I Preferred Shares");

              (v) Each Series E Cumulative Convertible Redeemable Preferred Unit (as defined in the Smith Partnership Agreement) of Smith Partnership ("Smith Series E Preferred OP Unit") outstanding immediately prior to the Effective Time of the Partnership Merger, if any, shall be converted into the right to receive one Series J Cumulative Convertible Redeemable

Preferred Share of Beneficial Interest (as defined in the Archstone Surviving Subsidiary Declaration of Trust) of Archstone Surviving Subsidiary ("Archstone Surviving Subsidiary Series J Preferred Shares");

              (vi) Each Series F Cumulative Redeemable Preferred Unit (as defined in the Smith Partnership Agreement) of Smith Partnership ("Smith Series F Preferred OP Unit") outstanding immediately prior to the Effective Time of the Partnership Merger, if any, shall be converted into the right to receive one Series K Cumulative Redeemable Preferred Share of Beneficial Interest (as defined in the Archstone Surviving Subsidiary Declaration of Trust) of Archstone Surviving Subsidiary ("Archstone Surviving Subsidiary Series K Preferred Shares");

              (vii) Each Series G Cumulative Convertible Redeemable Preferred Unit (as defined in the Smith Partnership Agreement) of Smith Partnership ("Smith Series G Preferred OP Unit") outstanding immediately prior to the Effective Time of the Partnership Merger, if any, shall be converted into the right to receive one Series L Cumulative Convertible Redeemable Preferred Share of Beneficial Interest (as defined in the Archstone Surviving Subsidiary Declaration of Trust) of Archstone Surviving Subsidiary ("Archstone Surviving Subsidiary Series L Preferred Shares"); and

              (viii) Each Series H Cumulative Redeemable Preferred Unit (as defined in the Smith Partnership Agreement) of Smith Partnership ("Smith Series H Preferred OP Unit") outstanding immediately prior to the Effective Time of the Partnership Merger, if any, shall be converted into the right to receive one Series M Cumulative Redeemable Preferred Share of Beneficial Interest (as defined in the Archstone Surviving Subsidiary Declaration of Trust) of Archstone Surviving Subsidiary ("Archstone Surviving Subsidiary Series M Preferred Shares").

     As used herein, "Smith Preferred OP Units" means, collectively, Smith Series A Preferred OP Units, Smith Series C Preferred OP Units, Smith Series E Preferred OP Units, Smith Series F Preferred OP Units, Smith Series G Preferred OP Units and Smith Series H Preferred OP Units.

          (b) Merger Consideration. The consideration to be paid to holders of stock of Smith in the Merger (collectively, the "Merger Consideration") is as follows:

              (i) Each share of common stock, par value $0.01 per share, together with the associated preferred stock purchase right of Smith ("Smith Common Stock"), issued and outstanding immediately prior to the Effective Time of the Merger shall be converted into the right to receive 1.975 validly issued, fully paid and nonassessable New Archstone Common Shares together with a right under the New Archstone Rights Agreement.

              (ii) Each share of Series A Cumulative Convertible Redeemable Preferred Stock, par value $0.01 per share, liquidation preference $27.08 per share, of Smith ("Smith Series A Preferred Share") issued and outstanding immediately prior to the Effective Time of the Merger, if any, shall be converted into the right to receive one Series H Cumulative Convertible Redeemable Preferred Share of Beneficial Interest, $0.01 par value per share, liquidation preference $27.08 per share, of New Archstone ("New Archstone Series H Preferred Share").

              (iii) Each share of Series C Convertible Cumulative Redeemable Preferred Stock, par value $0.01 per share, liquidation preference $100,000 per share, of Smith ("Smith Series C Preferred Share") issued and outstanding immediately prior to the Effective Time of the Merger shall be converted into the right to receive one Series I Cumulative Convertible Redeemable Preferred Share of Beneficial Interest, $0.01 par value per share, liquidation preference $100,000 per share, of New Archstone ("New Archstone Series I Preferred Share").

              (iv) Each share of Series E Cumulative Convertible Redeemable Preferred Stock, par value $0.01 per share, liquidation preference $36.50 per share, of Smith ("Smith Series E Preferred Share") issued and outstanding immediately prior to the Effective Time of the Merger shall be converted into the right to receive one Series J Cumulative Convertible Redeemable Preferred Share of Beneficial Interest, $0.01 par value per share, liquidation preference $36.50 per share, of New Archstone ("New Archstone Series J Preferred Share").

              (v) Each share of Series F Cumulative Convertible Redeemable Preferred Stock, par value $0.01 per share, liquidation preference $37.50 per share, of Smith ("Smith Series F Preferred Shares") issued and outstanding immediately prior to the Effective Time of the Merger shall be converted into the right to receive one Series K Cumulative Convertible Redeemable Preferred Share of Beneficial Interest, $0.01 par value per share, liquidation preference $37.50 per share, of New Archstone ("New Archstone Series K Preferred Share").

              (vi) Each share of Series G Cumulative Convertible Redeemable Preferred Stock, par value $0.01 per share, liquidation preference $39.00 per share, of Smith ("Smith Series G Preferred Share") issued and outstanding immediately prior to the Effective Time of the Merger shall be converted into the right to receive one Series L Cumulative Convertible Redeemable Preferred Share of Beneficial Interest, $0.01 par value per share, liquidation preference $39.00 per share, of New Archstone ("New Archstone Series L Preferred Share").

              (vii) Each share of Series H Cumulative Convertible Redeemable Preferred Stock, par value $0.01 per share, liquidation preference $25.00 per share, of Smith ("Smith Series H Preferred Share") issued and outstanding immediately prior to the Effective Time of the Merger shall be converted into the right to receive one Series M Preferred Share of Beneficial Interest, $0.01 par value per share, liquidation preference $25.00, of New Archstone ("New Archstone Series M Preferred Share"). As used herein, (i) "Smith Preferred Stock" means, collectively, Smith Series A Preferred Shares, Smith Series C Preferred Shares, Smith Series E Preferred Shares, Smith Series F Preferred Shares, Smith Series G Preferred Shares and Smith Series H Preferred Shares and
(ii) "New Archstone Preferred Shares" means, collectively, New Archstone Series H Preferred Shares, New Archstone Series I Preferred Shares, New Archstone Series J Preferred Shares, New Archstone Series K Preferred Shares, New Archstone Series L Preferred Shares and New Archstone Series M Preferred Shares.

              (viii) All shares of Smith Common Stock, together with the associated Smith Right, when so converted as provided in Section 1.12(b)(i), and all shares of Smith Preferred Stock, when so converted as provided in Sections 1.12(b)(ii)- (vii), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate (a "Certificate") theretofore representing any such shares shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of such Certificate in accordance with Section 1.15(c), as applicable, (A) any dividends and other distributions in accordance with Section 1.15(d), (B) certificates representing the New Archstone Common Shares into which such shares of Smith Common Stock are converted pursuant to Section 1.12(b)(i), (C) certificates representing the New Archstone Series H Preferred Shares into which Smith Series A Preferred Shares are converted pursuant to Section 1.12(b)(ii), if any, (D) certificates representing the New Archstone Series I Preferred Shares into which Smith Series C Preferred Shares are converted pursuant to
Section 1.12(b)(iii), (E) certificates representing the New Archstone Series J Preferred Shares into which Smith Series E Preferred Shares are converted pursuant to Section 1.12(b)(iv), (F) certificates representing the New Archstone Series K Preferred Shares into which Smith Series F Preferred Shares are converted pursuant to Section 1.2(b)(v), (G) certificates representing the New Archstone Series L Preferred Shares into which Smith Series G Preferred Shares are converted pursuant to Section 1.12(b)(vi), (H) certificates representing the New Archstone Series M Preferred Shares into which Smith Series H Preferred Shares are converted pursuant to Section 1.12(b)(vii), and (I) any cash, without interest, in lieu of fractional New Archstone Common Shares to be issued or paid in consideration for Smith Common Stock upon the surrender of such Certificate in accordance with Sections 1.15(d) and 1.15(h).

     1.13 Partner Approval. Smith shall (a) seek the requisite approval of the partners of Smith Partnership of this Agreement, the Merger, the withdrawal of Smith as general partner, and the Partnership Merger to the extent required by the Smith Partnership Agreement or applicable law and (b) seek an amendment to
Section 11.2 of the Smith Partnership Agreement and any other provisions thereof necessary to effectuate the transactions contemplated by this Agreement (collectively, the "Smith Partner Approvals").

     1.14 Appraisal or Dissenters Rights. The holders of Smith Common Stock, Smith Preferred Stock, Smith OP Units, Smith Preferred OP Units, Archstone Common Shares, Archstone Existing Preferred Shares, New Archstone Common Shares, New Archstone Existing Preferred Shares, ACS Common Shares, ACS Preferred Shares, Archstone Surviving Subsidiary Common Shares or Archstone Surviving Subsidiary Preferred Shares are not entitled under applicable law to appraisal, dissenters or similar rights as a result of the Archstone Merger or the Mergers.

     1.15 Exchange of Certificates in Merger; Pre-Closing Dividends; Fractional Shares.

          (a) Archstone Merger. Each of the shares of beneficial interest of New Archstone issued and outstanding immediately prior to the Effective Time of the Merger shall remain outstanding. Each certificate previously representing shares of beneficial interest of Archstone shall, after the Archstone Merger, represent shares of beneficial interest of New Archstone.

          (b) Exchange Agent. Prior to the Effective Time of the Merger, New Archstone shall appoint Chase Mellon Shareholder Services, LLC as the exchange agent, or another bank or trust company reasonably acceptable to Smith, to act as exchange agent (the "Exchange Agent") for the exchange of the Merger Consideration upon surrender of certificates representing issued and outstanding shares of Smith Common Stock and each series of Smith Preferred Stock.

          (c) New Archstone to Provide Merger Consideration; Smith to Provide Funds for Smith Dividend. New Archstone shall provide to the Exchange Agent on or before the Effective Time of the Merger, for the benefit of the holders of Smith Common Stock and each series of Smith Preferred Stock, the Merger Consideration issuable in exchange for the issued and outstanding Smith Common Stock and each series of Smith Preferred Stock pursuant to Section 1.12, together with any cash required to make payments in lieu of any fractional shares pursuant to Section 1.15(h) (the "Exchange Fund"). The Exchange Agent (or other depository acting for the benefit of the Exchange Agent) shall invest any cash included in the Exchange Fund as directed by New Archstone, on a daily basis. Any interest or other income resulting from such investments shall be paid to New Archstone. Smith shall provide to the Exchange Agent not later than one business day prior to the Effective Time of the Merger, for the benefit of the holders of Smith Common Stock and each series of Smith Preferred Stock, cash payable in respect of any dividends required pursuant to Section 1.15(e)(i). Such cash shall be invested in accordance with written directions delivered by Smith to the Exchange Agent or other depository not later than one business day prior to the Effective Time of the Merger, with any interest or other income earned on such investments to be paid to New Archstone as the successor to Smith in the Merger.

          (d) Exchange Procedure. New Archstone shall use commercially reasonable efforts to cause the Exchange Agent, no later than the fifth business day after the Merger Closing Date, to mail to each holder of record of a Certificate or Certificates which immediately prior to the Effective Time of the Merger represented outstanding shares of Smith Common Stock or any series of Smith Preferred Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.12(b), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in a form and have such other provisions as Archstone may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration together with any dividends or distributions to which such holder is entitled pursuant to
Section 1.15(e) and cash, if any, payable in lieu of fractional shares pursuant to Section 1.15(h). Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, (i) the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration into which the shares of Smith Common Stock or a series of Smith Preferred Stock, as applicable, theretofore represented by such Certificate shall have been converted pursuant to Section 1.12(b), together with any dividends or other distributions to which such holder is entitled pursuant to Section 1.15(e) and cash, if any, payable in lieu of fractional shares pursuant to Section 1.15(h), (ii) New Archstone shall use commercially reasonable efforts to cause the Exchange Agent to mail (or make available for collection by hand if so elected by the surrendering holder) such amount to such holder within five business days after receipt thereof, and (iii) the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Smith Common Stock or any series of Smith Preferred Stock which is not registered in the transfer records of Smith, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment either shall pay any transfer or other taxes required by reason of such payment being made to a Person other than the registered holder of such Certificate or establish to the satisfaction of New Archstone that such tax or taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 1.15, each Certificate shall be deemed at any time after the Effective Time of the Merger to represent only the right to receive upon such surrender the Merger Consideration, without interest, into which the shares of Smith Common Stock or any series of Smith Preferred Stock heretofore represented by such Certificate shall have been converted pursuant to Section 1.12, and any dividends or other distributions to which such holder is entitled pursuant to Section 1.15(e) and any cash payable in lieu of fractional shares pursuant to Section 1.15(h). No interest will be paid or will accrue on the Merger Consideration upon the surrender of any Certificate or on any cash payable pursuant to Section 1.15(e) or Section 1.15(h). New Archstone or the Exchange Agent, as applicable, shall be entitled, in its sole and absolute discretion, to deduct and withhold from the cash, New Archstone Common Shares or New Archstone Preferred Shares, or any combination thereof, that otherwise is payable pursuant to this Agreement to any holder of shares of Smith Common Stock or any series of Smith Preferred Stock such amounts as New Archstone or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or under any provision of state, local or foreign tax law. For this purpose, any New Archstone Common Shares or New Archstone Preferred Shares deducted and withheld by New Archstone shall be valued at the last trading price of the New Archstone Common Shares or the New Archstone Preferred Shares, as applicable, on the New York Stock Exchange on the effective date of the Merger (or in the event that a series of New Archstone Preferred Shares does not trade on the New York Stock Exchange, at the liquidation preference (excluding unpaid dividends) per New Archstone Preferred Share). To the extent that amounts are so withheld by New Archstone or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Smith Common Stock or a series of Smith Preferred Stock, as applicable, in respect of which such deduction and withholding was made by New Archstone or the Exchange Agent.

          (e) Record Dates for Final Dividends; Distributions with Respect to Unexchanged Shares.

              (i) If and to the extent necessary for Smith to satisfy the requirements of Section 857(a)(1) of the Code for the taxable year of Smith ending at the Effective Time of the Merger (and to avoid the payment of any tax with respect to undistributed income or gain), Smith shall declare a dividend (the "Smith Dividend") to holders of shares of Smith Common Stock and each series of Smith Preferred Stock, if and to the extent required by the terms thereof, the record date for which shall be the close of business on the last business day prior to the Effective

Time of the Merger, in an amount equal to the minimum dividend sufficient to permit Smith to satisfy such requirements. Any dividends payable hereunder to holders of Smith Common Stock and, if applicable, each series of Smith Preferred Stock shall be paid on the last business day immediately preceding the Closing Date. In the event that Smith is required to declare a Smith Dividend with respect to the Smith Common Stock, Smith Partnership shall simultaneously declare a distribution (the "Smith Partnership Distribution") to holders of Smith OP Units in an amount per unit equal to the Smith Dividend payable per share of Smith Common Stock, together with any distributions required to be paid to holders of Smith Preferred OP Units by reason of the payment of either the Smith Dividend or the Smith Partnership Distribution with respect to Smith OP Units, the record date for which shall be the close of business on the last business day prior to the Effective Time of the Partnership Merger. The distribution payable hereunder to holders of Smith OP Units and, if applicable, Smith Preferred OP Units, shall be paid on the last business day immediately preceding the Closing Date.

              (ii) If Smith determines that it is necessary to declare the Smith Dividend, Smith shall notify Archstone and New Archstone at least 20 days prior to the date for the Smith Stockholders Meeting (as defined herein), and New Archstone shall be entitled to declare a dividend per share payable to holders of New Archstone Common Shares, the record date for which shall be the close of business on the last business day prior to the Effective Time of the Merger, in an amount per New Archstone Common Share equal to the quotient obtained by dividing (x) the Smith Dividend paid by Smith with respect to each share of Smith Common Stock by (y) 1.975 (the "Corresponding New Archstone Dividends"). If, and to the extent, the terms of any series of New Archstone Existing Preferred Shares require the payment of a dividend by reason of the payment of the Corresponding New Archstone Dividends, New Archstone shall declare and pay any such required dividends and distributions. The Corresponding New Archstone Dividends (and any dividends payable to holders of New Archstone Existing Preferred Shares) shall be in addition to any Additional Corresponding New Archstone Dividends (and any dividends payable to holders of New Archstone Existing Preferred Shares) payable pursuant to Section 5.10.

              (iii) No dividends or other distributions with respect to New Archstone Common Shares or any series of New Archstone Preferred Shares with a record date after the Effective Time of the Merger shall be paid to the holder of any unsurrendered Certificate with respect to the New Archstone Common Shares or such series of New Archstone Preferred Shares represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.15(h), in each case until the surrender of such Certificate in accordance with this Section 1.15. Subject to the effect of applicable escheat laws, following surrender of any such Certificate (A) with respect to Certificates that represent the right to receive New Archstone Common Shares, there shall be paid to the holder of such Certificate, without interest,
(i) at the time of such surrender, the amount of any cash payable in lieu of any fractional New Archstone Common Shares to which such holder is entitled pursuant to Section 1.15(h) and (ii) (x) at the time of such surrender the amount of dividends or other distributions with a record date after the Effective Time of the Merger theretofore paid with respect to such whole New Archstone Common Shares, without interest, and (y) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time of the Merger but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole New Archstone Common Shares and (B) with respect to Certificates that represent the right to receive any series of New Archstone Preferred Shares, there shall be paid to the holder of such Certificate, without interest, (x) at the time of such surrender the amount of dividends or other distributions with a record date after the Effective Time of the Merger theretofore paid with respect to such New Archstone Preferred Shares and (y) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time of the Merger but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such New Archstone Preferred Shares.

          (f) No Further Ownership Rights in Smith Common Stock and Smith Preferred Stock. All Merger Consideration paid upon the surrender of Certificates in accordance with the terms of this Section 1.15 (including any cash paid pursuant to Section 1.15(h)) shall be deemed to have been paid in full satisfaction of all rights pertaining to the Smith Common Stock and each series of Smith Preferred Stock, as applicable, theretofore represented by such Certificates; provided, however, that Smith shall transfer to the Exchange Agent cash sufficient to pay any dividends or make any other distributions with a record date prior to the Effective Time of the Merger which may have been declared or made by Smith on such Smith Common Stock or any such series of Smith Preferred Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time of the Merger and have not been paid prior to such surrender, and following the Effective Time of the Merger there shall be no further registration of transfers on the stock transfer books of Smith of the Smith Common Stock or any series of Smith Preferred Stock which were outstanding immediately prior to the Effective Time of the Merger. If, after the Effective Time of the Merger, Certificates are presented to New Archstone for any reason, they shall be canceled and exchanged as provided in this Section 1.15.

          (g) No Liability. None of Smith, Archstone, New Archstone or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration or dividends delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the Exchange Fund delivered to the Exchange Agent pursuant to this Agreement that remains unclaimed for 12 months after the Effective Time of the Merger shall be redelivered by the Exchange Agent to New Archstone, upon demand, and any holders of Certificates who have not theretofore complied with Section 1.15(d) shall thereafter look only to New Archstone for delivery of the Merger Consideration, any cash payable in lieu of fractional shares pursuant to Section 1.15(h) and any unpaid dividends, subject to applicable escheat and other similar laws.

          (h) No Fractional New Archstone Shares, No Fractional Archstone Surviving Subsidiary Shares of Beneficial Interest.

              (i) No certificates or scrip representing fractional New Archstone Common Shares shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote, to receive dividends or to any other rights of a shareholder of New Archstone.

              (ii) No fractional New Archstone Common Shares shall be issued pursuant to this Agreement. In lieu of the issuance of any fractional New Archstone Common Shares pursuant to this Agreement, each holder of Smith Common Stock and each holder of Archstone Common Shares (in the case of the Primary Archstone Merger) or ACS Common Shares (in the case of the Alternative Archstone Merger) shall be paid an amount in cash (without interest), rounded to the nearest cent (with .5 of a cent rounded up), determined by multiplying (i) the average closing price of one Archstone Common Share on the New York Stock Exchange on the twenty trading days immediately preceding the Closing Date by
(ii) the fraction of a New Archstone Common Share which such holder would otherwise be entitled to receive under this Section 1.15.

              (iii) No fractional Archstone Surviving Subsidiary Shares of Beneficial Interest shall be issued pursuant to this Agreement. In lieu of the issuance of any fractional Archstone Surviving Subsidiary Shares of Beneficial Interest pursuant to this Agreement, each holder of Smith OP Units who would receive, based on the exchange ratio specified in Section 1.12(a)(i), a number of Archstone Surviving Subsidiary Shares of Beneficial Interest that is not a whole number shall receive instead a number of Archstone Surviving Subsidiary Shares of Beneficial Interest equal to the whole number that is nearest to the number of Archstone Surviving Subsidiary Shares of Beneficial Interest that otherwise would be paid to such holder of Smith OP Units based on Section 1.12(a)(i) (with .5 of an Archstone Surviving Subsidiary Share of Beneficial Interest rounded up).

          (i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by New Archstone or the Exchange Agent, the posting by such Person of a bond in such reasonable amount as New Archstone or the Exchange Agent reasonably may direct (but consistent with the practices New Archstone applies to its own shareholders) as indemnity against any claim that may be made against them with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the cash, New Archstone Common Shares or New Archstone Preferred Shares to which the holders thereof are entitled pursuant to Section 1.12, any cash payable pursuant to Section 1.15(h) to which the holders thereof are entitled and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 1.15(e).

          (j) Applicability to Partnership Merger. Except for the provisions relating to the Exchange Agent, certificates, the exchange procedure and fractional New Archstone Common Shares (which shall not be applicable), all other provisions of this Section 1.15 shall apply to Smith Partnership, Archstone Surviving Subsidiary, the Smith OP Units and the Smith OP Preferred Units with respect to the Partnership Merger.

                                   ARTICLE 2


         REPRESENTATIONS AND WARRANTIES OF SMITH AND SMITH PARTNERSHIP

     Except as specifically set forth in the Smith SEC Documents (as defined herein) or in the schedule delivered to Archstone prior to the execution hereof and identified by any of the

Chairman of the Board, the President and Chief Executive Officer or an Executive Vice President of Smith as the disclosure letter to this Agreement (the "Smith Disclosure Letter"), Smith and Smith Partnership represent and warrant to Archstone and New Archstone as follows:

     2.1 Organization, Standing and Power. Smith is a corporation duly incorporated, validly existing and in good standing under the laws of Maryland. Smith has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted. The Smith Articles of Incorporation are in effect, and no dissolution, revocation or forfeiture proceedings regarding Smith have been commenced. Smith is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not reasonably be expected to have a Smith Material Adverse Effect (as defined herein). As used in this Agreement, a "Smith Material Adverse Effect" means any circumstance, event, occurrence, change or effect that is materially adverse to the business, properties, assets (tangible or intangible), financial condition or results of operations of Smith, Smith Partnership, the Smith Subsidiaries (as defined herein) and the Smith Non-Controlled Subsidiaries (as defined herein), taken as a whole, except, in each case, as a result of (i) changes in general economic conditions nationally or regionally, (ii) changes affecting the real estate industry generally which do not affect Smith or Smith Partnership, as the case may be, materially disproportionately relative to other participants in the real estate industry similarly situated, or (iii) in and of itself and without the occurrence of any other Smith Material Adverse Effect, changes in the trading prices of Smith Common Stock or any series of Smith Preferred Stock. Smith has delivered to Archstone complete and correct copies of the Smith Articles and the Smith Bylaws, in each case, as amended or supplemented to the date of this Agreement.

     2.2 Smith Subsidiaries.

          (a) Schedule 2.2 to the Smith Disclosure Letter sets forth (i) each Smith Subsidiary and each Smith Non-Controlled Subsidiary, (ii) the ownership interest therein of Smith, (iii) if not directly or indirectly wholly owned by Smith, the identity and ownership interest of each of the other owners of such Smith Subsidiary, (iv) each property owned by such Smith Subsidiary, and (v) if such property is not wholly owned by such Smith Subsidiary, the identity and ownership interest of each of the other owners of such property. As used in this Agreement, (i) "Subsidiary" of any Person (as defined herein) means any corporation, partnership, limited liability company, joint venture, trust or other legal entity of which such Person owns (either directly or through or together with another Subsidiary or Subsidiaries of such Person) either (A) a general partner, managing member or other similar interest, or (B)(1) 10% or more of the voting power of the voting capital stock or other voting equity interests, or (2) 10% or more of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture or other legal entity; (ii) "Smith Subsidiary" means each Subsidiary of Smith, except for (x) any Smith Non-Controlled Subsidiary, (y) any Subsidiary of any Smith Non-Controlled Subsidiary and (z) any Smith Other Interests (as defined herein); (iii) "Smith Non-Controlled Subsidiary" means either SMCI or CESI; and (iv) "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.
Schedule 2.2 of the Smith Disclosure Letter sets forth a true and complete list of the equity securities owned by Smith or any Smith Subsidiary in any corporation, partnership, limited liability company, joint venture or other legal entity, excluding Smith Subsidiaries.

          (b) Except as set forth in Schedule 2.2 to the Smith Disclosure Letter, (i) all of the outstanding shares of capital stock owned by Smith or any Smith Subsidiary of each Smith Subsidiary and each Smith Non-Controlled Subsidiary that is a corporation have been duly authorized, validly issued and are (A) fully paid and nonassessable and not subject to preemptive or similar rights, and (B) owned free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens") and (ii) all equity interests in each Smith Subsidiary and each Smith Non-Controlled Subsidiary that is a partnership, joint venture, limited liability company or trust which are owned by Smith, by another Smith Subsidiary or by Smith and another Smith Subsidiary are owned free and clear of all Liens. Each Smith Subsidiary and each Smith Non-Controlled Subsidiary that is a corporation is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted, and each Smith Subsidiary and each Smith Non-Controlled Subsidiary that is a partnership, limited liability company or trust is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted. Each Smith Subsidiary and each Smith Non-Controlled Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not reasonably be expected to have a Smith Material Adverse Effect. Complete and correct copies of the forms of the charters, articles of incorporation, bylaws, organization documents and partnership, joint venture and operating agreements of each Smith Subsidiary and each Smith Non-Controlled Subsidiary, as amended to the date of this Agreement, have been previously delivered or made available to Archstone and such forms fairly represent the organizational documents of the Smith Subsidiaries and each Smith Non-Controlled Subsidiary. No effective amendment has been made to the Smith Partnership Agreement since April 7, 2001.

     2.3 Capital Structure.

          (a) The authorized shares of stock of Smith consist of 145,000,000 shares of stock, par value $0.01 per share, 80,000,000 of which are classified as Smith Common Stock, 2,640,325 of which are classified as Series A Preferred Shares, 500 of which are classified as Series C Preferred Shares, 684,931 of which are classified as Series E Preferred Shares, 666,667 of which are classified as Series F Preferred Shares, 641,026 of which are classified as Series G Preferred Shares, 2,200,000 of which are classified as Smith Series H Preferred Shares and 45,000,000 of which are classified as Excess Stock. 22,774,096 Shares of Smith Common Stock are issued and outstanding on April 30, 2001; 2,640,325 Smith Series A Preferred Shares are issued and outstanding on the date of this Agreement; 500 Smith Series C Preferred Shares are issued and outstanding on the date of this Agreement; 684,931 Smith Series E Preferred Shares are issued and outstanding on the date of this Agreement; 666,667 shares of Smith Series F Preferred Shares are issued and outstanding on the date of this Agreement; 641,026 Smith Series G Preferred Shares are issued and outstanding on the date of this Agreement; 2,200,000 Smith Series H Preferred Shares are issued and outstanding on the date of this Agreement; 72,980 shares of Smith Participating Preferred Stock (par value $0.01 per share) have been reserved for issuance pursuant to the Smith Rights Plan and none are outstanding. Since April 30, 2001, no other shares of capital stock of Smith have been issued, except as a result of the conversion of Smith Stock Rights, Smith Preferred Stock or Smith OP Units into Smith Common Stock.

          (b) Set forth in Schedule 2.3(b) to the Smith Disclosure Letter is a true and complete list of the following: (i) each qualified or nonqualified option to purchase shares of Smith Common Stock or Smith OP Units granted under Smith First Amended and Restated Employee Stock and Unit Option Plan and Smith Directors Stock Option Plan or any other formal or informal arrangement (collectively, the "Smith Stock Options"); and (ii) except for the Smith Rights and the Smith OP Units, all other warrants or other rights to acquire Smith Common Stock, all stock appreciation rights, restricted stock, dividend equivalents, deferred compensation accounts, performance awards, restricted stock unit awards and other awards which are outstanding on May 2, 2001 ("Smith Stock Rights"). Schedule 2.3(b) to the Smith Disclosure Letter sets forth for each Smith Stock Option and Smith Stock Right as of May 2, 2001, the name of the grantee, the date of the grant, the type of grant, the number of shares of Smith Common Stock subject to each option or other award, the number and type of shares subject to options or awards that are currently exercisable, and the exercise price per share; provided, however, that with respect to such deferred compensation accounts, Schedule 2.3(b) sets forth only the name, the type of grant, and the number of shares of Smith Common Stock subject to such account. Since May 2, 2001, no Smith Stock Rights have been issued. All the option grants are nonqualified under Section 422 of the Code. On the date of this Agreement, except as set forth, as appropriate in this Section 2.3 or excepted therefrom or as set forth in Schedule 2.3(b) or 2.3(d) to the Smith Disclosure Letter, and except for shares reserved for issuance on the exercise of options or upon conversion of Smith OP Units, as described in clause (ii) of Section 2.3(d), no shares of Smith Common Stock or Smith Preferred Stock were outstanding or reserved for issuance.

          (c) All outstanding shares of Smith Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive or similar rights under law or the Smith Articles or Smith Bylaws, or any contract or instrument to which Smith is a party or by which it is bound. There are no bonds, debentures, notes or other indebtedness of Smith having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which shareholders of Smith may vote.

          (d) Except (i) as set forth in this Section 2.3 or in Schedule 2.3(b) or 2.3(d) to the Smith Disclosure Letter, (ii) Smith OP Units, which may be redeemed for cash or, at the election of Smith, converted into shares of Smith Common Stock at a rate of one share of Smith Common Stock for each Smith OP Unit, and (iii) Smith Convertible Preferred Units, as of April 30, 2001 there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Smith, any Smith Subsidiary or any Smith Non-Controlled Subsidiary is a party or by which such entity is bound, obligating

Smith, any Smith Subsidiary or any Smith Non- Controlled Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, voting securities or other ownership interests of Smith, any Smith Subsidiary or any Smith Non- Controlled Subsidiary or obligating Smith, any Smith Subsidiary or any Smith Non-Controlled Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking (other than to Smith, a Smith Subsidiary or any Smith Non-Controlled Subsidiary).

          (e) As of April 30, 2001, (i) 35,981,900 Smith OP Units are validly issued and outstanding, fully paid and nonassessable (except and only to the extent set forth in (A) Section 10.5 of the Smith Partnership Agreement with respect to all Smith OP Units, and (B) Section 4.2 and Section 7.5 of the Smith Partnership Agreement with respect to Smith OP Units owned by Smith) and not subject to preemptive or similar rights under law or the Smith Partnership Agreement, or any contract or instrument to which Smith or Smith Partnership is a party or by which either is bound, of which 22,774,096 Smith OP Units are owned by Smith, (ii) the 2,640,325 Smith Series A Preferred OP Units are validly issued and outstanding, fully paid and nonassessable and not subject to preemptive or similar rights, and are owned by Smith, (iii) the 500 Smith Series C Preferred OP Units are validly issued and outstanding, fully paid and nonassessable and not subject to preemptive or similar rights and are owned by Smith, (iv) the 684,931 Smith Series E Preferred OP Unit are validly issued and outstanding, fully paid and nonassessable and not subject to preemptive or similar rights, and are owned by Smith, (v) the 666,667 Smith Series F Preferred OP Units are validly issued and outstanding, fully paid and nonassessable and not subject to preemptive or similar rights, and are owned by Smith, (vi) the 641,026 Smith Series G Preferred OP Units are validly issued and outstanding, fully paid and nonassessable and not subject to preemptive or similar rights, and are owned by Smith, and (vii) the 4,000,000 Smith Series H Preferred OP Units are validly issued and outstanding, fully paid and nonassessable and not subject to preemptive or similar rights, of which 2,200,000 are owned by Smith. Since April 30, 2001, no Smith OP Units and no Smith Preferred OP Units have been issued other than in connection with the exercise of any Smith Stock Options or conversion of any Smith Preferred Stock. Within ten (10) business days of the date of this Agreement, Smith shall provide Archstone a list setting forth the name of each holder of Smith OP Units and each holder of Smith Preferred OP Units and the number of Smith OP Units or Smith Preferred OP Units owned by each such holder as of the date of this Agreement. Except as provided in the Smith Partnership Agreement or as contemplated by this Agreement, the Smith OP Units are not subject to any restrictions imposed by Smith or Smith Partnership on the transfer, assignment, pledge, distribution, encumbrance or other disposition thereof (either voluntarily or involuntarily and with or without consideration) or on the exercise of the voting rights thereof provided in the Smith Partnership Agreement. Except as provided in the Smith Partnership Agreement, Smith Partnership has not issued or granted and is not a party to any outstanding commitments of any kind relating to, or any presently effective agreements or understandings with respect to, the issuance or sale of interests in Smith Partnership, whether issued or unissued, or securities convertible into or exchangeable or exercisable for interests in Smith Partnership.

          (f) All dividends on Smith Common Stock and each series of Smith Preferred Stock and all distributions on Smith OP Units and Smith Preferred OP Units, which have been declared and are payable prior to the date of this Agreement, have been paid in full.

          (g) Set forth on Schedule 2.3(g) to the Smith Disclosure Letter is a list of each registration rights agreement or other agreement with respect to the registration of securities between Smith and/or Smith Partnership, on the one hand, and one or more other parties, on the other hand, which sets forth the rights of any such other party or parties to cause the registration of any securities of Smith and/or Smith Partnership pursuant to the Securities Act of 1933, as amended (the "Securities Act"), except for registration rights agreements or other agreements pursuant to which a registration statement has been filed with the SEC and declared effective by the SEC on or prior to the date hereof.

     2.4 Other Interests. Except for interests in the Smith Subsidiaries, the Smith Non-Controlled Subsidiaries and certain other entities which are set forth in Schedule 2.4 to the Smith Disclosure Letter (the "Smith Other Interests"), none of Smith, Smith Partnership, any Smith Subsidiary or any Smith Non-Controlled Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in excess of $1,000,000 individually, or $10,000,000 in the aggregate, in any corporation, partnership, joint venture, business, trust, limited liability company or other entity (other than investments in short-term investment securities). With respect to the Smith Other Interests, Smith Partnership or a Smith Subsidiary or a Smith Non-Controlled Subsidiary is a partner, member or shareholder in good standing, and except as set forth on
Schedule 2.4 owns such interests free and clear of all Liens. None of Smith, Smith Partnership, any Smith Subsidiary is in material breach of any agreement, document or contract which is of a material nature governing its rights in or to the Smith Other Interests, all of which agreements, documents and contracts are
(a) listed in Schedule 2.4 to the Smith Disclosure Letter, (b) unmodified except as described therein and (c) to the Knowledge of Smith (as defined herein), in full force and effect. To the Knowledge of Smith, no Smith Non-Controlled Subsidiary is in material breach of any agreement, document or contract which breach is reasonably expected to have a material adverse effect on such Smith Non-Controlled Subsidiary. To the Knowledge of Smith, the other parties to any such agreement, document or contract which is of a material nature are not in material breach of any of their respective obligations under such agreements, documents or contracts.

     2.5 Authority; Noncontravention; Consents.

          (a) Smith has the requisite corporate power and authority to enter into this Agreement and, subject to the requisite Smith stockholder approval of the Merger (collectively, the "Smith Stockholder Approvals") and the Smith Partner Approvals (as defined herein), to consummate the transactions contemplated by this Agreement to which Smith is a party. The execution and delivery of this Agreement by Smith and the consummation by Smith of the transactions contemplated by this Agreement to which Smith is a party have been duly authorized by all necessary action on the part of Smith, except for and subject to the Smith Stockholder Approvals and the Smith Partner Approvals. This Agreement has been duly executed and delivered by Smith and constitutes a valid and binding obligation of Smith, enforceable against Smith in accordance with and subject to its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

          (b) Smith Partnership has the requisite partnership power and authority to enter into this Agreement and, subject to the requisite Smith Partner Approvals, to consummate the transactions contemplated by this Agreement to which Smith Partnership is a party. The execution and delivery of this Agreement by Smith Partnership and the consummation by Smith Partnership of the transactions contemplated by this Agreement to which Smith Partnership is a party have been duly authorized by all necessary action on the part of Smith Partnership, except for and subject to the Smith Stockholder Approvals and the Smith Partner Approvals. This Agreement has been duly executed and delivered by Smith Partnership and constitutes a valid and binding obligation of Smith Partnership, enforceable against Smith Partnership in accordance with and subject to its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

          (c) Except as set forth in Schedule 2.5(c)(1) to the Smith Disclosure Letter and subject to receipt of the Smith Stockholder Approvals and the Smith Partner Approvals, the execution and delivery of this Agreement by Smith or Smith Partnership do not, and the consummation of the transactions contemplated by this Agreement to which Smith or Smith Partnership is a party and compliance by Smith or Smith Partnership with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Smith, any Smith Subsidiary or any Smith Non-Controlled Subsidiary under, (i) the Smith Articles or Smith Bylaws or the comparable charter or organizational documents or partnership, operating, or similar agreement (as the case may be) of any Smith Subsidiary or any Smith Non-Controlled Subsidiary, each as amended or supplemented, (ii) any loan or credit agreement, note, bond, mortgage, indenture, merger or other acquisition agreement, reciprocal easement agreement, lease or other agreement, instrument, permit, concession, franchise or license applicable to Smith, any Smith Subsidiary or any Smith Non-Controlled Subsidiary or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation (collectively, "Laws") applicable to Smith, any Smith Subsidiary or any Smith Non-Controlled Subsidiary, or their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights, loss or Liens that individually or in the aggregate would not reasonably be expected to
(x) have a Smith Material Adverse Effect or (y) prevent or materially impair the ability of Smith or Smith Partnership to perform any of its obligations hereunder or prevent or materially threaten or impede the consummation of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required by or with respect to Smith, any Smith Subsidiary or any Smith Non-Controlled Subsidiary in connection with the execution and delivery of this Agreement by Smith and Smith Partnership or the consummation by Smith or any Smith Subsidiary of the transactions contemplated by this Agreement, except for (i) the filing with the Securities and Exchange Commission (the "SEC") of (x) the Joint Proxy Statement (as defined herein), and
(y) such reports and filings under the Securities Act and Section 13(a) of the Exchange Act as may be required in connection with this

Agreement and the transactions contemplated by this Agreement, (ii) the filing and acceptance for record of the Articles of Merger by the Department, (iii) the filing of the Delaware Certificate of Merger with the Office of the Secretary of State of the State of Delaware, and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings (A) as are set forth in
Schedule 2.5(c)(2) to the Smith Disclosure Letter, (B) as may be required under
(w) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (x) laws requiring transfer, recordation or gains tax filings, (y) federal, state or local environmental laws or (z) the "blue sky" laws of various states, to the extent applicable, or (C) which, if not obtained or made, would not prevent or delay in any material respect the consummation of any of the transactions contemplated by this Agreement or otherwise prevent Smith or Smith Partnership from performing its obligations under this Agreement in any material respect or reasonably be expected to have, individually or in the aggregate, a Smith Material Adverse Effect.

     2.6 SEC Documents; Financial Statements, Undisclosed Liabilities. Smith and Smith Partnership have filed all reports, schedules, forms, statements and other documents required to be filed with the SEC since December 31, 1997 through the date hereof (collectively, including all exhibits thereto and any registration statement filed since such date, the "Smith SEC Documents"). All of the Smith SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in each case, the rules and regulations promulgated thereunder applicable to such Smith SEC Documents. None of the Smith SEC Documents at the time of filing contained, nor will any report, schedule, form, statement or other document filed by Smith or Smith Partnership after the date hereof and prior to the Effective Time of the Merger contain, any untrue statement of a material fact or omitted or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Smith included in the Smith SEC Documents or of Smith Partnership included in the Smith SEC Documents complied, or will comply, as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been or will be prepared in accordance with United States generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by the applicable rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, or will fairly present, in all material respects in accordance with the applicable requirements of GAAP and the applicable rules and regulations of the SEC, the consolidated financial position of Smith and its Subsidiaries or Smith Partnership and its Subsidiaries, as the case may be, in each case, taken as a whole, as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (except, in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act). Except as set forth in Schedule 2.6(b) to the Smith Disclosure Letter, Smith has no Subsidiaries which are not consolidated for accounting purposes. Except for liabilities and obligations set forth in the Smith SEC Documents or in Schedule 2.6(c) to the Smith Disclosure Letter, none of Smith, any Smith Subsidiary or any Smith Non- Controlled Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of Smith or in the notes thereto and which, individually or in the aggregate, would reasonably be expected to have a Smith Material Adverse Effect.

     2.7 Absence of Certain Changes or Events. Except as disclosed in the Smith SEC Documents or in Schedule 2.7 to the Smith Disclosure Letter, since December 31, 2000 (the "Smith Financial Statement Date"), Smith, the Smith Subsidiaries and the Smith Non-Controlled Subsidiaries have conducted their business only in the ordinary course (taking into account prior practices, including the acquisition and disposition of properties and issuance of securities) and there has not been (a) any circumstance, event, occurrence, change or effect that has had a Smith Material Adverse Effect, nor has there been any circumstance, event, occurrence, change or effect that with the passage of time would reasonably be expected to result in a Smith Material Adverse Effect, (b) except for regular quarterly distributions not in excess of $0.585 per share of Smith Common Stock or Smith OP Unit (subject to changes pursuant to Section 5.10 and to any Final Smith Dividend payable pursuant to Section 1.15(e)(i)), and dividends on Smith Preferred Shares in accordance with the terms of the Smith Articles (or, in each case, with respect to the period commencing on the date hereof and ending on the Closing Date, distributions as necessary to maintain REIT (as defined herein) status), in each case with customary record and payment dates, any authorization, declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the Smith Common Stock, the Smith OP Units or any series of the Smith Preferred OP Units or the Smith Preferred Stock, (c) any split, combination or reclassification of the Smith Common Stock, the Smith OP Units or any series of the Smith Preferred OP Units or the Smith Preferred Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, shares of stock of Smith or partnership interests in Smith Partnership or any issuance of an ownership interest in, any Smith Subsidiary or any Smith Non-Controlled Subsidiary, (d) any damage, destruction or loss, whether or not covered by insurance, that has had or would reasonably be expected to have a Smith Material Adverse Effect, (e) any change in accounting methods, principles or practices by Smith or any of its Subsidiaries, Smith Partnership or any of its Subsidiaries or its Non-Controlled Subsidiaries materially affecting its assets, liabilities or business, except insofar as may have been disclosed in Smith SEC Documents or required by a change in GAAP, (f) any amendment in any material respect of any employment, consulting, severance, retention or any other agreement between Smith and any officer or director of Smith, except as otherwise permitted by the terms of this Agreement, or (g) to the Knowledge of Smith, any circumstance, event, occurrence, change or effect that has had a material adverse effect on the Smith Non-Controlled Subsidiaries taken as a whole.

     2.8 Litigation. Except as disclosed in the Smith SEC Documents or in
Schedule 2.8 to the Smith Disclosure Letter, and other than personal injury and other routine tort litigation arising from the ordinary course of operations of Smith, the Smith Subsidiaries and the Smith Non-Controlled Subsidiaries (a) which are covered by insurance, subject to a reasonable deductible or retention limit or (b) for which all material costs and liabilities arising therefrom are reimbursable pursuant to common area maintenance or similar agreements, there is no suit, action or proceeding pending (in which service of process has been received by an employee of Smith, a Smith Subsidiary or a Smith Non-Controlled Subsidiary) or, to the Knowledge of Smith (as defined herein), threatened in writing against or affecting Smith, any Smith Subsidiary or any

Smith Non-Controlled Subsidiary that, individually or in the aggregate, would reasonably be expected to (i) have a Smith Material Adverse Effect or (ii) prevent or materially impair the ability of Smith or Smith Partnership to perform any of its obligations hereunder or prevent or materially threaten or impair the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any court or Governmental Entity or arbitrator outstanding against Smith, any Smith Subsidiary or any Smith Non-Controlled Subsidiary having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect. Notwithstanding the foregoing, (y) Schedule 2.8 to the Smith Disclosure Letter sets forth each and every material uninsured claim, equal employment opportunity claim and claim relating to sexual harassment and/or discrimination pending or, to the Knowledge of Smith, threatened as of the date hereof, in each case with a brief summary of such claim or threatened claim, and (z) no claim has been made under any directors' and officers' liability insurance policy maintained at any time by Smith, any of the Smith Subsidiaries or any of the Smith Non-Controlled Subsidiaries.

     2.9 Properties.

          (a) Except as provided in Schedule 2.2 or Schedule 2.9(a) to the Smith Disclosure Letter, Smith, the Smith Subsidiary or the Smith Non-Controlled Subsidiary set forth on Schedule 2.2 to the Smith Disclosure Letter owns fee simple title to or holds a leasehold interest in each of the real properties identified in Schedule 2.9(a) to the Smith Disclosure Letter (the "Smith Properties"), which are all of the real estate properties owned or leased by them. Schedule 2.9(a) to the Smith Disclosure Letter further identifies which of the Smith Properties are owned in fee simple by Smith or the Smith Non-Controlled Subsidiary and which of the Smith Properties are subject to a ground lease. Except as set forth in Schedule 2.2 or Schedule 2.9(a) to the Smith Disclosure Letter, no other Person has any ownership interest in any of the Smith Properties and any such ownership interest so scheduled could not reasonably be expected to have a Smith Material Adverse Effect. Except as set forth in Schedule 2.9(a) and Schedule 2.18(i) to the Smith Disclosure Letter, none of the Smith Properties is subject to any restriction on the sale or other disposition thereof or on the financing or release of financing thereon.

          (b) The Smith Properties are not subject to any liens, mortgages or deeds of trust, claims against title, charges which are liens, security interests or other encumbrances on title ("Encumbrances"), or to any rights of way, agreements, laws, ordinances and regulations affecting building use or occupancy, or reservations of an interest in title (collectively, "Property Restrictions"), which reasonably could be expected to cause a Smith Material Adverse Effect.

          (c) Schedule 2.9(c) to the Smith Disclosure Letter lists each of the Smith Properties which are under development as of the date of this Agreement (including development properties partially owned through joint ventures) and describes the status of such development as of the date hereof.

          (d) Valid policies of title insurance have been issued insuring the applicable Smith Subsidiary's or Smith Non-Controlled Subsidiary's (as the case may be) fee simple title or leasehold estate, as the case may be, to the Smith Properties owned by it in amounts approximately equal to the purchase price therefor paid by such Smith Subsidiary or such

Smith Non-Controlled Subsidiary, except where the failure to obtain such policies of title insurance would not reasonably be expected to have a Smith Material Adverse Effect. Such policies are, at the date hereof, in full force and effect. No material claim has been made against any such policy.

          (e) With respect to any Smith Property with Five Hundred (500) units or more, Smith has no Knowledge:

              (i) that it has failed to obtain a certificate, permit or license from any governmental authority having jurisdiction over such Smith Property where such failure would reasonably be expected to have a material adverse effect on such Smith Property or of any pending threat of modification or cancellation of any of the same which would reasonably be expected to have a material adverse effect on such Smith Property;

              (ii) of any written notice of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting such Smith Property issued by any governmental authority which would reasonably be expected to have a material adverse effect on such Smith Property; or

              (iii) that it has received written or published notice to the effect that (a) any condemnation or involuntary rezoning proceedings are pending or threatened with respect to such Smith Property or (b) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of such Smith Property or by the continued maintenance, operation or use of the parking areas other than such notices, which, in the aggregate, would not reasonably be expected to have a material adverse effect on such Smith Property.

          (f) With respect to Smith Properties with less than Five Hundred (500) units, Smith has no Knowledge:

              (i) that it has failed to obtain certificates, permits or licenses from any governmental authority having jurisdiction over any such Smith Properties, the absence of which, in the aggregate, would reasonably be expected to have a Smith Material Adverse Effect or of any pending threat of modification or cancellation of any of the same which, in the aggregate, would reasonably be expected to have a Smith Material Adverse Effect;

              (ii) of any written notices of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting such Smith Properties issued by any governmental authority which, in the aggregate, would reasonably be expected to have a Smith Material Adverse Effect; or

              (iii) that it has received written or published notice to the effect that (a) any condemnation or involuntary rezoning proceedings are pending or threatened with respect to any of such Smith Property or (b) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of such Smith Properties or by the continued maintenance, operation or use of the parking areas other than such notices, which, in the aggregate, would not reasonably be expected to have a Smith Material Adverse Effect.

          (g) Except as set forth in Schedule 2.9(g) to the Smith Disclosure Letter, Smith has no Knowledge (i) of any structural defects relating to Smith Properties, Smith Properties whose building systems are not in working order, physical damage to any Smith Property for which there is not insurance in effect covering the cost of the restoration and the loss of revenue (subject to a reasonable deduction or retention limit), except such structural defects, building systems not in working order and physical damage, which, in the aggregate, would not reasonably be expected to have a Smith Material Adverse Effect.

          (h) Except as set forth in Schedule 2.9(h) to the Smith Disclosure Letter, (i) all work required to be performed, payments required to be made and actions required to be taken prior to the date hereof pursuant to any agreement entered into with a governmental body or authority in connection with a site approval, zoning reclassification or other similar action relating to any Smith Property (e.g., Local Improvement District, Road Improvement District, Environmental Mitigation (as defined herein)) have been performed, paid or taken, as the case may be, and (ii) Smith has no Knowledge of any planned or proposed work, payments or actions that may be required after the date hereof pursuant to such agreements, in each of case (i) and (ii) except as set forth in development or operating budgets for such Smith Properties delivered to Archstone prior to the date hereof and other than those which would not reasonably be expected to have a Smith Material Adverse Effect. As used in this Agreement, "Environmental Mitigation" means investigation, clean-up, removal action, remedial action, restoration, repair, response action, corrective action, monitoring, sampling and analysis, installation, reclamation, closure or post-closure in response to any actual or suspected environmental condition or Hazardous Materials.

          (i) Insurance summaries previously provided by Smith to Archstone contain a true and complete list, by type of insurance, carrier, coverages (including limits) and term, of all material policies of casualty, liability, group health, workers compensation, directors and officers and other types of insurance (except title insurance) carried by Smith, any Smith Subsidiary or any Smith Non-Controlled Subsidiary. All such policies are in full force and effect and none of Smith, any Smith Subsidiary or any Smith Non-Controlled Subsidiary has received from any insurance company notice of any material defects or deficiencies affecting the insurability of Smith, any Smith Subsidiary or any Smith Non-Controlled Subsidiary, or any of their respective assets thereunder.

     2.10 Environmental Matters.

          (a) "Environmental Law" shall mean all applicable Laws, including any plans, other criteria, or guidelines promulgated pursuant to such Laws, relating to noise control, or the protection of human health, safety and natural resources, animal health or welfare or the environment, including, without limitation, Laws relating to the use, manufacturing, production, generation, installation, recycling, reuse, sale, storage, handling, transport, treatment, release, threatened release or disposal of any Hazardous Materials (including the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, 42 U.S.C. (S)9601 et seq.

("CERCLA")). "Hazardous Materials" shall mean substances, wastes, radiation or materials (whether solids, liquids or gases) (i) which are hazardous, toxic, infectious, explosive, radioactive, carcinogenic, or mutagenic, (ii) which are listed, regulated or defined under any Environmental Law, and shall include "hazardous wastes," "hazardous substances," "hazardous materials," "pollutants," "contaminants," "toxic substances" "radioactive materials" or "solid wastes,"
(iii) the presence of which on property cause or threaten to cause a nuisance pursuant to applicable statutory or common law upon the property or to adjacent properties, (iv) which contain without limitation polychlorinated biphenyls
(PCBs), asbestos or asbestos-containing materials, lead-based paints, urea-formaldehyde foam insulation, or petroleum or petroleum products (including, without limitation, crude oil or any fraction thereof) or (v) which pose a hazard to human health, safety, natural resources, industrial hygiene, or the environment, or an impediment to working conditions. "Release" shall have the meaning set forth in Section 101 of CERCLA, without regard to the exclusions set forth therein.

          (b) Except as disclosed in the Smith SEC Documents and except as set forth on Schedule 2.10 to the Smith Disclosure Letter,

              (i) none of Smith, any of the Smith Subsidiaries or any of the Smith Non-Controlled Subsidiaries or, to Smith's Knowledge, any other Person has caused or permitted the presence of any Hazardous Materials at, on or under any of the Smith Properties and none of Smith, any of the Smith Subsidiaries or any of the Smith Non-Controlled Subsidiaries has any Knowledge of the presence of any Hazardous Materials at, on or under any of the Smith Properties, in each of the foregoing cases, such that the presence of such Hazardous Materials (including the presence of asbestos in any buildings or improvements at the Smith Properties) would, individually or in the aggregate, reasonably be expected to have a Smith Material Adverse Effect;

              (ii) except as authorized by the Environmental Permits, there have been no Releases of Hazardous Materials at, on, under or from (A) the Smith Properties or (B) any real property previously owned, operated or leased by Smith, the Smith Subsidiaries, or the Smith Non-Controlled Subsidiaries (the "Former Smith Properties") during the period of such ownership, operation or tenancy which would, individually or in the aggregate, reasonably be expected to have a Smith Material Adverse Effect;

              (iii) (y) Smith, the Smith Subsidiaries and the Smith Non-Controlled Subsidiaries have not failed to comply with any Environmental Law, and (z) none of Smith, any of the Smith Subsidiaries or any of the Smith Non-Controlled Subsidiaries has any liability under the Environmental Laws, except in each of cases (y) and (z) to the extent that any such failure to comply or any such liability, individually or in the aggregate, would not reasonably be expected to have a Smith Material Adverse Effect; and

              (iv) Smith, the Smith Subsidiaries and the Smith Non-Controlled Subsidiaries have been duly issued, and currently have and will maintain through the Closing Date, all permits, licenses, certificates and approvals required under any Environmental Law (collectively, the "Environmental Permits") necessary to operate their businesses as currently operated except where the failure to obtain and maintain such Environmental Permit would not, individually or in the aggregate, reasonably be expected to have a Smith Material Adverse Effect. Smith, the Smith Subsidiaries and the Smith Non-Controlled Subsidiaries have timely filed applications for all Environmental Permits.

     2.11 Related Party Transactions. Set forth in Schedule 2.11 to the Smith Disclosure Letter is a list of all material arrangements, agreements and contracts entered into by Smith, any Smith Subsidiary and any Smith Non-Controlled Subsidiary which are in effect and which are with any Person who is an officer, director or Affiliate (as defined herein) of Smith, any Smith Subsidiary or any Smith Non-Controlled Subsidiary, any relative of any of the foregoing or any entity of which any of the foregoing is an Affiliate. True, correct and complete copies of such documents have previously been delivered or made available to Archstone. As used in this Agreement, the term "Affiliate" shall have the same meaning as such term is defined in Rule 405 promulgated under the Securities Act.

     2.12 Employee Benefits. As used herein, the term "Employee Plan" includes any pension, retirement, savings, disability, medical, dental, health, life, death benefit, group insurance, profit sharing, deferred compensation, stock option, bonus, incentive, vacation pay, tuition reimbursement, severance pay, or other employee benefit plan, trust, agreement, contract, agreement, policy or commitment (including, without limitation, any pension plan, as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder ("ERISA") ("Pension Plan"), and any welfare plan as defined in Section 3(l) of ERISA ("Welfare Plan")), whether any of the foregoing is funded, insured or self-funded, written or oral,
(i) sponsored or maintained by Smith or any of its Controlled Group Members (as defined below), (ii) to which Smith or any of its Controlled Group Members is a party or by which Smith or any of its Controlled Group Members (or any of the rights, properties or assets thereof) is bound, or (iii) with respect to which Smith or any of its Controlled Group Members may otherwise have any liability or contingent liability (whether or not Smith or any of its Controlled Group Members still maintains such Employee Plan). Each Employee Plan is listed on
Schedule 2.12 to the Smith Disclosure Letter. For purposes of this Agreement, "Controlled Group Member" means, with respect to any Person, any corporation or trade or business which, together with such Person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of Section 414 of the Code. Except as disclosed in Schedule
2.12 to the Smith Disclosure Letter, with respect to the Employee Plans:

          (a) None of Smith or any of its Controlled Group Members has any continuing liability under any Welfare Plan which provides for continuing benefits or coverage for any employee, former employee or any beneficiary of an employee or former employee after such employee's or former employee's termination of employment, except as may be required by Section 4980B of the Code or Section 601 (et seq.) of ERISA, or under any applicable state law, and at the expense of the employee, former employee or beneficiary.

          (b) Each Employee Plan complies in all material respects with the applicable requirements of the Code, ERISA and any other applicable law governing such Employee Plan, and each Employee Plan has at all times been properly administered in all material respects in accordance with all such requirements of law, and in accordance with its terms and the terms of any applicable collective bargaining agreement to the extent consistent with all such requirements of law. Each Pension Plan which is intended to be qualified is qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS stating that such Plan meets the requirements of Section 401(a) of the Code and that the trust associated with such Plan is tax-exempt under Section 501(a) of the Code and which covers all material amendments to such plan for which the remedial amendment period (within the meaning of Section 401(b) of the Code and applicable regulations) has expired and, to the Knowledge of Smith, no event has occurred which would jeopardize the qualified status of any such plan or the tax exempt status of any such trust under Sections 401(a) and Section 501(a) of the Code, respectively. No lawsuits, claims (other than routine claims for benefits) or formal complaints to, or by, any Person or governmental entity have been filed, are pending or, to the Knowledge of Smith, threatened with respect to any Employee Plan and, to the Knowledge of Smith, there is no fact or contemplated event which would reasonably be expected to give rise to any such lawsuit, claim (other than routine claims for benefits) or complaint with respect thereto. Without limiting the foregoing, the following are true with respect to each Employee Plan:

              (i) Smith and all of its Controlled Group Members have complied in all material respects with the reporting and disclosure requirements of ERISA, the Code, or both, with respect to each Employee Plan and none of Smith or any of its Controlled Group Members has incurred any material liability in connection with such reporting or disclosure;

              (ii) all contributions and payments with respect to Employee Plans that are required to be made by Smith or any of its Controlled Group Members with respect to periods ending on or before the Closing Date (including periods from the first day of the current plan or policy year to the Closing Date) have been, or will be, made or accrued before the Closing Date in accordance with the appropriate plan document, actuarial report, collective bargaining agreements or insurance contracts or arrangements or as otherwise required by ERISA or the Code or other applicable law; and

              (iii) with respect to each such Employee Plan, to the extent applicable, Smith has delivered to or has made available to Archstone true and complete copies of (A) plan documents, or any and all other documents that establish the existence of the plan, trust, arrangement, contract, policy or commitment and all amendments thereto, (B) the most recent determination letter received from the IRS, (C) the three most recent Form 5500 Annual Reports (and all schedules and reports relating thereto) and actuarial reports and (D) all related trust agreements, insurance contract or other funding agreements that implement each such Employee Plan.

          (c) With respect to each Employee Plan, to the Knowledge of Smith, there has not occurred, and no Person is contractually bound to enter into, any "prohibited transaction" within the meaning of Section 4975(c) of the Code or
Section 406 of ERISA, which transaction is not exempt under Section 4975(d) of the Code or Section 408 of ERISA and which could subject Smith or any Controlled Group Member to material liability.

          (d) None of Smith or any Controlled Group Member has maintained or been obligated to contribute to any Employee Plan subject to Code Section 412 or Title IV of ERISA and, except for multiemployer plans (within the meaning of section 3(37) of ERISA), none of the Employee Plans is subject to Title IV of ERISA. With respect to each Employee Plan which is a multiemployer plan, all contributions have been made as required by the terms of the plan, the terms of any collective bargaining agreement and applicable law, none of Smith or any of its Controlled Group Members has withdrawn, partially withdrawn or received any notice of any claim or demand for withdrawal liability or partial withdrawal liability, and none of Smith or any of its Controlled Group Members has received any notice that any such plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excess tax, that any such plan is or has been funded at a rate less than required under
Section 412 of the Code or that any such plan is or may become insolvent.

          (e) With respect to each Pension Plan maintained by Smith or any Controlled Group Member, such Plan provides the Plan Sponsor with the authority to amend or terminate the Plan at any time, subject to applicable requirements of ERISA and the Code and other requirements of applicable law.

          (f) There have been no acts or omissions by Smith or any of its Controlled Group Members which have given rise to or are reasonably likely to give rise to fines, penalties, taxes or related charges under Section 502 of ERISA or Chapters 43, 47, 68 or 100 of the Code for which Smith or any of its Controlled Group Members may be liable.

          (g) None of the assets of any Employee Plan are invested in employer securities or employer real property.

     2.13 Employee Policies. Except as set forth in Schedule 2.13 to the Smith Disclosure Letter, the employee handbooks of Smith, the Smith Subsidiaries and the Smith Non-Controlled Entities currently in effect have been delivered or made available to Archstone and fairly and accurately summarize in all material respects all material employee policies, vacation policies and payroll policies.

     2.14 Taxes.

          (a) Each of Smith, the Smith Subsidiaries and the Smith Non-Controlled Subsidiaries (A) has filed all Tax returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so) and all such returns and reports are accurate and complete in all material respects, (B) has paid (or Smith has paid on its behalf) all Taxes (as defined herein) shown on such returns and reports as required to be paid by it, and (C) has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 3121, and 3402 of the Code or similar provisions under any foreign laws) and has, within the time period prescribed by law, withheld and paid over to the proper governmental entities all amounts required to be so withheld and paid over under applicable laws and regulations, except, with respect to all of the foregoing, where the failure to file such tax returns and reports or failure to pay such Taxes or failure to comply with such withholding requirements would not reasonably be expected to have a Smith Material Adverse Effect. The most recent audited financial statements contained in the

Smith SEC Documents reflect an adequate reserve for all material Taxes payable by Smith, the Smith Subsidiaries and the Smith Non- Controlled Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. Since the Smith Financial Statement Date, to Smith's Knowledge, Smith has incurred no liability for Taxes under Sections 857(b), 860(c) or 4981 of the Code, including without limitation any Tax arising from a prohibited transaction described in Section 857(b)(6) of the Code, and none of Smith, any Smith Subsidiary or any Smith Non-Controlled Subsidiary has incurred any material liability for Taxes other than in the ordinary course of business. Except as set forth on Schedule 2.14(a) of the Smith Disclosure Letter, no event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentences will be imposed upon Smith, any Smith Subsidiary, or any Smith Non- Controlled Subsidiary. None of Smith, any Smith Subsidiary or any Smith Non- Controlled Subsidiary is the subject of any audit, examination, or other proceeding in respect of federal income Taxes; to Smith's Knowledge, no audit, examination or other proceeding in respect of federal income Taxes involving any of Smith, any Smith Subsidiary, or Smith Non-Controlled Subsidiary is being considered by any Tax authority; and except as set forth on Schedule 2.14(a) of the Smith Disclosure Letter, no audit, examination or other proceeding in respect of federal income taxes involving any of Smith, any Smith Subsidiary or any Smith Non-Controlled Subsidiary has occurred since December 31, 1995. To the Knowledge of Smith, no deficiencies for any Taxes have been proposed, asserted or assessed against Smith, any Smith Subsidiary or any Smith Non- Controlled Subsidiary, and no requests for waivers of the time to assess any such Taxes are pending. As used in this Agreement, "Taxes" shall include all taxes, charges, fees, levies and other assessments, including, without limitation, income, gross receipts, excise, property, sales, withholding (including, without limitation, dividend withholding and withholding required pursuant to Sections 1445 and 1446 of the
Code), social security, occupation, use, service, license, payroll, franchise, transfer and recording taxes, fees and charges, including estimated taxes, imposed by the United States or any taxing authority (domestic or foreign), whether computed on a separate, consolidated, unitary, combined or any other basis, and any interest, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to any such taxes, charges, fees, levies or other assessments.

          (b) Smith (i) for all taxable years for which the Internal Revenue Service ("IRS") could assert a tax liability, has been subject to taxation as a real estate investment trust (a "REIT") within the meaning of Section 856 of the Code and has satisfied all requirements to qualify as a REIT for all such years,
(ii) has operated since December 31, 2000 to the date of this representation, and intends to continue to operate, in such a manner as to qualify as a REIT for the taxable year ending on the earlier of December 31, 2001 or the Closing Date and, if later, for the taxable year of Smith ending on the Closing Date, and
(iii) has not taken or omitted to take any action which would reasonably be expected to result in a challenge to its status as a REIT and, to Smith's Knowledge, no such challenge is pending or threatened. Each Smith Subsidiary which is a partnership, joint venture or limited liability company, at all times since it became a Smith Subsidiary, (A) (i) has been treated for federal income tax purposes as a partnership or as an entity that is disregarded for federal income tax purposes and not as a corporation or as an association taxable as a corporation and (ii) has not owned any assets (including, without limitation, securities) that would cause Smith to violate Section 856(c)(4) of the Code or
(B)(i)
has been treated for federal income tax purposes as a corporation and that qualifies as a REIT within the meaning of Section 856 of the Code, a qualified REIT subsidiary under Section 856(i) of the Code, or a taxable REIT subsidiary under Section 856(l) of the Code. Smith Partnership is not a publicly traded partnership within the meaning of Section 7704(b) of the Code that is taxable as a corporation pursuant to Section 7704(a) of the Code. Each Smith Subsidiary which is a corporation has been since it became a Smith Subsidiary and each other issuer of securities in which Smith holds securities (within the meaning of Section 856(c) of the Code but excluding "straight debt" of issuers described in Section 856(c)(7)) having a value of more than 10 percent of the total value of the outstanding securities of such issuer is a REIT within the meaning of
Section 856 of the Code, a qualified REIT subsidiary under Section 856(i) of the Code or a taxable REIT subsidiary under Section 856(l) of the Code. Except as set forth in Schedule 2.14(b) of the Smith Disclosure Letter, neither Smith nor any Smith Subsidiary holds any asset (x) the disposition of which would be subject to rules similar to Section 1374 of the Code as a result of an election under IRS Notice 88-19 or Temporary Treas. Reg. (S)1.337(d)-5T or (y) which is subject to a consent filed pursuant to Section 341(f) of the Code and the regulations thereunder.

          (c) To Smith's knowledge, as of the date hereof, Smith is a "domestically-controlled" REIT within the meaning of Section 897(h) of the Code.

          (d) There are no liens for Taxes upon the assets of Smith, the Smith Subsidiaries or the Smith Non-Controlled Subsidiaries, other than liens for Taxes not yet due and payable.

          (e) Neither Smith nor any Smith Subsidiary is a party to any Tax allocation or sharing agreement.

          (f) Except as set forth in Section 2.18(i), Smith does not have any liability for the Taxes of any person other than Smith, the Smith Subsidiaries and the Smith Non-Controlled Subsidiaries, and the Smith Subsidiaries do not have any liability for the Taxes of any person other than Smith, the Smith Subsidiaries, the Smith Non-Controlled Subsidiaries and the Subsidiaries thereof
(A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (B) as a transferee or successor, (C) by contract, or (D) otherwise.

          (g) Smith and the Smith Subsidiaries have disclosed to the IRS all positions taken on its federal income Tax returns which could reasonably be expected to give rise to a substantial understatement of Tax under Section 6662 of the Code.

     2.15 No Payments to Employees, Officers or Directors. Schedule 2.15 to the Smith Disclosure Letter contains a true and complete list of all arrangements, agreements or plans pursuant to which cash and non-cash payments which will become payable to each employee, officer or director of Smith, any Smith Subsidiary or any Smith Non-Controlled Subsidiary as a result of the Merger or a termination of service subsequent to the consummation of the Merger. Except as described in Schedule 2.15 to the Smith Disclosure Letter, or as otherwise provided for in this Agreement, there is no employment or severance contract, or other agreement requiring payments, cancellation of indebtedness or other obligation to be made on a change of control or otherwise as a result of the consummation of any of the transactions contemplated by this Agreement or as a result of a termination of service subsequent to the consummation of any of the transactions contemplated by this Agreement, with respect to any employee, officer or director of Smith, any Smith Subsidiary or any Smith Non-Controlled Subsidiary. Except as described in
Schedule 2.15 of the Smith Disclosure Letter, there is no agreement or arrangement with any employee, officer, director or other service provider under which Smith, any Smith Subsidiary or any Smith Non-Controlled Subsidiary has agreed to pay any tax that might be owed under Section 4999 of the Code with respect to payments to such individuals.

     2.16 Broker; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than Goldman, Sachs & Co., the fees and expenses of which are described in the engagement letter dated April 5, 2001, between Goldman, Sachs & Co. and Smith, a true, correct and complete copy of which has previously been given to Archstone, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Smith or any Smith Subsidiary.

     2.17 Compliance with Laws. None of Smith, any Smith Subsidiary or any Smith Non-Controlled Subsidiary has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business, properties or operations, except in each case to the extent that such violation or failure would not reasonably be expected to have a Smith Material Adverse Effect.

     2.18 Contracts; Debt Instruments.

          (a) None of Smith, any Smith Subsidiary or any Smith Non-Controlled Subsidiary is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any material loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other material contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, nor to the Knowledge of Smith does such a violation or default exist, except in each case to the extent that such violation or default, individually or in the aggregate, would not reasonably be expected to have a Smith Material Adverse Effect.

          (b) Schedule 2.l8(b) to the Smith Disclosure Letter sets forth a list of each material loan or credit agreement, note, bond, mortgage, indenture and any other agreement or instrument pursuant to which any Indebtedness (as defined herein) of Smith, the Smith Subsidiaries and any Smith Non-Controlled Subsidiary, other than Indebtedness payable to Smith, a Smith Subsidiary or a Smith Non-Controlled Subsidiary, is outstanding or may be incurred. For purposes of this Section 2.18, "Indebtedness" shall mean (i) indebtedness for borrowed money, whether secured or unsecured, (ii) obligations under conditional sale or other title retention agreements relating to property purchased by such Person,
(iii) capitalized lease obligations, (iv) obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions (valued at the termination value thereof) and (v) guarantees of any such indebtedness of any other Person. Except as set forth in Schedule 2.18(c), none of Smith, any

Smith Subsidiary or any Smith Non-Controlled Subsidiary has any derivative instruments outstanding.

          (c) To the extent not set forth in response to the requirements of
Section 2.18(b), Schedule 2.18(c) to the Smith Disclosure Letter sets forth each interest rate cap, interest rate collar, interest rate swap, currency hedging transaction, and any other agreement relating to a similar transaction to which Smith, any Smith Subsidiary or any Smith Non-Controlled Subsidiary is a party or an obligor with respect thereto.

          (d) Except with respect to the agreements set forth in Schedule 2.18(b) or Schedule 2.18(i) of the Smith Disclosure Letter, none of Smith, any Smith Subsidiary or any Smith Non-Controlled Subsidiary is a party to any agreement which would restrict any of them from prepaying any of their Indebtedness without penalty or premium at any time or which requires any of them to maintain any amount of Indebtedness with respect to any of the Smith Properties.

          (e) Except as set forth in Schedule 2.18(e) of the Smith Disclosure Letter, none of Smith, any Smith Subsidiary or any Smith Non-Controlled Subsidiary is a party to any agreement relating to the management of any Smith Property by any Person other than Smith, a Smith Subsidiary or a Smith Non-Controlled Subsidiary.

          (f) Smith has delivered to Archstone prior to the date of this Agreement a true and complete capital budget for the year 2001 relating to budgeted capital improvements and development and the operating budget for the year 2001, each of which was prepared based on assumptions which management believed were reasonable.

          (g) Schedule 2.18(g) to the Smith Disclosure Letter lists all agreements entered into by Smith, any Smith Subsidiary or any Smith Non-Controlled Subsidiary providing for the sale of, or option to sell, any Smith Properties or the purchase of, or option to purchase, by Smith, any Smith Subsidiary or any Smith Non-Controlled Subsidiary, on the one hand, or the other party thereto, on the other hand, any real estate not yet consummated as of the date hereof.

          (h) Except as set forth in Schedule 2.18(h) to the Smith Disclosure Letter, none of Smith, any Smith Subsidiary or any Smith Non-Controlled Subsidiary has any pending claims or, to the knowledge of Smith, any threatened claims regarding material continuing contractual liability (A) for indemnification under any agreement relating to the sale of real estate previously owned, whether directly or indirectly, by Smith, any Smith Subsidiary or any Smith Non-Controlled Subsidiary or (B) to pay any additional purchase price for any of the Smith Properties.

          (i) None of Smith, any Smith Subsidiary or any Smith Non-Controlled Subsidiary has entered into or is subject, directly or indirectly, to any "Tax Protection Agreements," except as set forth in Schedule 2.18(i) to the Smith Disclosure Letter (true and correct copies of which have been made available to Archstone). As used herein, a Tax Protection Agreement is an agreement, oral or written, (A) that has as one of its purposes to permit a Person to take the position that such Person could defer federal taxable income that otherwise might have been recognized upon a transfer of property to the Smith Partnership or any other Smith Subsidiary that is treated as a partnership for federal income tax purposes, and that (i) prohibits or restricts in any manner the disposition of any assets of Smith, any Smith Subsidiary or any Smith Non-Controlled Subsidiary, (ii) requires that Smith, any Smith Subsidiary or any Smith Non-Controlled Subsidiary maintain, put in place, or replace, indebtedness, whether or not secured by one or more of the Smith Properties, or
(iii) requires that Smith, any Smith Subsidiary or any Smith Non-Controlled Subsidiary offer to any Person at any time the opportunity to guarantee or otherwise assume, directly or indirectly (including, without limitation, through a "deficit restoration obligation," guarantee (including, without limitation, a "bottom" guarantee), indemnification agreement or other similar arrangement), the risk of loss for federal income tax purposes for indebtedness or other liabilities of Smith, any Smith Subsidiary or any Smith Non-Controlled Subsidiary, (B) that specifies or relates to a method of taking into account book-tax disparities under Section 704(c) of the Code with respect to one or more assets of Smith or a Smith Subsidiary, or (C) that requires a particular method for allocating one or more liabilities of Smith or any Smith Subsidiary under Section 752 of the Code. None of Smith, any Smith Subsidiary or any Smith Non-Controlled Subsidiary is in violation of or in default under any Tax Protection Agreement.

     2.19 Opinion of Financial Advisor. Smith has received the written opinion of Goldman, Sachs & Co., Smith's financial advisor, dated as of the date of this Agreement, to the effect that, as of such date, the 1.975 New Archstone Common Shares to be received by the holders of Smith Common Stock for each share of Smith Common Stock pursuant to the Merger is fair to such holders from a financial point of view.

     2.20 State Takeover Statutes. Smith has taken all action necessary to exempt the transactions contemplated by this Agreement between Archstone and Smith and its Affiliates from the operation of the Maryland Business Combination Act, the Maryland Control Shares Acquisition Act and any other "fair price," "moratorium," "control share acquisition" or any other takeover statute or similar statute enacted under any laws of any state or federal laws of the United States or similar statute or regulation (a "Takeover Statute").

     2.21 Stockholder Rights Plan. The Board of Directors of Smith has resolved to, and Smith shall prior to the Merger, take all action necessary to render the rights (the "Smith Rights") issued pursuant to the terms of that certain Rights Agreement, dated as of December 2, 1998, between Smith and First Union National Bank, as rights agent (the "Smith Rights Agreement"), inapplicable to the Mergers, this Agreement, and the other transactions contemplated hereby.

     2.22 Investment Company Act of 1940. None of Smith, any Smith Subsidiary or any Smith Non-Controlled Subsidiary is, or at the Effective Time of the Merger will be, required to be registered under the Investment Company Act of 1940, as amended (the " 1940 Act").

     2.23 Definition of "Knowledge of Smith". As used in this Agreement, the phrase "Knowledge of Smith" (or words of similar import) means the actual knowledge of those individuals identified in Schedule 2.23 to the Smith Disclosure Letter.

     2.24 Required Stockholder Approvals and Partner Approvals. The affirmative vote of the holders of at least two-thirds of the Smith Common Stock outstanding and entitled to vote and voting together as a single class is the only vote of the holders of any class or series of Smith stock necessary or required under this Agreement or under applicable law to approve the Merger and this Agreement. The approval of Smith and the affirmative vote of (a) holders of a majority of the outstanding Smith OP Units and (b) holders of a majority of Smith OP Units held by limited partners other than Smith, voting in accordance with the Smith Partnership Agreement, are the only votes of the holders of any class or series of Smith Partnership's partnership interests necessary or required under this Agreement or under applicable law to approve this Agreement, the Merger, the withdrawal of Smith as general partner and the Partnership Merger (including, without limitation, termination of the Smith Partnership Agreement).


                                   ARTICLE 3


         REPRESENTATIONS AND WARRANTIES OF ARCHSTONE AND NEW ARCHSTONE

     Except as specifically set forth in the Archstone SEC Documents (as defined herein) or in the schedule delivered to Smith prior to the execution hereof and identified by any of the Chairman and Chief Executive Officer, Chief Financial Officer or a Senior Vice President of Archstone as the disclosure letter to this Agreement (the "Archstone Disclosure Letter"), Archstone and New Archstone represent and warrant to Smith and Smith Partnership as follows:

     3.1 Organization, Standing and Power of Archstone. (a) Archstone is a real estate investment trust duly organized, validly existing and in good standing under the laws of Maryland. Archstone has all requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted. Archstone is duly qualified or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not reasonably be expected to have an Archstone Material Adverse Effect (as defined herein). As used in this Agreement, an "Archstone Material Adverse Effect" means any circumstance, event, occurrence, change or effect that is materially adverse to the business, properties, assets (tangible or intangible), financial condition or results of operations of Archstone, New Archstone and the Subsidiaries of Archstone (collectively, "Archstone Subsidiaries"), taken as a whole, except, in each case, as a result of (i) changes in general economic conditions nationally or regionally, (ii) changes affecting the real estate industry generally which do not affect Archstone materially disproportionately relative to other participants in the real estate industry similarly situated, or (iii) in and of itself and without the occurrence of any other Archstone Material Adverse Effect, changes in the trading prices of Archstone Common Shares or any series of Archstone Preferred Shares. Archstone has delivered to Smith complete and correct copies of the Archstone Declaration of Trust and the bylaws of Archstone, as amended or supplemented to the date of this Agreement (the "Archstone Bylaws").

          (b) New Archstone is a real estate investment trust duly organized, validly existing and in good standing under the laws of Maryland. New Archstone has all requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted. New Archstone is duly qualified or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary.


     3.2 Archstone Subsidiaries.

          (a) Schedule 3.2(a) to the Archstone Disclosure Letter sets forth (i) each Archstone Subsidiary and each entity in which Archstone holds non-voting equity securities (but no voting equity securities) (collectively, the "Archstone Non-Controlled Subsidiaries"), (ii) the ownership interest therein of Archstone, (iii) if not directly or indirectly wholly owned by Archstone, the identity and ownership interest of each of the other owners of such Archstone Subsidiary, (iv) each property owned by such Archstone Subsidiary, and (v) if not wholly owned by such Archstone Subsidiary, the identity and ownership interest of each of the other owners of such property.

          (b) Except as set forth in Schedule 3.2(b) to the Archstone Disclosure Letter, (i) all of the outstanding shares of capital stock owned by Archstone or an Archstone Subsidiary of each Archstone Subsidiary and each Archstone Non-Controlled Subsidiary that is a corporation have been duly authorized, validly issued and are (A) fully paid and nonassessable and not subject to preemptive or similar rights and (B) owned free and clear of all Liens and (ii) all equity interests in each Archstone Subsidiary that is a partnership, joint venture, limited liability company or trust which are owned by Archstone, by another Archstone Subsidiary or by Archstone and another Archstone Subsidiary are owned free and clear of all Liens. Each Archstone Subsidiary that is a corporation is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted, and each Archstone Subsidiary that is a partnership, limited liability company or trust is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted. Each Archstone Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not reasonably be expected to have an Archstone Material Adverse Effect. Complete and correct copies of the articles of incorporation, bylaws, organization documents and partnership, joint venture and operating agreements of each Archstone Subsidiary, as amended to the date of this Agreement, have been previously delivered or made available to Smith.

     3.3 Capital Structure.

          (a) The authorized shares of beneficial interest of Archstone consist of 250,000,000 shares of beneficial interest, consisting of 232,100,000 Archstone Common Shares, 9,200,000 Archstone Series A Preferred Shares, 4,200,000 Archstone Series B Preferred Shares, 2,000,000 Archstone Series C Preferred Shares, 2,300,000 Archstone Series D Preferred Shares, 1,600,000 Archstone Series E Preferred Shares, 800,000 Archstone Series F Preferred Shares, 600,000 Archstone Series G Preferred Shares and 2,500,000 Junior Participating Preferred Shares of Beneficial Interest, $1.00 par value per share ("Archstone Participating Preferred Shares"), of Archstone. As of May 2, 2001, 120,864,151 Archstone Common Shares were issued and outstanding, 3,237,435 Archstone Series A Preferred Shares were issued and outstanding, 4,200,000 Archstone Series B Preferred Shares were issued and outstanding (all of which will be redeemed prior to May 11, 2001), 2,000,000 Archstone Series C Preferred Shares were issued and outstanding, 2,300,000 Archstone Series D Preferred Shares were issued and outstanding, no Archstone Series E Preferred Shares were issued and outstanding, no Archstone Series F Preferred Shares were issued and outstanding, no Archstone Series G Preferred Shares were issued and outstanding, and no Archstone Participating Preferred Shares were issued and outstanding.

          (b) Set forth in Schedule 3.3(b) to the Archstone Disclosure Letter is a true and complete list of the following: (i) each qualified or nonqualified option to purchase Archstone's shares of beneficial interest granted under the Archstone 1997 Long-Term Incentive Plan, Archstone 1996 Share Option Plan for Trustees, Archstone 1987 Share Option Plan for Outside Trustees and Archstone Communities Trust Employee Stock Purchase Plan or any other formal or informal arrangement (collectively, the "Archstone Options"); and (ii) except for the Archstone Series A Preferred Shares, Archstone Series E Preferred Units, Archstone Series F Preferred Units, Archstone Series G Preferred Units and the Archstone Participating Preferred Shares, all other warrants or other rights to acquire Archstone's shares of beneficial interest, all share appreciation rights, phantom shares, dividend equivalents, performance units and performance shares which are outstanding on the date of this Agreement. Schedule 3.3(b) to the Archstone Disclosure Letter sets forth the Archstone Options granted to Archstone's Chief Executive Officer and four other most highly compensated officers, the date of each grant, the status of each Archstone Option as qualified or nonqualified under Section 422 of the Code, the number of Archstone Common Shares subject to each Archstone Option, the number and type of Archstone's Common Shares subject to Archstone Options that are currently exercisable, the exercise price per share, and the number and type of such shares subject to share appreciation rights. On the date of this Agreement, except as set forth in this Section 3.3 or excepted therefrom or as set forth in
Schedule 3.3(b) or 3.3 (d) to the Archstone Disclosure Letter, no shares of beneficial interest of Archstone were outstanding or reserved for issuance.

          (c) All outstanding shares of beneficial interest of Archstone are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive or similar rights under law or the Archstone Declaration of Trust or Archstone Bylaws, or any contract or instrument to which Archstone is a party or by which it is bound. There are no bonds, debentures, notes or other indebtedness of Archstone having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Archstone may vote.

          (d) Except as set forth in this Section 3.3 or in Schedule 3.3(b) or 3.3(d) to the Archstone Disclosure Letter, as of the date of this Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements (other than this Agreement), arrangements or undertakings of any kind to which Archstone or any Archstone Subsidiary is a party or by which such entity is bound, obligating Archstone or any Archstone Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of beneficial interest, voting securities or other ownership interests of Archstone or any Archstone Subsidiary or obligating Archstone or any Archstone Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking (other than to Archstone or an Archstone Subsidiary).

          (e) All dividends on Archstone Common Shares and Archstone Existing Preferred Shares, which have been declared prior to the date of this Agreement have been paid in full.

          (f) The New Archstone Common Shares and the New Archstone Preferred Shares to be issued by New Archstone pursuant to this Agreement have been duly authorized for issuance, and upon issuance will be duly and validly issued, fully paid, nonassessable and not subject to preemptive or similar rights under law. The Archstone Common Shares and Archstone Preferred Shares to be issued by Archstone to holders of Smith OP Units and Smith Preferred Units (other than New Archstone, as the successor to Smith in the Merger) in the Partnership Merger pursuant to this Agreement have been duly authorized for issuance, and upon issuance will be duly and validly issued, fully paid and nonassessable (except and only to the extent set forth in Section 8.5 of Annex A to the Archstone Declaration of Trust and, only in the case of a recipient of Archstone Common Shares who has undertaken a "deficit restoration obligation" pursuant to Section 13.3.B of Annex A of the Archstone Declaration of Trust, to the extent provided in Section 13.3.B, Section 13.3.C and Section 13.3.D thereof) and not subject to preemptive or similar rights under law. The Archstone Common Shares and Archstone Preferred Shares to be issued by Archstone to New Archstone in the Archstone Merger and in the Partnership Merger pursuant to this Agreement have been duly authorized for issuance, and upon issuance will be duly and validly issued, fully paid and nonassessable (except and only to the extent set forth in Sections 2.2, 5.5, 8.5 and 11.3 of Annex A to the Archstone Declaration of Trust) and not subject to preemptive or similar rights under law.

     3.4 Other Interests. Except for interests in the Archstone Subsidiaries, Archstone Non-Controlled Subsidiaries and certain other entities as set forth in
Schedule 3.2(a), 3.2(b) or 3.4 to the Archstone Disclosure Letter (the "Archstone Other Interests"), neither Archstone nor any of its Subsidiaries owns directly or indirectly any interest or investment (whether equity or debt) in excess of $1,000,000 individually, or $10,000,000 in the aggregate, in any corporation, partnership, joint venture, business, trust or other entity (other than investments in short-term investment securities). With respect to the Archstone Other Interests, Archstone is a partner or shareholder in good standing, and owns such interests free and clear of all Liens. Neither

Archstone nor any of the Archstone Subsidiaries is in material breach of any agreement, document or contract which is of a material nature governing its rights in or to the Archstone Other Interests, all of which agreements, documents and contracts are (a) listed in Schedule 3.4 to the Archstone Disclosure Letter, (b) unmodified except as described therein and (c) to the Knowledge of Archstone (as defined herein), in full force and effect. To the Knowledge of Archstone, the other parties to any such agreement, document or contract which is of a material nature are not in breach of any of their respective obligations under such agreements, documents or contracts.

     3.5 Authority; Noncontravention; Consents.

          (a) Each of Archstone and New Archstone (collectively the "Archstone Parties") has the requisite power and authority to enter into this Agreement and, subject to the requisite shareholder approval by the holders of Archstone Common Shares of the Merger, the Archstone Merger, the Proposed Archstone Charter Amendments (as defined herein) and the amendment or adoption of any stock option plan as necessary to satisfy Archstone's and New Archstone's obligations under Section 5.8(c) (the "Archstone Shareholder Approvals" and, together with the Smith Stockholder Approvals, the "Shareholder Approvals"), to consummate the transactions contemplated by this Agreement to which each Archstone Party is a party. The execution and delivery of this Agreement by Archstone and New Archstone and the consummation by the Archstone Parties of the transactions contemplated by this Agreement to which each Archstone Party is a party have been duly authorized by all necessary action on the part of such Archstone Party, except for and subject to the Archstone Shareholder Approvals. This Agreement has been duly executed and delivered by Archstone and New Archstone and constitutes a valid and binding obligation of Archstone and New Archstone, enforceable against Archstone and New Archstone in accordance with and subject to its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

          (b) Except as set forth in Schedule 3.5(b)(1) to the Archstone Disclosure Letter and subject to receipt of the Archstone Shareholder Approvals, the execution and delivery of this Agreement by Archstone or New Archstone do not, and the consummation of the transactions contemplated by this Agreement to which any Archstone Party is a party and compliance by Archstone or New Archstone with the provisions of this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of any Archstone Party or any Archstone Subsidiary under, (i) the Archstone Declaration of Trust or the Archstone Bylaws or the comparable charter or organizational documents or partnership, operating or similar agreement (as the case may be) of any other Archstone Party or Archstone Subsidiary, each as amended or supplemented to the date of this Agreement, (ii) any loan or credit agreement, note, bond, mortgage, indenture, reciprocal easement agreement, lease or other agreement, instrument, permit, concession, franchise or license applicable to Archstone or any Archstone Subsidiary or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Laws applicable to Archstone or any Archstone Subsidiary or their respective properties or assets, other than, in the case of clause (ii) or
(iii), any such conflicts, violations, defaults, rights, loss or Liens that individually or in the aggregate would not reasonably be expected to (x) have an Archstone Material Adverse Effect or (y) prevent or materially impair the ability of Archstone to perform any of its obligations hereunder or prevent or materially threaten or impede the consummation of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to any Archstone Party or any Archstone Subsidiary in connection with the execution and delivery of this Agreement by Archstone or the consummation by Archstone or any Archstone Subsidiary of any of the transactions contemplated by this Agreement, except for (i) the filing with the SEC of (x) the Form S-4 (as defined herein) and (y) such reports and filings under the Securities Act and under Sections 13(a) and 13(d) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the filing and acceptance for record of the REIT Articles of Merger and the Partnership Articles of Merger by the Department, (iii) the filing of the Delaware Certificate of Merger with the Office of the Secretary of State of the State of Delaware, (iv) such filings as may be required in connection with the payment of any transfer and gains taxes and (v) such other consents, approvals, orders, authorizations, registrations, declarations and filings (A) as are set forth in Schedule 3.5(b)(2) to the Archstone Disclosure Letter or (B) as may be required under (w) the HSR Act, (x) federal, state or local environmental laws or (y) the "blue sky" laws of various states, to the extent applicable, or (C) which, if not obtained or made, would not prevent or delay in any material respect the consummation of any of the transactions contemplated by this Agreement or otherwise prevent Archstone from performing its obligations under this Agreement in any material respect or reasonably be expected to have, individually or in the aggregate, an Archstone Material Adverse Effect.

     3.6 SEC Documents; Financial Statements; Undisclosed Liabilities. Archstone has filed all reports, schedules, forms, statements and other documents required to be filed with the SEC since December 31, 1997 through the date hereof (the "Archstone SEC Documents"). All of the Archstone SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such Archstone SEC Documents. None of the Archstone SEC Documents at the time of filing contained, nor will any report, schedule, form, statement or other document filed by Archstone after the date hereof and prior to the Effective Time of the Merger contain, any untrue statement of a material fact or omitted or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Archstone and the Archstone Subsidiaries included in the Archstone SEC Documents complied, or will comply, as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been or will be prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the applicable rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, or will fairly present, in all material respects in accordance with the applicable requirements of GAAP and the applicable rules and regulations of the SEC, the consolidated financial position of Archstone and the Archstone Subsidiaries, taken as a whole, as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (except, in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act). Except for liabilities and obligations set forth in the Archstone SEC Documents or in Schedule 3.6 to the Archstone Disclosure Letter, neither Archstone nor any Archstone Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of Archstone or in the notes thereto and which, individually or in the aggregate, would reasonably be expected to have an Archstone Material Adverse Effect.

     3.7 Absence of Certain Changes or Events. Except as disclosed in the Archstone SEC Documents or in Schedule 3.7 to the Archstone Disclosure Letter, since December 31, 2000 (the "Archstone Financial Statement Date"), Archstone and the Archstone Subsidiaries have conducted their business only in the ordinary course (taking into account prior practices, including the acquisition of properties and issuance of securities) and there has not been (a) any circumstance, event, occurrence, change or effect that has had an Archstone Material Adverse Effect, nor has there been any circumstance, event, occurrence, change or effect that with the passage of time would reasonably be expected to result in an Archstone Material Adverse Effect, (b) except for regular quarterly distributions not in excess of $0.41 per Archstone Common Share or the stated distribution rate for each Archstone Existing Preferred Share, subject to changes pursuant to Section 5.10 and to any Corresponding Archstone Dividends and Distributions paid pursuant to Section 1.15(e)(ii) and to rounding adjustments as necessary and with customary record and payment dates, any authorization, declaration, setting aside or payment of any dividend or other distribution (whether in cash, shares or property) with respect to Archstone Common Shares or Archstone Existing Preferred Shares, (c) any split, combination or reclassification of any of Archstone's shares of beneficial interest, (d) any damage, destruction or loss, whether or not covered by insurance, that has had or would reasonably be expected to have an Archstone Material Adverse Effect or
(e) any change made prior to the date of this Agreement in accounting methods, principles or practices by Archstone or any Archstone Subsidiary materially affecting its assets, liabilities or business, except insofar as may have been disclosed in the Archstone SEC Documents or required by a change in GAAP.

     3.8 Litigation. Except as disclosed in the Archstone SEC Documents or in
Schedule 3.8 to the Archstone Disclosure Letter, and other than personal injury and other routine tort litigation arising from the ordinary course of operations of Archstone and the Archstone Subsidiaries (a) which are covered by insurance, subject to a reasonable deductible or retention limit or (b) for which all material costs and liabilities arising therefrom are reimbursable pursuant to common area maintenance or similar agreements, there is no suit, action or proceeding pending (in which service of process has been received by an employee of Archstone or an Archstone Subsidiary) or, to the Knowledge of Archstone, threatened in writing against or affecting Archstone or any Archstone Subsidiary that, individually or in the aggregate, would reasonably be expected to (i) have an Archstone Material Adverse Effect or (ii) prevent or materially impair the ability of Archstone to perform any of its obligations hereunder or prevent or materially threaten or impair the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental

Entity or arbitrator outstanding against Archstone or any Archstone Subsidiary having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect.

     3.9 Properties.

          (a) Except as set forth in Schedule 3.9(a) to the Archstone Disclosure Letter, Archstone or one of the Archstone Subsidiaries owns fee simple title to each of the real properties listed in the Archstone SEC Filings as owned by it (the "Archstone Properties").

          (b) The Archstone Properties are not subject to any Encumbrances or Property Restrictions which reasonably could be expected to cause an Archstone Material Adverse Effect.

          (c) Valid policies of title insurance (or fully paid and enforceable commitments therefor) have been issued insuring Archstone's or the applicable Archstone Subsidiary's fee simple title or leasehold estate, as the case may be, to the Archstone Properties in amounts which are approximately equal to the purchase price thereof paid by Archstone or the applicable Archstone Subsidiaries therefor, except where the failure to obtain such title insurance would not reasonably be expected to have an Archstone Material Adverse Effect. Such policies are, at the date hereof, in full force and effect. No material claim has been made against any policy.

          (d) With respect to any Archstone Property with Five Hundred (500) units or more, Archstone has no Knowledge:

              (i) that it has failed to obtain a certificate, permit or license from any governmental authority having jurisdiction over such Archstone Property where such failure would reasonably be expected to have a material adverse effect on such Archstone Property or of any pending threat of modification or cancellation of any of the same which would reasonably be expected to have a material adverse effect on such Archstone Property;

              (ii) of any written notice of any violation of any federal, state or municipal law, ordinance, order, rule, regulation or requirement affecting such Archstone Property issued by any governmental authority which would reasonably be expected to have a material adverse effect on such Archstone Property; or

              (iii) that it has received written or published notice to the effect that (a) any condemnation or involuntary rezoning proceedings are pending or threatened with respect to such Archstone Property or (b) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of such Archstone Property or by the continued maintenance, operation or use of the parking areas other than such notices, which, in the aggregate, would not reasonably be expected to have a material adverse effect on such Archstone Property.


          (e) With respect to Archstone Properties with less than Five Hundred
(500) units, Archstone has no Knowledge:

              (i) that it has failed to obtain certificates, permits or licenses from any governmental authority having jurisdiction over any such Archstone Properties, the absence of which, in the aggregate , would reasonably be expected to have an Archstone Material Adverse Effect or of any pending threat of modification or cancellation of any of the same which, in the aggregate, would reasonably be expected to have an Archstone Material Adverse Effect;

              (ii) of any written notices of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting such Archstone Properties issued by any governmental authority which, in the aggregate, would reasonably be expected to have an Archstone Material Adverse Effect; or

              (iii) that it has received written or published notice to the effect that (a) any condemnation or involuntary rezoning proceedings are pending or threatened with respect to any of such Archstone Property or (b) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of such Archstone Properties or by the continued maintenance, operation or use of the parking areas other than such notices, which, in the aggregate, would not reasonably be expected to have an Archstone Material Adverse Effect.

          (f) Archstone has no Knowledge (i) of any structural defects relating to Archstone Properties, Archstone Properties whose building systems are not in working order, physical damage to any Archstone Property for which there is not insurance in effect covering the cost of the restoration and the loss of revenue (subject to a reasonable deduction or retention limit), except such structural defects, building systems not in working order and physical damage, which, in the aggregate, would not reasonably be expected to have an Archstone Material Adverse Effect.

          (g) Except as set forth in Schedule 3.9(g) to the Archstone Disclosure Letter, (i) all work to be performed, payments to be made and actions to be taken by Archstone or the Archstone Subsidiaries prior to the date hereof pursuant to any agreement entered into with a governmental body or authority in connection with a site approval, zoning reclassification or similar action relating to any Archstone Properties (e.g., Local Improvement District, Road Improvement District, Environmental Mitigation), have been performed, paid or taken, as the case may be, and (ii) Archstone has no Knowledge of any planned or proposed work, payments or actions that may be required after the date hereof pursuant to such agreements, in each of cases (i) and (ii) except where the failure to do so would, in the aggregate, not reasonably be expected to have an Archstone Material Adverse Effect.

          (h) Insurance summaries previously provided by Archstone to Smith contain a true and complete list, by type of insurance, carrier, coverages (including limits) and term, of all material policies of casualty, liability and other types of insurance (except title insurance) carried by Archstone or any Archstone Subsidiary. All such policies are in full force and effect and neither Archstone nor any Archstone Subsidiary has received from any insurance company notice of any material defects or deficiencies affecting the insurability of Archstone or any Archstone Subsidiary or any of their respective assets thereunder.

     3.10 Environmental Matters.

     Except as disclosed in the Archstone SEC Documents,

              (i) none of Archstone, any of the Archstone Subsidiaries or, to Archstone's Knowledge, any other Person has caused or permitted the presence of any Hazardous Materials at, on or under any of the Archstone Properties, such that the presence of such Hazardous Materials (including the presence of asbestos in any buildings or improvements at the Archstone Properties) would, individually or in the aggregate, reasonably be expected to have an Archstone Material Adverse Effect;

              (ii) except as authorized by the Environmental Permits, there have been no Releases of Hazardous Materials at, on, under or from (A) the Archstone Properties, or (B) any real property formerly owned, operated or leased by Archstone or the Archstone Subsidiaries during the period of such ownership, operation or tenancy, which would, individually or in the aggregate, reasonably be expected to have an Archstone Material Adverse Effect;

              (iii) (y) Archstone and the Archstone Subsidiaries have not failed to comply with all Environmental Laws, and (z) neither Archstone nor any of the Archstone Subsidiaries has any liability under the Environmental Laws, except in each of cases (y) and (z) to the extent such failure to comply or any such liability, individually or in the aggregate, would not reasonably be expected to have an Archstone Material Adverse Effect; and

              (iv) Archstone and the Archstone Subsidiaries have been duly issued, and currently have and will maintain through the Merger Closing Date, all Environmental Permits necessary to operate their businesses as currently operated except where the failure to obtain and maintain such Environmental Permits would not, individually or in the aggregate, reasonably be expected to have an Archstone Material Adverse Effect. Archstone and the Archstone Subsidiaries have timely filed applications for all Environmental permits.

     3.11 Taxes.

          (a) Each of Archstone, the Archstone Subsidiaries and the Archstone Non-Controlled Subsidiaries (i) has filed all Tax returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so), and all such returns and reports are accurate and complete in all material respects, (ii) has paid (or Archstone has paid on its behalf) all Taxes shown on such returns and reports as required to be paid by it and (iii) has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 3121, and 3402 of the Code or similar provisions under any foreign laws) and has, within the time period prescribed by law, withheld and paid over to the proper governmental entities all amounts required to be so withheld and paid over under applicable laws and regulations, except, with respect to all of the foregoing, where the failure to file such tax returns or reports or failure to pay such Taxes or failure to comply with such requirements would not reasonably be expected to have an Archstone Material Adverse Effect. The most recent audited financial statements contained in the Archstone SEC Documents reflect an adequate reserve for all material Taxes payable by Archstone, the Archstone Subsidiaries and the Archstone Non-Controlled Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. Since the Archstone Financial Statement Date, to Archstone's Knowledge, Archstone has incurred no liability for Taxes under Sections 857(b), 860(c) or 4981 of the Code, including without limitation any Tax arising from a prohibited transaction described in
Section 857(b)(6) of the Code, and none of Archstone, any Archstone Subsidiary or any Archstone Non-Controlled Subsidiary has incurred any material liability for Taxes other than in the ordinary course of business. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentence will be imposed upon Archstone, any Archstone Subsidiary or any Archstone Non-Controlled Subsidiary. None of Archstone, any Archstone Subsidiary or any Archstone Non-Controlled Subsidiary is the subject of any audit, examination, or other proceeding in respect of federal income Taxes, and to Archstone's Knowledge, no audit, examination or other proceeding in respect of federal income Taxes involving Archstone, any Archstone Subsidiary or any Archstone Non-Controlled Subsidiary is being considered by any Tax authority; and except as set forth on Schedule 3.11(a) to the Archstone Disclosure Letter, no audit, examination or other proceeding in respect of federal income Taxes involving Archstone, any Archstone Subsidiary or any Archstone Non-Controlled Subsidiary has occurred. To the Knowledge of Archstone, no deficiencies for any Taxes have been proposed, asserted or assessed against Archstone, any of the Archstone Subsidiaries or any Archstone Non-Controlled Subsidiary, and no requests for waivers of the time to assess any such Taxes are pending.

          (b) Archstone (i) for all taxable years for which the IRS could assert a tax liability, has been subject to taxation as a REIT within the meaning of
Section 856 of the Code and has qualified as a REIT for all such years, (ii) has operated since December 31, 2000 to the date of this representation, and intends to continue to operate, in such a manner as to qualify as a REIT for its taxable year that and (iii) has not taken or omitted to take any action which would reasonably be expected to result in a challenge to its status as a REIT and, to Archstone's Knowledge, no such challenge is pending or threatened. New Archstone
(i) has operated since its formation to the date of this representation, and intends to continue to operate, in such a manner as to qualify as a REIT for the taxable year that includes the Closing Date and (ii) has not taken or omitted to take any action which would reasonably be expected to result in a challenge to its status as a REIT and, to Archstone's Knowledge, no such challenge is pending or threatened. Each Archstone Subsidiary which is a partnership, joint venture or limited liability company, at all times since it became an Archstone Subsidiary, (A)(i) has been treated for federal income tax purposes as a partnership or as an entity that is disregarded for federal income tax purposes and not as a corporation or as an association taxable as a corporation and (ii) has not owned any assets (including, without limitation, securities) that would cause Archstone to violate Section 856(c)(4) of the Code or (B)(i) has been treated for federal income tax purposes as a corporation and that qualifies as a REIT within the meaning of Section 856 of the Code, a qualified REIT subsidiary under Section 856(i) of the Code, or a taxable REIT Subsidiary under Section 856(l) of the Code. Archstone Partnership is not a publicly traded partnership within the meaning of Section 7704(b) of the Code that is taxable as a corporation pursuant to Section

7704(a) of the Code. Each Archstone Subsidiary which is a corporation has been since it became an Archstone Subsidiary, and each other issuer of securities in which Archstone holds securities (within the meaning of Section 856(c) of the Code but excluding "straight debt" of issuers described in Section 856(c)(7)) having a value of more than 10 percent of the total value of the outstanding securities of such issuer is a qualified REIT subsidiary under Section 856(i) of the Code or a taxable REIT subsidiary under Section 856(l) of the Code. Except as set forth in Schedule 3.11(b) to the Archstone Disclosure Letter, neither Archstone nor any Archstone Subsidiary holds any asset (x) the disposition of which would be subject to rules similar to Section 1374 of the Code as a result of an election under IRS Notice 88-19 or Temporary Treas. Reg. (S)1.337(d)-5T or
(y) which is subject to a consent filed pursuant to Section 341(f) of the Code and the regulations thereunder.

          (c) To Archstone's knowledge, as of the date hereof, Archstone is a "domestically-controlled REIT" within the meaning of Section 897(h)(4)(B) of the Code.

          (d) There are no liens for Taxes upon the assets of Archstone, the Archstone Subsidiaries or the Archstone Non-Controlled Subsidiaries.

          (e) Neither Archstone nor any Archstone Subsidiary is a party to any Tax allocation or sharing agreement.

          (f) Archstone does not have any liability for the Taxes of any person other than Archstone, the Archstone Subsidiaries and Archstone Non-Controlled Subsidiaries, the Archstone Subsidiaries and the Archstone Non-Controlled Subsidiaries do not have any liability for the Taxes of any person other than Archstone, the Archstone Subsidiaries and the Archstone Non-Controlled Subsidiaries (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (B) as a transferee or successor, (C) by contract, or (D) otherwise.

          (g) Since Archstone's taxable year which ended December 31, 1996, Archstone has qualified as a REIT, and commencing on January 1, 1997, and all times thereafter, Archstone qualified as an association described in Treasury Regulation (S)301.7701-2(b)(2) pursuant to Treasury Regulation (S)301.7701-3(b)(3)(i), and Archstone has not made any election pursuant to Treasury Regulation (S)301.7701-3(c)(1)(i) to change its classification from that of an association. Archstone is currently eligible to change its classification from that of an association to that of a partnership or an entity that is classified as an entity disregarded as separate from its owner, without being subject to the limitations imposed by Treasury Regulation (S)301.7701-3(c)(1)(iv).

          (h) Archstone and the Archstone Subsidiaries have disclosed to the IRS all positions taken on its federal income Tax returns which could reasonably be expected to give rise to a substantial understatement of Tax under Section 6662 of the Code.

     3.12 Brokers, Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than Morgan Stanley & Co. Incorporated, the fees and expenses of which will be paid by Archstone and are described in the engagement letter dated April 23, 2001, between Morgan Stanley & Co. Incorporated and Archstone, a true, correct and complete copy of which has previously been given to Smith, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Archstone or any Archstone Subsidiary.

     3.13 Compliance with Laws. Neither Archstone nor any of the Archstone Subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business, properties or operations, except in each case to the extent that such violation or failure would not reasonably be expected to have an Archstone Material Adverse Effect.

     3.14 Contracts; Debt Instruments. Neither Archstone nor any Archstone Subsidiary has received a written notice that Archstone or any Archstone Subsidiary is in violation of or in default under (nor to the Knowledge of Archstone does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any material loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other material contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, nor to the Knowledge of Archstone does such a violation or default exist, except as set forth on Schedule 3.14 to the Archstone Disclosure Letter or to the extent such violation or default, individually or in the aggregate, would not reasonably be expected to have an Archstone Material Adverse Effect.

     3.15 Opinion of Financial Advisor. Archstone has received the opinion of Morgan Stanley & Co. Incorporated, Archstone's financial advisor, to the effect that the consideration to be paid by Archstone and New Archstone in connection with the Mergers is fair, from a financial point of view, to Archstone.

     3.16 State Takeover Statutes. Archstone has taken and New Archstone will take all action necessary to exempt the transactions contemplated by this Agreement between Archstone and Smith and its Affiliates from the operation of Takeover Statutes.

     3.17 Investment Company Act of 1940. Neither Archstone, New Archstone nor any of the Archstone Subsidiaries is, or at the Effective Time of the Merger will be, required to be registered under the 1940 Act.

     3.18 Definition of "Knowledge of Archstone". As used in this Agreement, the phrase "Knowledge of Archstone" (or words of similar import) means the actual knowledge of those individuals identified in Schedule 3.18 to the Archstone Disclosure Letter.

     3.19 Required Shareholder Approvals. The affirmative vote of the holders of not less than a majority of all votes entitled to be cast by holders of Archstone Common Shares outstanding and entitled to vote and voting together as a single class is the only vote of the holders of any class or series of Archstone capital shares or New Archstone capital shares of or on behalf of Archstone or New Archstone necessary or required under this Agreement or under applicable law to approve the Merger, the Archstone Merger, this Agreement, the proposed amendments to the Archstone Declaration of Trust, substantially in the form of Exhibit F, which have been approved by the Board of Trustees of Archstone (the "Proposed Archstone Charter Amendments"), the amendment or adoption of any stock option plan as necessary to satisfy Archstone's and New Archstone's obligations under Section 5.8(c) and the other matters contemplated hereby.

                                   ARTICLE 4

                                   COVENANTS

     4.1 Conduct of Smith's and Smith Partnership's Business Pending Merger. During the period from the date of this Agreement to the Effective Times, except as consented to in writing by Archstone or as contemplated in this Agreement, Smith and Smith Partnership shall, and shall cause (or, in the case of Smith Subsidiaries and Smith Non-Controlled Subsidiaries that Smith or Smith Partnership do not control, shall use commercially reasonable efforts to cause) each of the Smith Subsidiaries and each of the Smith Non-Controlled Subsidiaries to:

          (a) conduct its business only in the usual, regular and ordinary course and in substantially the same manner as heretofore conducted, except for such changes as are expressly required by this Agreement;

          (b) use commercially reasonable efforts to preserve intact its business organizations and goodwill and, provided it does not require additional compensation, keep available the services of its officers and employees;

          (c) confer on a regular basis with one or more representatives of Archstone to report operational matters of materiality and, subject to Section 4.3, any proposals to engage in material transactions;

          (d) promptly notify Archstone of the occurrence or existence of any circumstance, event, occurrence, change or effect that has had or would reasonably be expected to have a Smith Material Adverse Effect;

          (e) promptly deliver to Archstone true and correct copies of any report, statement, schedule or other document filed with the SEC subsequent to the date of this Agreement;

          (f) maintain its books and records in accordance with GAAP consistently applied and not change in any material manner any of its methods, principles or practices of accounting in effect at the Smith Financial Statement Date, except as may be required by the SEC, applicable law or GAAP;

          (g) duly and timely file all reports, tax returns and other documents required to be filed with federal, state, local and other authorities, subject to extensions permitted by law, provided Smith notifies Archstone that it is availing itself of such extensions and provided such extensions do not adversely affect Smith's status as a qualified REIT under the Code;

          (h) except as set forth in Schedule 4.1(h) to the Smith Disclosure Letter, maintain in full force and effect insurance coverage substantially similar to insurance coverage maintained on the date hereof;

          (i) unless required by law or necessary to either (1) preserve Smith's status as a REIT, or (2) qualify or preserve the status of any Smith Subsidiary as a partnership for federal income tax purposes, as a qualified REIT subsidiary under Section 856(i) of the Code, or as a taxable REIT subsidiary under Section 856(l) of the Code, as the case may be (in which event Smith or the applicable Smith Subsidiary shall not fail to make such election in a timely manner) neither (A) make or rescind any express or deemed election relative to Taxes (except for the Election), (B) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, except where such settlement or compromise will not materially and adversely affect Smith, the Smith Subsidiaries or the Smith Non-Controlled Subsidiaries, nor (C) change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns that have been filed for prior taxable years, except as may be required by applicable law or except for changes that are reasonably expected not to have a Smith Material Adverse Effect.

          (j) except as set forth in Schedule 4.1(j) to the Smith Disclosure Letter, not (1) acquire, enter into any option to acquire, or exercise an option or other right or election or enter into any other commitment or contractual obligation (each, a "Commitment") for the acquisition of any real property except (A) as permitted in a property capital budget approved in writing by Archstone or delivered to Archstone as provided for in Section 2.18(f) or (B) other transactions involving consideration of less than $10,000,000 in the aggregate for all such transactions, (2) encumber assets or commence construction of, or enter into any Commitment to develop or construct other real estate projects, except (A) ongoing renovations or capital repair projects as described on Schedule 4.1(j) or (B) in the ordinary course of its leasing activities consistent with past practice, (3) incur or enter into any Commitment to incur additional indebtedness (secured or unsecured) except for (A) refinancing or replacement of any existing indebtedness in the ordinary course of business consistent with past practices on commercially reasonable terms for the matters set forth on Schedule 4.1(j), (B) working capital under its revolving line(s) of credit or other indebtedness which is secured by a second mortgage on any Smith Property and (C) Commitments for indebtedness in connection with the matters described on Schedule 4.1(j); provided, however, the aggregate indebtedness outstanding of Smith, the Smith Subsidiaries and the Smith Non-Controlled Subsidiaries (including any additional indebtedness permitted pursuant to Section 4.1(j)(3)(B) and Section 4.1(j)(3)(C)) shall at no time prior to September 30, 2001 exceed $1,600,000,000 and at no time prior to March 30, 2002 exceed $1,750,000,000, or (4) materially modify, amend or terminate or enter into any Commitment to materially modify, amend or terminate, any indebtedness (secured or unsecured) in existence as of the date hereof except as provided in this Section 4.1(j).

          (k) not amend the Smith Articles or the Smith Bylaws, or the articles or certificate of incorporation, bylaws, code of regulations, partnership agreement, operating agreement or joint venture agreement or comparable charter or organization document of any Smith Subsidiary or any Smith Non-Controlled Subsidiary except to the extent necessary to reflect the admission of additional limited partners in connection with transfers or conversions of interests as required by any contract or agreement of Smith, any Smith Subsidiary or any Smith Non-Controlled Subsidiaries in effect as of the date hereof and except as permitted by this Agreement;

          (l) except in connection with, and as permitted by the Recapitalization Agreement, not classify or re-classify any unissued shares of stock; make no change in the number of shares of stock, membership interests or units of limited partnership interest issued and outstanding, other than pursuant to (i) the exercise of options disclosed in Schedule 2.3 to the Smith Disclosure Letter; (ii) the redemption of Smith OP Units under the Smith Partnership Agreement solely for shares of Smith Common Stock unless, and only to the extent that, such redemption solely for shares of Smith Common Stock would reasonably be expected to cause Smith not to qualify as a REIT for federal income tax purposes; (iii) the conversion of Smith Preferred Shares or Smith Preferred Units; (iv) the issuance of up to 350,000 shares of Smith in connection with acquisitions of property by CESI or its Subsidiaries (and the corresponding issuance of OP Units); or (v) except as permitted by this Agreement;

          (m) except as set forth in Schedule 4.1(m) to the Smith Disclosure Letter, grant no options or other right or commitment relating to its shares of capital stock, membership interests or units of limited partnership interest or any security convertible into its shares of capital stock, membership interests or units of limited partnership interest, or any security the value of which is measured by shares of beneficial interest, or any security subordinated to the claim of its general creditors and not amend or waive any rights under any of the Smith Stock Options or Smith Stock Rights;

          (n) except as provided in Section 5.10 and in connection with the use of Smith Common Stock to pay the exercise price or tax withholding in connection with equity-based employee benefit plans by the participants therein, not (i) authorize, declare, set aside or pay any dividend or make any other distribution or payment with respect to any Smith Common Stock, Smith Preferred Stock, Smith OP Unit or Smith Preferred OP Unit or (ii) directly or indirectly redeem, purchase or otherwise acquire any shares of stock, membership interests or units of partnership interest or any option, warrant or right to acquire, or security convertible into, shares of stock, membership interests or units of partnership interest of Smith or any Smith Subsidiary, except for redemptions of Smith OP Units, whether or not outstanding on the date of this Agreement, under the Smith Partnership Agreement in which solely Smith Common Stock is utilized;

          (o) not sell, lease, mortgage, subject to Lien (or, in the case of an involuntary Lien, fail to have such Lien removed within 30 days of the creation thereof) or otherwise dispose of any of the Smith Properties, except in connection with (i) a transaction that is permitted by Section 4.1(j), (ii) a transaction that is made in the ordinary course of business and is the subject of a binding contract in existence on the date of this Agreement and disclosed in Schedule 2.18 to the Smith Disclosure Letter or (iii) in connection with leasing activities consistent with past practice or good business judgment;

          (p) not sell, lease, mortgage, subject to Lien or otherwise dispose of any of its personal property or intangible property, except in the ordinary course of business and is not material, individually or in the aggregate;

          (q) except as set forth in Schedule 4.1(q) to the Smith Disclosure Letter, not (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than loans, advances and capital contributions to those Smith Subsidiaries or Smith or Smith Non-Controlled Subsidiaries or its partners that are in existence or are contractually committed on the date hereof and ordinary course expense advances to employees and except in connection with a transaction permitted by Section 4.1(j), or (ii) enter into any new, or amend or supplement any existing, contract, lease or other agreement with any Smith Non-Controlled Subsidiary other than in the ordinary course of business consistent with past practice;

          (r) not pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of claims, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) furnished to Archstone or incurred in the ordinary course of business consistent with past practice or as otherwise permitted under the terms of this Agreement;

          (s) except in connection with the transactions that are permitted by
Section 4.1(j), not guarantee the indebtedness of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing;

          (t) except as set forth in Schedule 4.1(t) to the Smith Disclosure Letter, not enter into any Commitment with any officer, director or Affiliate of Smith or any of the Smith Subsidiaries or Smith Non-Controlled Subsidiaries, which, if entered into prior to the date hereof, would have been required to be disclosed on Schedule 2.11 to the Smith Disclosure Letter, or is with a consultant;

          (u) not increase any compensation, pay any bonuses or enter into or amend any employment, severance or other similar arrangement with any of its officers, directors or employees earning more than $100,000 per annum, other than as required by any contract or Employee Plan;

          (v) except as set forth in Schedule 4.1(v) to the Smith Disclosure Letter, not adopt any new employee benefit plan, policy, program or arrangement or amend any existing Employee Plans or rights;

          (w) not settle any stockholder derivative or class action claims arising out of or in connection with any of the transactions contemplated by this Agreement;

          (x) not change the ownership of any of its Subsidiaries or any of its Non-Controlled Subsidiaries, except (i) changes contemplated by this Agreement,
(ii) changes which arise as a result of the acquisition of Smith OP Units in exchange for Smith Common Stock pursuant to exercise of the Smith OP Unit redemption right under the Smith Partnership Agreement or (iii) changes by parties other than Smith, any of the Smith Subsidiaries or any of the Smith Non-Controlled Subsidiaries;

          (y) not accept a promissory note in payment of the exercise price payable under any option to purchase shares of Smith Common Stock;

          (z) not enter into any Tax Protection Agreement;

          (aa) not settle or compromise any material federal, state, local or foreign tax liability; and

          (bb) not authorize or publicly announce an intention to do any of the foregoing prohibited actions, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing prohibited actions.

     4.2 Conduct of Archstone's Business Pending Merger. During the period from the date of this Agreement to the Effective Times, except as consented to in writing by Smith or as contemplated in this Agreement, Archstone shall, and shall cause (or, in the case of Archstone Subsidiaries and Archstone Non-Controlled Subsidiaries that Archstone does not control, shall use commercially reasonable efforts to cause) each of the Archstone Subsidiaries and Archstone Non-Controlled Subsidiaries to:

          (a) conduct its business only in the usual, regular and ordinary course and in substantially the same manner as heretofore conducted, except for such changes as are expressly required by this Agreement;

          (b) use commercially reasonable efforts to preserve intact its business organizations and goodwill and keep available the services of its officers and employees;

          (c) confer on a regular basis with one or more representatives of Smith to report operational matters of materiality and, subject to Section 4.3, any proposals to engage in material transactions;

          (d) promptly notify Smith of the occurrence or existence of any circumstance, event, occurrence, change or effect that has had or would reasonably be expected to have an Archstone Material Adverse Effect;

          (e) promptly deliver to Smith true and correct copies of any report, statement, schedule or other document filed with the SEC subsequent to the date of this Agreement;


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

          (f) maintain its books and records in accordance with GAAP consistently applied and not change in any material manner any of its methods, principles or practices of accounting in effect at the Archstone Financial Statement Date, except as may be required by the SEC, applicable law or GAAP;

          (g) duly and timely file all reports, tax returns and other documents required to be filed with federal, state, local and other authorities, subject to extensions permitted by law, provided such extensions do not adversely affect Archstone's status as a qualified REIT under the Code;

          (h) except as set forth in Schedule 4.2(h) to the Archstone Disclosure Letter, maintain in full force and effect insurance coverage substantially similar to insurance coverage maintained on the date hereof,

          (i) unless required by law or necessary to either (1) preserve Archstone's status as a REIT, or (2) qualify or preserve the status or any Archstone Subsidiary as a partnership for federal income tax purposes, as a qualified REIT subsidiary under Section 856(i) of the Code, or as a taxable REIT subsidiary under Section 856(l) of the Code, as the case may be (in which event Archstone or the applicable Archstone Subsidiary shall not fail to make such election in a timely manner), neither (A) make or rescind any express or deemed election relative to Taxes (except for the Election) nor (B) change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns that have been filed for prior taxable years, except as may be required by applicable law or except for changes that are reasonably expected not to have an Archstone Materially Adverse Effect;

          (j) except as contemplated by this Agreement and except as set forth in Schedule 4.2(j) to the Archstone Disclosure Letter, not classify or re-classify any unissued shares of beneficial interest; make no change in the number of shares of beneficial interest issued and outstanding, (i) other than pursuant to the exercise of options disclosed in Schedule 3.3 to the Archstone Disclosure Letter or (ii) except as permitted by this Agreement;

          (k) except as provided in Section 5.10 hereof and in connection with the use of Archstone Common Shares to pay the exercise price or tax withholding in connection with equity-based employee benefit plans by the participants therein or as set forth in Schedule 4.2(l), not (i) authorize, declare, set aside or pay any dividend or make any other distribution or payment with respect to any Archstone Common Shares or (ii) directly or indirectly redeem, purchase or otherwise acquire any shares of beneficial interest, membership interests or units of partnership interest or any option, warrant or right to acquire, or security convertible into, shares of beneficial interest, membership interests, or units of partnership interest of Archstone or any Archstone Subsidiary, except for redemptions of Archstone Common Shares required under the Archstone Declaration of Trust in order to preserve the status of Archstone as a REIT under the Code;


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

          (l) except as contemplated by this Agreement and except as set forth on Schedule 4.2(l) to the Archstone Disclosure Letter, not adopt any new employee benefit plan, policy, program or arrangement or amend any existing plans or rights;

          (m) not settle any stockholder derivative or class action claims arising out of or in connection with any of the transactions contemplated by this Agreement;

          (n) not (A) enter into or agree to effect any merger, acquisition, consolidation, reorganization, or other business combination with any third party in which Archstone is not the surviving party thereto or (B) enter into or agree to effect any merger, acquisition, exchange offer or other business combination with a third party in which Archstone is the surviving party that would result in the issuance of equity securities representing in excess of 15% of the outstanding Archstone Common Shares on the date any such business combination is entered into or agreed to unless, in either such case, such business combination is approved by Smith, which approval shall not be unreasonably withheld or delayed;

          (o) except for the Archstone Declaration of Trust, the Archstone Bylaws, the New Archstone Declaration of Trust, the New Archstone Bylaws, the Proposed Archstone Charter Amendments or as set forth on Schedule 4.2(o) to the Archstone Disclosure Letter, not amend the respective declaration of trust or bylaws of Archstone or New Archstone; or

          (p) not authorize or publicly announce an intention to do any of the foregoing prohibited actions, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing prohibited actions.

     4.3 No Solicitation.

          (a) On and after the date hereof and prior to the Effective Time of the Mergers, Smith (for itself and in its capacity as the sole general partner of Smith Partnership) agrees that:

              (i) none of it, any of its Subsidiaries (including Smith Partnership) or any of its Non-Controlled Subsidiaries shall invite, initiate, solicit or encourage, directly or indirectly, any inquiries, proposals, discussions or negotiations or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to any direct or indirect (A) merger, consolidation, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction, (B) sale, acquisition, tender offer, exchange offer (or the filing of a registration statement under the Securities Act in connection with such an exchange offer), share exchange or other transaction or series of related transactions that, if consummated, would result in the issuance of securities representing, or the sale, exchange or transfer of, 15% or more of the outstanding voting equity securities of Smith or outstanding partnership interests of Smith Partnership (including, without limitation, partnership interests and units), except an underwritten public offering of Smith Common Stock, for cash, or (C) sale, lease, exchange, mortgage, pledge, transfer or other disposition ("Transfer") of any assets of Smith or Smith Partnership in one or a series of related transactions that, if consummated, would result in the Transfer of more than 15% of the assets of



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

Smith or Smith Partnership, other than the Mergers (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"), or engage in any discussions or negotiations with or provide any confidential or non-public information or data to, or afford access to properties, books or records to, any Person relating to, or that may reasonably be expected to lead to, an Acquisition Proposal, or enter into any letter of intent, agreement in principle or agreement relating to an Acquisition Proposal, or propose publicly to agree to do any of the foregoing, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal (including, without limitation, by amending or granting any waiver under, the Smith Rights Agreement);

              (ii) Smith will use its best efforts to cause any officer, director, employee, affiliate, agent, investment banker, financial advisor, attorney, accountant, broker, finder, consultant or other agent or representative of itself or any of its Subsidiaries (including Smith Partnership) or any of its Non-Controlled Subsidiaries (each, a "Representative") not to engage in any of the activities described in Section 4.3(a)(i);

              (iii) (A) it, any of its Subsidiaries (including Smith Partnership) and any of its Non-Controlled Subsidiaries will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing (including, without limitation, any Acquisition Proposal) and will take commercially reasonable actions to inform each of its Representatives, and each of the Persons referred to in Section 4.3(b), of the obligations undertaken in this Section 4.3 and to cause each of its Representatives to comply with such obligations, and (B) it shall promptly request each Person, if any, that has executed a confidentiality agreement within the twenty-four months prior to the date hereof in connection with its consideration of any Acquisition Proposal to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it, any of its Subsidiaries (including Smith Partnership), and any of its Non-Controlled Subsidiaries; and

              (iv) it will (A) notify Archstone promptly (but in any event within 24 hours), orally and in writing, if it, any of its Subsidiaries (including Smith Partnership), any of its Non-Controlled Subsidiaries or any of its Representatives receive (1) an Acquisition Proposal or any amendment or change in any previously received Acquisition Proposal, (2) any request for confidential or nonpublic information or data relating to, or for access to the properties, books or records of, any of its Subsidiaries (including Smith Partnership), or any of its Non-Controlled Subsidiaries by any Person that has made, or to Smith's knowledge may be considering making, an Acquisition Proposal, or (3) any oral or written expression that any such activities, discussions or negotiations are sought to be initiated or continued with it, and, as applicable, include in such notice the identity of the Person making such Acquisition Proposal, indication or request, the material terms of such Acquisition Proposal, indication or request and, if in writing, shall promptly deliver to Archstone copies of any proposals, indications of interest, indication or request along with all other related documentation and correspondence; and (B) will keep Archstone informed of the status and material terms of (including all changes to the status or material terms of) any such Acquisition Proposal, indication or request.

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

          (b) Notwithstanding Section 4.3(a), the Board of Directors of Smith (including with respect to Smith's capacity as the sole general partner of Smith Partnership) shall not be prohibited from furnishing information to or entering into discussions or negotiations with, any Person that makes a bona fide written Acquisition Proposal to the Board of Directors of Smith after the date hereof which was not invited, initiated, solicited or encouraged, directly or indirectly, by it, any of its Subsidiaries (including Smith Partnership), any of its Non-Controlled Subsidiaries or any of its Representatives on or after the date hereof, if, and only to the extent that (i) a majority of the Board of Directors of Smith determines in good faith, after consultation with its financial advisors of nationally recognized reputation and outside legal counsel, that such Acquisition Proposal is reasonably likely to result in a Superior Acquisition Proposal (as defined herein), (ii) Smith (including Smith Partnership) complies with all of its obligations under this Agreement, (iii) prior to furnishing such information to, or entering into discussions or negotiations with, such Person, Smith provides written notice to Archstone to the effect that it is furnishing information to, or entering into discussions with such Person and (iv) Smith enters into a confidentiality agreement with such Person the material terms of which are (without regard to the terms of such Acquisition Proposal) in all material respects no less favorable to such party, and no less restrictive to the Person making such Acquisition Proposal, than those contained in the Confidentiality Agreement, dated April 19, 2001, between Smith and Archstone (the "Confidentiality Agreement").

          (c) Notwithstanding anything to the contrary set forth in Section 4.3(a) or 4.3(b), in the event that an Acquisition Proposal constitutes a Superior Acquisition Proposal (as defined herein), nothing contained in this Agreement shall prohibit the Board of Directors of Smith from withdrawing, modifying, amending or qualifying its recommendation of this Agreement and the Merger as required under Section 5.1(d) hereof and recommending such Superior Acquisition Proposal to its stockholders: (i) if but only if, Smith: (A) complies fully with this Section 4.3 and (B) provides Archstone with at least three (3) business days' prior written notice of its intent to withdraw, modify, amend or qualify its recommendation of this Agreement or the Merger, (ii) if, in the event that during such three (3) business days Archstone makes a counter proposal to such Superior Acquisition Proposal (any such counter proposal being referred to in this Agreement as a "Counter Proposal"), Smith's Board of Directors in good faith, taking into account the advice of its outside financial advisors of nationally recognized reputation, determines (A) that the Counter Proposal is not at least as favorable to Smith's stockholders as the Superior Acquisition Proposal, from a financial point of view, or (B) the Counter Proposal is not at least as favorable generally to Smith's stockholders (taking into account all financial and strategic considerations and other relevant factors, including relevant legal, financial, regulatory and other aspects of such proposals, and the conditions, prospects and time required for completion of such proposal) as the Superior Acquisition Proposal, and (iii) Smith shall have terminated this Agreement in accordance with Section 7.1(h).

          (d) For all purposes of this Agreement, "Superior Acquisition Proposal" means a bona fide written proposal made by a third party to acquire, directly or indirectly, Smith (and/or Smith Partnership) pursuant to a tender or exchange offer, merger, share exchange, consolidation or sale of all or substantially all of the assets of itself and its Subsidiaries (including Smith Partnership) or otherwise (i) on terms which a majority of Smith's Board of


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

Directors determines in good faith, (A) after consultation with its financial advisors of nationally recognized reputation, are superior, from a financial point of view, to Smith's stockholders to those provided for in the Merger and
(B) to be more favorable generally to Smith's stockholders (taking into account all financial and strategic considerations and other relevant factors, including relevant legal, financial, regulatory and other aspects of such proposals, and the conditions, prospects and time required for completion of such proposal) than the Merger, (ii) for which financing, to the extent required, in the reasonable judgment of Smith's Board of Directors is capable of being obtained and (iii) which Smith's Board of Directors determines in good faith is reasonably capable of being consummated.

          (e) Any disclosure that the Board of Directors of Smith may be compelled to make with respect to the receipt of an Acquisition Proposal in order to comply with its duties to shareholders imposed by applicable law or Rule 14d-9 or 14e-2 of the Exchange Act will not constitute a violation of this
Section 4.3.

          (f) Nothing in this Section 4.3 shall (i) permit Smith to terminate this Agreement (except as expressly provided in Article 7) or (ii) affect any other obligations of Smith under this Agreement.

     4.4 Affiliates. Prior to the Effective Time of the Merger, Smith shall cause to be prepared and delivered to Archstone a list (reasonably satisfactory to counsel for Archstone) identifying all Persons who, at the time of the Smith Stockholders Meeting and the Archstone Shareholders Meeting, may be deemed to be "affiliates" of Smith or Smith Partnership as that term is used in paragraphs
(c) and (d) of Rule 145 under the Securities Act (the "Rule 145 Affiliates"). Smith shall use its commercially reasonable efforts to cause each Person who is identified as a Rule 145 Affiliate in such list to deliver to Archstone on or prior to the Effective Time of the Merger a written agreement, in the form previously approved by the parties hereto, that such Rule 145 Affiliate will not sell, pledge, transfer or otherwise dispose of any New Archstone Common Shares issued to such Rule 145 Affiliate pursuant to the Merger, except pursuant to an effective registration statement under the Securities Act or in compliance with paragraph (d) of Rule 145 or as otherwise permitted by the Securities Act and except for or pursuant to pledges which are in effect as of the Merger Closing Date or pledges which are otherwise permitted under the Shareholders Agreement. New Archstone shall be entitled to place legends as specified in such written agreements on the certificates representing any New Archstone Common Shares to be received pursuant to the terms of this Agreement by such Rule 145 Affiliates who have executed such agreements and to issue appropriate stop transfer instructions to the transfer agent for the New Archstone Common Shares or Archstone Surviving Subsidiary Common Shares, issued to such Rule 145 Affiliates, consistent with the terms of such agreements. Each of Archstone Surviving Subsidiary and New Archstone shall timely file the reports required to be filed by it under the Exchange Act and the rules and regulations adopted by the SEC thereunder, and it will take such further action as any Rule 145 Affiliate of Smith or Archstone may reasonably request, all to the extent required from time to time to enable such Rule 145 Affiliate to sell shares of beneficial interest of New Archstone received by such Rule 145 Affiliate in the Merger without registration under the Securities Act pursuant to (i) Rule 145(d)(1) under the Securities Act, as such rule may be amended from to time, or
(ii) any successor rule or regulation hereafter adopted by the SEC.



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     4.5 Other Actions. Each of Smith and Smith Partnership, on the one hand, and Archstone and New Archstone, on the other hand, shall not take, and shall use commercially reasonable efforts to cause their respective Subsidiaries not to take, any action that would result in (i) any of the representations and warranties of such party (without giving effect to any "knowledge" qualification) set forth in this Agreement becoming untrue such that any of the conditions to the Merger set forth in Section 6.2(a) or Section 6.3(a), as the case may be, are incapable of being satisfied or (ii) except as expressly required by Section 4.3, any of the conditions to the Merger set forth in
Article 6 not being satisfied.

                                   ARTICLE 5

                              ADDITIONAL COVENANTS

     5.1 Preparation of the Form S-4 and the Proxy Statement; Smith Stockholders Meeting, Smith Partnership Consent Solicitation and Archstone Shareholders Meeting.

          (a) As promptly as practicable after execution of this Agreement, (i) each of Smith and Archstone shall prepare and file with the SEC (with appropriate requests for confidential treatment, unless the parties hereto otherwise agree) under the Exchange Act, one or more joint proxy statements/prospectuses, forms of proxies and information statements (such joint proxy statement(s)/prospectus(es) and information statements together with any amendments or supplements thereto, the "Joint Proxy Statement") relating to the shareholder meeting of Smith and the shareholder meeting of Archstone, the vote of the stockholders of Smith with respect to the Merger and the shareholders of Archstone with respect to the Merger and the Archstone Merger (which shall include a vote for both the Primary Archstone Merger and the Alternative Archstone Merger), and the consent, if any, of partners of Smith Partnership in connection with any required Smith Partner Approval and (ii) in connection with the clearance by the SEC of the Joint Proxy Statement, each of Archstone, New Archstone and Smith, if applicable, shall prepare and file with the SEC under the Securities Act one or more registration statements on Form S-4 (such registration statements, together with any amendments or supplements thereto, the "Form S-4"), in which the Joint Proxy Statement will be included, as one or more prospectuses in connection with the registration under the Securities Act of (A) the New Archstone Common Shares and New Archstone Preferred Shares to be distributed to the holders of Smith Common Stock and Smith Preferred Shares in the Merger and to the holders of Archstone Shares of Beneficial Interest in the Archstone Merger and (B) the Archstone Surviving Subsidiary Class A Shares to be distributed to the holders of Smith OP Units in the Partnership Merger and the corresponding New Archstone Common Shares that may be issued upon the redemption of such Archstone Surviving Subsidiary Class A Shares pursuant to the New Archstone Declaration of Trust. The respective parties will cause the Proxy Statement and the Form

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

S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Each of Smith, Smith Partnership, Archstone and New Archstone shall furnish all information about itself and its business and operations and all necessary financial information to the other as the other may reasonably request in connection with the preparation of the Joint Proxy Statement and the Form S-4. Each of Archstone, New Archstone and Smith, if applicable, shall use its commercially reasonable efforts, and Smith will cooperate with Archstone, to have the Form S-4 declared effective by the SEC as promptly as practicable (including clearing the Proxy Statement with the SEC). Each of Smith and Smith Partnership, on the one hand, and Archstone and New Archstone, on the other hand, agree promptly to correct any information provided by it for use in the Joint Proxy Statement and the Form S-4 if and to the extent that such information shall have become false or misleading in any material respect, and each of the parties hereto further agrees to take all steps necessary to amend or supplement the Joint Proxy Statement and the Form S-4 and to cause the Joint Proxy Statement and the Form S-4 as amended or supplemented to be filed with the SEC and to be disseminated to their respective stockholders and shareholders and partners, in each case as and to the extent required by applicable federal and state securities laws. Each of Smith, Smith Partnership, Archstone and New Archstone agrees that the information provided by it for inclusion in the Joint Proxy Statement or the Form S-4 and each amendment or supplement thereto, at the time of mailing thereof and at the time of the respective meetings of stockholders and shareholders of Smith and Archstone and at the time of the respective taking of consents, if any, of partners of Smith Partnership, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Archstone and New Archstone will advise and deliver copies (if any) to Smith, promptly after it receives notice thereof, of any request by the SEC for amendment of the Joint Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information (regardless of whether such requests relate to Archstone or New Archstone, on the one hand, or Smith or Smith Partnership, on the other hand), and Archstone and New Archstone shall promptly notify Smith, and Smith shall promptly notify Archstone, if applicable, of (i) the time when the Form S-4 has become effective, (ii) the filing of any supplement or amendment thereto, (iii) the issuance of any stop order, and (iv) the suspension of the qualification and registration of the New Archstone Common Shares, New Archstone Preferred Shares and Archstone Surviving Subsidiary Shares of Beneficial Interest issuable in connection with the Mergers or the Archstone Merger.

          (b) Each of Smith, Smith Partnership, Archstone and New Archstone shall use its commercially reasonable efforts to timely mail the joint proxy statement/prospectus contained in the Form S-4 to its shareholders. It shall be a condition to the mailing of the joint proxy statement/prospectus that (i) Archstone shall have received a "comfort" letter from Arthur Andersen LLP, independent public accountants for Smith and Smith Partnership, of the kind contemplated by the Statement of Auditing Standards with respect to Letters to Underwriters promulgated by the American Institute of Certified Public Accountants (the "AICPA Statement"), dated as of the date on which the Form S-4 shall become effective and as of the Effective Time of the Merger, addressed to Archstone, in form and substance reasonably satisfactory to Archstone, concerning the procedures undertaken by Arthur Andersen LLP with respect to the financial statements and information of Smith, Smith Partnership and their Subsidiaries and Non-Controlled Subsidiaries contained in the Form S-4 and the other matters contemplated by the AICPA Statement and otherwise customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement and
(ii) Smith shall have received a "comfort" letter from


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

KPMG LLP, independent public accountants for Archstone, of the kind contemplated by the AICPA Statement, dated as of the date on which the Form S-4 shall become effective and as of the Effective Time of the Merger, addressed to Smith and Smith Partnership, in form and substance reasonably satisfactory to Smith, concerning the procedures undertaken by KPMG LLP with respect to the financial statements and information of Archstone, New Archstone and their Subsidiaries contained in the Form S-4 and the other matters contemplated by the AICPA Statement and otherwise customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement. Each of Smith and Smith Partnership also shall use commercially reasonable efforts to cause Hogan & Hartson L.L.P. or other counsel reasonably satisfactory to Archstone to have delivered an opinion, which opinion shall be filed as an exhibit to the Form S-4, as to the federal income tax matters described in clause (i) of Section 6.2(d) and Section 6.3(e) and such other federal income tax matters as are required to be addressed in the Form S-4 and the Joint Proxy Statement under the applicable rules of the SEC. Archstone shall use commercially reasonable efforts to cause Mayer, Brown & Platt or other counsel reasonably satisfactory to Smith to have delivered an opinion, which opinion shall be filed with the SEC as an exhibit to the Form S-4, as to the federal income tax matters described in clause (ii) of Section 6.2(d), Section 6.2(e) and Section 6.3(d) and such other federal income tax matters as are required to be addressed in the Form S-4 and the Joint Proxy Statement under the applicable rules of the SEC. Such opinions shall contain customary exceptions, assumptions and qualifications and be based upon customary representations.

          (c) Archstone will duly call and give notice of and, as soon as practicable following the date of this Agreement (but in no event sooner than 20 business days following the date the Joint Proxy Statement is mailed to the shareholders of Archstone), convene and hold a meeting of its shareholders (the "Archstone Shareholders Meeting") for the purpose of obtaining the Archstone Shareholder Approvals. Archstone shall, through its Board of Trustees, recommend to its shareholders approval of this Agreement, the Merger, the Archstone Merger, the Proposed Archstone Charter Amendments and the transactions contemplated by this Agreement.

          (d) Smith will duly call and give notice of and, as soon as practicable following the date of this Agreement (but in no event sooner than 20 business days following the date the Joint Proxy Statement is mailed to the shareholders of Smith), convene and hold a meeting of its shareholders (the "Smith Stockholders Meeting") for the purpose of obtaining the Smith Stockholder Approvals. Smith shall, through its Board of Directors, recommend to its shareholders approval of this Agreement, the Merger and the transactions contemplated by this Agreement and include such recommendation in the Proxy Statement; provided, however, that prior to the Smith Stockholders Meeting, such recommendation may be withdrawn, modified, amended or qualified if and only to the extent permitted by Section 4.3(c) hereof.

          (e) Archstone and Smith shall use their commercially reasonable efforts to convene their respective shareholder meetings on the same day, which day, subject to the provisions of Sections 5.1(c), 5.1(d) and 5.3, shall be a day not later than 60 days after the date the Joint Proxy Statement is mailed.

          (f) If on the date for the Archstone Shareholders Meeting and Smith Stockholders Meeting established pursuant to Section 5.1(e) of this Agreement, either Archstone or Smith has not received duly executed proxies for a sufficient number of votes to approve the Merger, then both parties shall recommend the adjournment of their respective shareholders meetings until one or more dates not later than the date 10 days after the originally scheduled date of the shareholders meetings.

          (g) Smith shall request written consents for approval by the limited partners of Smith Partnership of each of the matters described in the definition of Smith Partner Approvals. Smith shall vote in favor of or consent to, as applicable, each of the matters described in the definition of Smith Partner Approvals, to the extent approval thereof is required by the Smith Partnership Agreement. Smith shall recommend to the limited partners of Smith Partnership that they approve such matters. Smith shall execute its written consent to each of the matters described in the definition of Smith Partner Approvals, on the 20th business day after mailing of the Joint Proxy Statement to holders of the Smith OP Units and Smith Preferred OP Units.

     5.2 Access to Information; Confidentiality. Subject to the requirements of confidentiality agreements with third parties in existence on the date hereof, each of the parties shall, and shall cause each of its Subsidiaries and its Non-Controlled Subsidiaries to, afford to the other parties and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other parties, reasonable access during normal business hours prior to the Effective Time of the Merger to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of the parties shall, and shall cause each of its Subsidiaries and its Non-Controlled Subsidiaries to, furnish promptly to the other parties (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Within fifteen (15) business days after the end of each calendar month, Smith shall furnish to Archstone a copy of a regularly prepared financial report which sets forth the aggregate indebtedness outstanding of Smith, the Smith Subsidiaries and the Smith Non-Controlled Subsidiaries (including any additional indebtedness) as of such month end. Each of the parties shall, and shall cause its Subsidiaries and its Non-Controlled Subsidiaries to, use commercially reasonable efforts to cause its officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to, hold any nonpublic information in confidence in accordance with the Confidentiality Agreement, which shall remain in full force and effect pursuant to the terms thereof, notwithstanding the execution and delivery of this Agreement or the termination hereof.

     5.3 Notification.

          (a) Subject to the terms and conditions herein provided, Smith and Smith Partnership shall: (i) use commercially reasonable efforts to cooperate with Archstone (or following the Archstone Merger, New Archstone) in (A) determining which filings are required to be made prior to the Effective Time of the Merger with, and which consents, approvals,

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

permits or authorizations are required to be obtained prior to the Effective Time of the Merger from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions and any third parties in connection with the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, including, without limitation, any filing under the HSR Act, and (B) timely making all such filings and timely seeking all such consents, approvals, permits and authorizations;
(ii) use commercially reasonable efforts (other than the payment of money which is not contractually required to be paid) to obtain in writing any consents required from third parties to effectuate the Mergers, such consents to be in form reasonably satisfactory to each of the parties; (iii) use best efforts to obtain the Smith Stockholder Approvals and the Smith Partner Approvals; and (iv) use commercially reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. If at any time after the Effective Time of the Merger any further action is necessary or desirable to carry out the purpose of this Agreement, Smith and Smith Partnership shall take all such necessary action.

          (b) Subject to the terms and conditions herein provided, Archstone and New Archstone shall: (i) use commercially reasonable efforts to cooperate with Smith and Smith Partnership in (A) determining which filings are required to be made prior to the Effective Time of the Merger with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time of the Merger from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions and any third parties in connection with the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, including, without limitation, any filing under the HSR Act, and (B) timely making all such filings and timely seeking all such consents, approvals, permits and authorizations;
(ii) use commercially reasonable efforts (other than the payment of money which is not contractually required to be paid) to obtain in writing any consents required from third parties to effectuate the Archstone Merger and the Mergers, such consents to be in form reasonably satisfactory to each of the parties;
(iii) use best efforts to obtain the Archstone Shareholder Approvals; and (iv) use commercially reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. If at any time after the Effective Time of the Merger any further action is necessary or desirable to carry out the purpose of this Agreement, Archstone and New Archstone shall take all such necessary action.

          (c) Smith and Smith Partnership shall use commercially reasonable efforts to obtain from Arthur Andersen LLP access to all work papers relating to audits of Smith and Smith Partnership performed by Arthur Andersen LLP, and the continued cooperation of Arthur Andersen LLP with regard to the preparation of consolidated financial statements for the Surviving Trust and the Surviving Entity.

          (d) Smith and Smith Partnership shall give prompt notice to Archstone and New Archstone, and Archstone and New Archstone shall give prompt notice to Smith and Smith Partnership, (i) if such party becomes aware that any representation or warranty made by it

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

contained in this Agreement that is qualified as to materiality becomes untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becomes untrue or inaccurate in any material respect or (ii) of the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     5.4 Tax Matters.

          (a) Each of Archstone and New Archstone shall use its commercially reasonable efforts before the effective time of the Archstone Merger to cause the Archstone Merger to qualify as one or more reorganizations under the provisions of Section 368(a)(1)(F) of the Code and to obtain the opinions of counsel referred to in Sections 6.2(e) and 6.3(e).

          (b) Each of Archstone, New Archstone and Smith shall use its commercially reasonable efforts before and after the Effective Time of the Merger to cause the Merger to qualify as a reorganization under the provisions of Sections 368(a) of the Code and the Partnership Merger to be treated as described in Section 1.4(b) and Sections 6.2(e) and 6.3(e) and to obtain with respect to the Mergers the opinions of counsel referred to in Sections 6.2(e) and 6.3(e).

          (c) Archstone Surviving Subsidiary shall elect pursuant to Treasury Regulation (S) 301.7701-3(c)(1)(i) to be treated either as a domestic eligible entity with a single owner electing to be disregarded as a separate entity or as a partnership, as applicable, effective not later than one day prior to the Merger Closing Date and shall file not later than one day prior to the Merger Closing Date, a properly completed and executed Form 8832 with the Internal Revenue Service to effect such election.

     5.5 Public Announcements. The initial press release to be issued with respect to the transactions contemplated by this Agreement will be in the form agreed to by the parties prior to the execution of this Agreement. Smith will consult with Archstone before issuing, and provide Archstone the opportunity to review and comment upon, any material press release or other written public statement, including, without limitation, any press release or other written public statement which addresses in any manner the transactions contemplated by this Agreement (except for releases which are consistent with prior written public statements), and shall not issue any such press release or make any such written public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

     5.6 Listing. New Archstone shall use commercially reasonable efforts to cause the New Archstone Common Shares, New Archstone Series A Preferred Shares, New Archstone Series C Preferred Shares and New Archstone Series D Preferred Shares to be issued in the Merger (or upon redemption of Archstone Common Shares pursuant to the Archstone Declaration of Trust) to be approved for listing on the New York Stock Exchange (the "NYSE"),

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

subject to official notice of issuance, prior to the Effective Time of the Merger.

     5.7 Transfer and Gains Taxes. Each party shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes which become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to tax, "Transfer and Gains Taxes"). From and after the Effective Time of the Merger, the Surviving Trust and the Surviving Entity shall pay or cause to be paid, without deduction or withholding from any amounts payable to the holders of New Archstone Common Shares or Archstone Surviving Subsidiary Class B Shares, all Transfer and Gains Taxes (which term shall not in any event be construed to include for these purposes any Tax imposed under the Code).

     5.8 Benefit Plans and Other Employee Arrangements.

          (a) Benefit Plans. After the Effective Time of the Merger, all employees of Smith, the Smith Subsidiaries, any Smith Non-Controlled Subsidiaries and any Subsidiary thereof who are employed by the Surviving Entity or any of the Surviving Entity's Subsidiaries shall be eligible to participate in substantially the same manner as other similarly situated employees of the Surviving Entity or any of the Surviving Entity's Subsidiaries who were formerly employees of Archstone in any Pension Plan or Welfare Plan sponsored or maintained by the Surviving Entity or the Surviving Trust after the Effective Time of the Merger (the "Survivor Plans") or, if Archstone determines it is not practicable for such employees to do so immediately after the Effective Time of the Merger, then such employees shall continue to be eligible to participate in Employee Plans which constitute Pension Plans or Welfare Plans which are continued by the Surviving Entity or the Surviving Trust until such time as Archstone determines it is practicable to include them in the Survivor Plans as contemplated above. With respect to each Survivor Plan, service with Smith or any Smith Subsidiary (as applicable) and the predecessor of any of them shall be included for purposes of determining eligibility to participate, vesting (if applicable) and determination of the level of entitlement to (other than benefit accrual under a defined benefit plan), benefits under such Survivor Plans to the extent such service was taken into account for similar purposes under a corresponding Employee Plan. Archstone shall, or shall cause its Subsidiaries to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements of the Survivor Plan which is applicable to all employees of Smith, the Smith Subsidiaries, any Smith Non-Controlled Subsidiaries or any Subsidiary thereof who are employed by the Surviving Entity under any Welfare Plan that such employees may be eligible to participate in after the Effective Time of the Merger, other than limitations or waiting periods that are in effect with respect to such employees as of the Effective Time of the Merger under a Corresponding Employee Plan and that have not been satisfied as of the Effective Time of the Merger, and (ii) provide each such employee of Smith, the Smith Subsidiaries, any Smith Non-Controlled Subsidiaries or any Subsidiary thereof who is employed by the Surviving Entity or any of the Surviving Entity's Subsidiaries with credit for any co-payments and deductibles paid during the plan year prior to the Effective Time of the Merger under a corresponding Employer Plan for purposes of satisfying any applicable

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

deductible or out-of- pocket requirements under any Survivor Plan which is a Welfare Plan that such employees are eligible to participate in after the Effective Time of the Merger.

          (b) Stock Option and Restricted Stock Plans. The stock option plans or programs of Smith and the restricted stock plans or programs of Smith shall be discontinued as of the Effective Time of the Merger.

          (c) Smith Stock Options. Immediately prior to the date on which the Smith stockholders approve the Merger, each outstanding Smith Stock Option shall, effective as of such time, become fully vested and exercisable to the extent not already so vested and exercisable and, to the extent not otherwise provided in the applicable option agreement as permitted by applicable law, each such Smith Stock Option shall be automatically converted at the Effective Time of the Merger into an option (a "Substituted Option") to purchase a number of New Archstone Common Shares equal to the number of shares of Smith Common Stock that could have been purchased (assuming full vesting) under such Smith Stock Option multiplied by 1.975 (rounded down to the nearest whole number of shares of Smith Common Stock) at an exercise price per New Archstone Common Share equal to the per-share option exercise price specified in the Smith Stock Option divided by 1.975 (rounded up to the nearest whole cent). Such Substituted Option shall otherwise be subject to the same terms and conditions as such Smith Stock Option. For purposes of expiration and otherwise, the date of grant of the Substituted Option shall be the date on which the corresponding Smith Stock Option was granted. As soon as practicable after the date hereof and subject to applicable law, Archstone shall offer to purchase, subject to consummation of the Mergers, all outstanding Smith Stock Options from the holders thereof for an amount in cash in respect thereof equal to the product of (i) the excess, if any, of (A) $49.48 over (B) the exercise price of such Smith Stock Option and
(ii) the number of shares of Smith Common Stock subject thereto. If the holder of any such Smith Stock Option tenders such option prior to 11:59 p.m., Mountain Time, on the second business day following the Effective Time of the Merger, then within seven business days after the Effective Time of the Merger, Archstone shall, subject to reduction for required withholding taxes, pay to each such tendering former holder of Smith Stock Options the purchase price thereof. As promptly as reasonably practicable after the Effective Time of the Merger, New Archstone shall issue to each holder of an outstanding Smith Stock Option a document evidencing the foregoing assumption by New Archstone. In respect of each Smith Stock Option assumed by New Archstone, but not tendered for cash, and converted into a substituted option, and the New Archstone Common Shares underlying such Substituted Option, New Archstone shall, as soon as practicable after the Effective Time of the Merger, file and keep current a Registration Statement on Form S-8 or other appropriate registration statement for as long as Substituted Options remain outstanding.

          (d) Smith Stock Rights. All Smith Stock Rights set forth in Schedule 5.8(d) of the Smith Disclosure Letter shall, by virtue of this Agreement and without further action of Smith, Archstone or the holder of such Smith Stock Rights, to the extent required in the plan, agreement or instrument pursuant to which such shares of restricted stock were granted, vest and become free of all restrictions immediately prior to the Effective Time of the Merger and shall be converted into the Merger Consideration upon the Effective Time of the Merger pursuant to Section 1.12.


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

     5.9 Indemnification.

          (a) From and after the Effective Time of the Merger, the Surviving Trust and the Surviving entity (collectively, the "Indemnifying Parties") shall provide exculpation and indemnification for each individual who is now or has been at any time prior to the date hereof or who becomes prior to the Effective Time of the Merger, an officer or director of Smith or any Smith Subsidiary (the "Indemnified Parties") which is the same as the exculpation and indemnification provided to the Indemnified Parties by Smith and the Smith Subsidiaries immediately prior to the Effective Time of the Merger in its charter, Bylaws or in its partnership, operating or similar agreement, as in effect on the date hereof.

          (b) In addition to the rights provided in Section 5.9(a) above, in the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any action by or on behalf of any or all security holders of Smith, New Archstone, or Archstone Surviving Subsidiary or any Smith Subsidiary or Archstone Subsidiary, or by or in the right of Smith, Archstone, New Archstone, the Surviving Trust, the Surviving Entity or Archstone Surviving Subsidiary or any Smith Subsidiary or Archstone Subsidiary, or any claim, action, suit, proceeding or investigation in which any individual who is now, or has been, at any time prior to the date hereof, or who becomes prior to the Effective Time of the Merger, an officer, employee or director of Smith or any Smith Subsidiary (the "Indemnification Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to
(i) the fact that he is or was an officer, employee or director of Smith or any of the Smith Subsidiaries or any action or omission by such individual in his capacity as a director, or (ii) this Agreement or the transactions contemplated by this Agreement, whether in any case asserted or arising before or after the Effective Time of the Merger, the Indemnifying Parties shall, from and after the Effective Time of the Merger, indemnify and hold harmless, as and to the full extent permitted by applicable law, each Indemnification Party against any losses, claims, liabilities, expenses (including reasonable attorneys' fees and expenses), judgments, fines and amounts paid in settlement in accordance herewith in connection with any such threatened or actual claim, action, suit, proceeding or investigation. Any Indemnification Party proposing to assert the right to be indemnified under this Section 5.9(b) shall, promptly after receipt of notice of commencement of any action against such Indemnification Party in respect of which a claim is to be made under this Section 5.9(b) against the Indemnifying Parties, notify the Indemnifying Parties of the commencement of such action, enclosing a copy of all papers served; provided, however, that the failure to provide such notice shall not affect the obligations of the Indemnifying Parties except to the extent such failure to notify materially prejudices the Indemnifying Parties' ability to defend such claim, action, suit, proceeding or investigation; and provided further, however, that, in the case of any action pending at the Effective Time of the Merger, notification pursuant to this Section 5.9(b) shall be received by Archstone prior to such Effective Time. If any such action is brought against any of the Indemnification Parties and such Indemnification Parties notify the Indemnifying Parties of its commencement, the Indemnifying Parties will be entitled to participate in and, to the extent that they elect by delivering written notice to such Indemnification Parties promptly after receiving notice of the commencement of the action from

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

the Indemnification Parties, to assume the defense of the action and after notice from the Indemnifying Parties to the Indemnification Parties of their election to assume the defense, the Indemnifying Parties will not be liable to the Indemnification Parties for any legal or other expenses except as provided below. If the Indemnifying Parties assume the defense, the Indemnifying Parties shall have the right to settle such action without the consent of the Indemnification Parties; provided, however, that the Indemnifying Parties shall be required to obtain such consent (which consent shall not be unreasonably withheld) if the settlement includes any admission of wrongdoing on the part of the Indemnification Parties or any decree or restriction on the Indemnification Parties; provided further, however, that no Indemnifying Parties, in the defense of any such action shall, except with the consent of the Indemnification Parties (which consent shall not be unreasonably withheld), consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnification Parties of a release from all liability with respect to such action. The Indemnification Parties will have the right to employ their own counsel in any such action, but the fees, expenses and other charges of such counsel will be at the expense of such Indemnification Parties unless (i) the employment of counsel by the Indemnification Parties has been authorized in writing by the Indemnifying Parties, (ii) the Indemnification Parties have reasonably concluded (based on written advice of counsel to the Indemnification Parties) that there may be legal defenses available to them that are different from or in addition to and inconsistent with those available to the Indemnifying Parties, (iii) a conflict or potential conflict exists (based on written advice of counsel to the Indemnification Parties) between the Indemnification Parties and the Indemnifying Parties (in which case the Indemnifying Parties will not have the right to direct the defense of such action on behalf of the Indemnification Parties) or (iv) the Indemnifying Parties have not in fact employed counsel to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action from the Indemnification Parties, in each of which cases the reasonable fees, disbursements and other charges of counsel will be at the expense of the Indemnifying Parties and shall promptly be paid by each Indemnifying Party as they become due and payable in advance of the final disposition of the claim, action, suit, proceeding or investigation to the fullest extent and in the manner permitted by law; provided, however, that in no event shall any contingent fee arrangement be considered reasonable. Notwithstanding the foregoing, the Indemnifying Parties shall not be obligated to advance any expenses or costs prior to receipt of an undertaking by or on behalf of the Indemnification Party to repay any expenses advanced if it shall ultimately be determined that the Indemnification Party is not entitled to be indemnified against such expense. It is understood that the Indemnifying Parties shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements and other charges of more than one separate firm admitted to practice in such jurisdiction at any one time for all such Indemnification Parties unless (a) the employment of more than one counsel has been authorized in writing by the Indemnifying Parties, (b) any of the Indemnification Parties have reasonably concluded (based on written advice of counsel to the Indemnification Parties) that there may be legal defenses available to them that are different from or in addition to and inconsistent with those available to other Indemnification Parties or (c) a conflict or potential conflict exists (based on written advice of counsel to the Indemnification Parties) between any of the Indemnification Parties and the other Indemnification Parties, in each case of which the Indemnifying Parties shall be obligated to pay the reasonable fees and expenses of such additional counsel or counsels.



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

Notwithstanding anything to the contrary set forth in this Agreement, the Indemnifying Parties (i) shall not be liable for any settlement effected without their prior written consent and (ii) shall not have any obligation hereunder to any Indemnification Party to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such indemnification is prohibited by applicable law. In the event of a final and non-appealable determination by a court that any payment of expenses is prohibited by applicable law, the Indemnification Parties shall promptly refund to the Indemnifying Parties the amount of all such expenses theretofore advanced pursuant hereto.

          (c) At or prior to the Effective Time of the Merger, Archstone and New Archstone shall purchase directors' and officers' liability insurance covering acts or omissions occurring prior to the Effective Time of the Merger for a period of six years with respect to those individuals who are currently covered by Smith's directors' and officers' liability insurance policy on terms with respect to such coverage and amount, taken together, no less favorable to Smith's directors and officers currently covered by such insurance than those of such policy in effect on the date hereof.

          (d) This Section 5.9 is intended for the irrevocable benefit of, and to grant third-party rights to, the Indemnified Parties, the Indemnification Parties and their successors, assigns and heirs and shall be binding on all successors and assigns of Archstone and New Archstone. Each of the Indemnified Parties and the Indemnification Parties shall be entitled to enforce the covenants contained in this Section 5.9 and Archstone and New Archstone acknowledge and agree that each Indemnified Party and Indemnification Party would suffer irreparable harm and that no adequate remedy at law exists for a breach of such covenants and such Indemnified Party or such Indemnification Party shall be entitled to injunctive relief and specific performance in the event of any breach of any provision in this Section 5.9.

          (e) If the Surviving Trust or the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case the successors and assigns of such entity shall assume the obligations set forth in this
Section 5.9, which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each director and officer covered hereby.

     5.10 Declaration of Dividends and Distributions. From and after the date of this Agreement, neither Smith, Archstone nor, following the Archstone Merger, New Archstone shall make any dividend or distribution to its respective shareholders without the prior written consent of the other party; provided, however, the written consent of the other party shall not be required for the authorization and payment of (a) distributions at their respective stated dividend or distribution rates with respect to Archstone Existing Preferred Shares or any series of Smith Preferred Stock, (b) quarterly distributions with respect to the Smith Common Stock of $0.585 per share for the quarter ending June 30, 2001 and each quarter thereafter and (c) quarterly distributions with respect to the Archstone Common Shares of up to $0.41 per share for the quarter ending June 30, 2001 and for each quarter thereafter; provided, however, the record date



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

for each distribution with respect to the Smith Common Stock shall be the same date as the record date for the quarterly distribution for the Archstone Common Shares, as provided to Smith by notice not less than twenty
(20) business days prior to the record date for any quarterly Archstone distribution. From and after the date of this Agreement, Smith Partnership shall not make any distribution to the holders of Smith OP Units except a distribution per Smith OP Unit in the same amount as a dividend per share of Smith Common Stock permitted pursuant to this Section 5.10, with the same record and payment dates as such dividend on the Smith Common Stock. The foregoing restrictions shall not apply, however, to the extent a distribution (or an increase in a distribution) by Smith or Archstone is necessary for Smith or Archstone, as the case may be, to maintain REIT status, avoid the incurrence of any taxes under Section 857 of the Code, avoid the imposition of any excise taxes under Section 4981 of the Code, or avoid the need to make one or more extraordinary or disproportionately larger distributions to meet any of the three preceding objectives, (ii) to Archstone with respect to any Corresponding Archstone Dividend or (iii) to Smith and Smith Partnership with respect to any Smith Dividends and Smith Partnership Distributions.

     5.11 Transfer or Recapitalization of Smith Non-Controlled Subsidiaries. At the Closing and pursuant to the Stock Purchase Agreement, the SMCI Voting Stock Owner shall transfer to such Person or Persons as Archstone shall designate by written notice delivered prior to the Merger Closing, or shall authorize a merger that will result in such a transfer of all of the shares of SMCI which are not owned by Smith Partnership, for an aggregate consideration in an amount equal to the purchase price per share set forth in the Stock Purchase Agreement multiplied by the number of outstanding shares of voting capital stock of SMCI. Archstone shall use commercially reasonable efforts to cause the Person or Persons so designated to perform its obligations under the Stock Purchase Agreement. At or prior to the Merger Closing and pursuant to the Recapitalization Agreement, the CESI Voting Stock Owner shall vote all of its shares of voting capital stock in CESI in favor of the recapitalization of CESI and CESI shall have been recapitalized such that Smith Partnership will have voting control of CESI as of the Merger Closing as provided in the Recapitalization Agreement.

     5.12 Notices. Archstone shall provide such notice to its preferred shareholders of the Mergers, the Archstone Merger and other transactions contemplated by this Agreement as is required under Maryland law or the Archstone Declaration of Trust. Smith shall provide such notice to its preferred shareholders of the Mergers and other transactions contemplated by this Agreement as is required under Maryland law or the Smith Articles of Incorporation.

     5.13 Resignations. On the Merger Closing Date, Smith shall cause the directors and officers of Smith and of each of the Smith Subsidiaries to submit their resignations from such positions, effective as of the Effective Time of the Merger.

     5.14 Assumption of Existing Tax Protection Agreements. Effective as of the Effective Time of the Partnership Merger, New Archstone and Archstone Surviving Subsidiary shall assume the obligations of Smith, Smith Partnership and/or the applicable Smith Subsidiary, as the case may be, under the Tax Protection Agreements as described in Schedule 2.18(j) to the Smith Disclosure Letter. Immediately prior to the Effective Time of the Partnership Merger,

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

New Archstone and Archstone Surviving Subsidiary shall enter into agreements with Smith and Smith Partnership, for the benefit of and enforceable by the individuals and entities who are intended to be protected by the provisions of the Tax Protection Agreements, confirming such assumption effective as of the Effective Time of the Partnership Merger.

     5.15 Registration Rights Agreements. At the Merger Closing, Smith shall assign and New Archstone shall assume by appropriate instrument the Registration Rights Agreements described on Schedule 5.16 to the Smith Disclosure Letter.

     5.16 Exemption from Liability Under Section 16(b).

          (a) Provided that Smith delivers to New Archstone the Section 16 Information with respect to Smith prior to the Effective Time of the Merger, the Board of Trustees of New Archstone, or a committee thereof consisting of Non-Employee Directors (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution in advance of the Effective Time of the Merger providing that the receipt by the Smith Insiders of the New Archstone Common Shares in exchange for shares of Smith Common Stock, New Archstone Preferred Shares in exchange for Smith Preferred Stock and of options to purchase New Archstone Common Shares upon assumption and conversion of Smith Stock Options, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in Section 16 Information, are intended to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act.

          (b) For purposes of this Section 5.16, "Section 16 Information" shall mean information accurate in all respects regarding the Smith Insiders and the number of shares of Smith Common Stock, Smith Preferred Stock or other Smith equity securities deemed to be beneficially owned by each such Smith Insider and expected to be exchanged for New Archstone Common Shares or New Archstone Preferred Shares in connection with the Merger.

          (c) For purposes of this Section 5.16, "Smith Insiders" shall mean those officers and directors of Smith who are subject to the reporting requirements of Section 16(a) of the Exchange Act who are listed in the Section 16 Information.

     5.17 Restructuring of Assets of Archstone. Prior to the Merger Closing Date, Archstone shall restructure all assets in which it or any Archstone Subsidiary owns a direct or indirect interest that on the day following the Merger Closing Date would be considered owned by New Archstone pursuant to Treasury Regulations (S) 1.856-3(g) for purposes of applying the asset prohibitions applicable to REITs under Section 856(c)(4)(B) of the Code and that would cause New Archstone to fail to satisfy one or more of the asset requirements applicable to REITs on that date if such date were the last day of a calendar quarter (determined without regard to any curative period that otherwise might be available under such Section of the Code) (the "Asset Restructuring").

     5.18 Stockholder Rights Plan. As soon as practicable after the date hereof, Archstone shall take all action necessary to terminate the exceptions to the issuance of the rights to be issued



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

pursuant to that certain Rights Agreement, dated as of July 21, 1994, as amended by First Amendment, dated as of February 8, 1995, between Archstone and Chemical Bank as rights agent.

                                   ARTICLE 6


                                   CONDITIONS

     6.1 Conditions to Each Party's Obligation to Effect the Mergers. The obligations of each party to effect the Mergers and to consummate the other transactions contemplated by this Agreement to occur on the Merger Closing Date shall be subject to the fulfillment at or prior to the Merger Closing Date of the following conditions:

          (a) Shareholder and Smith Partner Approvals. The Smith Stockholder Approvals, the Archstone Shareholder Approvals and the Smith Partner Approvals shall have been obtained; provided, however, that, in the case of an Archstone Merger effectuated in the form of the Alternative Archstone Merger, the Archstone Shareholder Approvals shall not include the approval by the holders of Archstone Common Shares of the Proposed Archstone Charter Amendments.

          (b) HSR Act. The waiting period (and any extension thereof) applicable to the Archstone Merger, the Partnership Merger, the Merger or the transactions contemplated by the Stock Purchase Agreement or the Recapitalization Agreement under the HSR Act, if applicable to the Archstone Merger, the Partnership Merger, the Merger or the transactions contemplated by the Stock Purchase Agreement or the Recapitalization Agreement, shall have expired or been terminated.

          (c) Listing of Shares. The NYSE shall have approved for listing the New Archstone Common Shares, New Archstone Series A Preferred Shares, New Archstone Series C Preferred Shares and New Archstone Series D Preferred Shares to be issued in the Merger, subject to official notice of issuance, prior to the Effective Time of the Merger.

          (d) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings by the SEC seeking a stop order.

          (e) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Archstone Merger, the Mergers or any of the other transactions contemplated hereby shall be in effect.

          (f) Blue Sky Laws. Archstone Surviving Subsidiary and New Archstone shall have received all state securities or "blue sky" permits and other authorizations necessary to issue the Archstone Surviving Subsidiary Common Shares, the Archstone Surviving Subsidiary Preferred Shares, the New Archstone Common Shares and the New Archstone Preferred Shares issuable in the Archstone Merger and the Mergers.


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     6.2 Conditions to Obligations of Archstone and New Archstone. The
obligations of Archstone and New Archstone to effect the Mergers and to consummate the other transactions contemplated to occur on the Merger Closing Date are further subject to the following conditions, any one or more of which may be waived by Archstone:

          (a) Representations and Warranties. Each of the representations and warranties of Smith and Smith Partnership set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Smith Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Merger Closing Date as though made on and as of the Merger Closing Date (except to the extent that such representations and warranties are expressly limited by their terms to another date, in which case such representations and warranties shall be true and correct as of such other date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Smith Material Adverse Effect; and New Archstone shall have received a certificate (which certificate may be qualified by "knowledge" to the same extent as the representations and warranties of Smith and Smith Partnership contained herein are so qualified) signed on behalf of Smith by the chief executive officer or the chief financial officer of Smith, in such capacity, to such effect.

          (b) Performance of Obligations of Smith and Smith Partnership. Smith and Smith Partnership shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time of the Merger, and Archstone shall have received a certificate signed on behalf of Smith by the chief executive officer or the chief operating officer of Smith, in such capacity, to such effect.

          (c) Material Adverse Effect. Since the date of this Agreement, there shall have been no Smith Material Adverse Effect and Archstone shall have received a certificate of the chief executive officer or chief operating officer of Smith, in such capacity, certifying to such effect.

          (d) Tax Opinions Relating to REIT Status and Partnership Status. New Archstone shall have received (i) an opinion of Hogan & Hartson L.L.P. or other counsel to Smith reasonably satisfactory to Archstone, dated as of the Merger Closing Date, to the effect that, (w) commencing with its taxable year ended December 31, 1994 through and including its taxable year ending as of the Merger Closing Date, Smith was organized and has operated in conformity with the requirements for qualification as a REIT under the Code (with customary exceptions, assumptions and qualifications and based on customary representations); and (x) Smith Partnership has been since June 30, 1994 through and including its taxable year ending as of the Merger Closing Date treated for federal income tax purposes as a partnership and not as a corporation or association taxable as a corporation (with customary exceptions, assumptions and qualifications and based upon customary representations); and (ii) an opinion of Mayer, Brown & Platt or other counsel to Archstone reasonably satisfactory to Smith, dated as of the Merger Closing Date, to the effect that, (I) in the event the Primary Archstone Merger is consummated, commencing with Archstone's taxable year ended December 31, 1994, until the time the Election is effective, Archstone was organized and has operated in conformity with the requirements for qualification as a REIT under the Code and that New Archstone's organization and proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code commencing with its taxable year ending December 31, 2001 (with customary exceptions, assumptions and qualifications and based upon customary representations and based upon and subject to the opinions of counsel to Smith described in clause (i) above) or
(II) in the event the Alternative Archstone Merger is consummated, (1) commencing with Archstone's taxable year ended December 31, 1994, until the

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

time that the ACS Merger is effective, Archstone was organized and has operated in conformity with the requirements for qualification as a REIT under the Code,
(2) that New Archstone's organization and proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code commencing with its taxable year ending December 31, 2001, and
(3) that commencing with Archstone REIT's formation until the time of the Election, Archstone REIT was treated for federal income tax purposes as an entity disregarded as a separate entity and not as a corporation or an association taxable as a corporation (with customary exceptions, assumptions and qualifications and based upon customary representations and based upon and subject to the opinions of counsel to Smith described in clause (i) above).

          (e) Tax Opinion Relating to the Mergers. New Archstone shall have received an opinion dated the Merger Closing Date from Mayer, Brown & Platt or other counsel reasonably satisfactory to Archstone, based upon customary certificates and letters, which letters and certificates are to be in a form to be agreed upon by the parties and dated the Merger Closing Date, and with customary exceptions, assumptions and qualifications, to the effect that (i) if the Merger is consummated in accordance with the terms of this Agreement, the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Code, (ii) if the Archstone Merger is consummated in accordance with the terms of this Agreement, the Archstone Merger will qualify as one or more reorganizations under the provisions of Section 368(a)(1)(F) of the Code and
(iii) the Partnership Merger will not result in the recognition of taxable gain or loss at the time of the Partnership Merger to a holder of Smith OP Units or Smith Preferred OP Units, as applicable, (A) who is a "U.S. person" (as defined for purposes of Sections 897 and 1445 of the Code); (B) who does not exercise its redemption right with respect to Archstone Class A-1 Shares under the Archstone Surviving Subsidiary Declaration of Trust on a date sooner than the date two years after the Effective Time of the Partnership Merger; (C) who does not receive a cash distribution in connection with the Partnership Merger (or a deemed cash distribution resulting from relief or a deemed relief from liabilities, including as a result of the prepayment of indebtedness of Smith Partnership in connection with or following the Partnership Merger) in excess of such holder's adjusted basis in its Smith OP Units or its Smith Preferred OP Units, as applicable, at the time of the Partnership Merger); (D) who is not required to recognize gain by reason of the application of Section 707(a) of the Code and the Treasury Regulations thereunder to the Partnership Merger, with the result that the Partnership Merger is treated as part of a "disguised sale" by reason of any transactions undertaken by Smith Partnership prior to or in connection with the Partnership Merger or any debt of Smith Partnership that is assumed or repaid in connection with the Partnership Merger; and (E) whose "at risk" amount does not fall below zero as a result of the Mergers.

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

          (f) "Comfort" Letter. Archstone shall have received a "comfort" letter from Arthur Andersen LLP, as described in Section 5.1(b).

          (g) NCS Agreements. The transactions contemplated by the NCS Agreements shall have been consummated in the manner contemplated by such NCS Agreements.

          (h) Shareholders Agreement. Each of Robert H. Smith and Robert P. Kogod shall have entered into the Shareholders Agreement.

     6.3 Conditions to Obligations of Smith and Smith Partnership. The obligations of Smith and Smith Partnership to effect the Mergers and to consummate the other transactions contemplated to occur on the Merger Closing Date is further subject to the following conditions, any one or more of which may be waived by Smith:

          (a) Representations and Warranties. Each of the representations and warranties of Archstone and New Archstone set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Archstone Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Merger Closing Date as though made on and as of the Merger Closing Date (except to the extent that such representations and warranties are expressly limited by their terms to another date, in which case such representations and warranties shall be true and correct as of such other date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have an Archstone Material Adverse Effect; and Smith shall have received a certificate (which certificate may be qualified by "knowledge" to the same extent as the representations and warranties of Archstone and New Archstone contained herein are so qualified) signed on behalf of Archstone and New Archstone by the chief executive officer or the chief financial officer of Archstone and New Archstone, in such capacity, to such effect.

          (b) Performance of Obligations of Archstone and New Archstone. Archstone and New Archstone shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time of the Merger, and Smith shall have received a certificate of Archstone and New Archstone signed on behalf of Archstone and New Archstone by a duly authorized executive officer of Archstone and New Archstone, in such capacity, to such effect.

          (c) Material Adverse Effect. Since the date of this Agreement, there shall have been no Archstone Material Adverse Effect and Smith shall have received a certificate of a duly authorized executive officers of Archstone and New Archstone, in such capacity, certifying to such effect.

          (d) Tax Opinions Relating to REIT Status, Archstone Merger and Partnership Status. Smith shall have received the opinion of Mayer, Brown & Platt or other counsel to Archstone reasonably satisfactory to Smith, dated as of the Merger Closing Date, that, (i) (I) in the event the Primary Archstone Merger is consummated commencing with its taxable year

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

ended December 31, 1994 until the time of the Election is effective, Archstone was organized and has operated in conformity with the requirements for qualification as a REIT under the Code and that New Archstone's organization and proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code commencing with its taxable year ending December 31, 2001 (with customary exceptions, assumptions and qualifications and based upon customary representations and based upon and subject to the opinions of counsel to Smith described in Section 6.2(d) of this Agreement), or (II) in the event the Alternative Archstone Merger is consummated, (1) commencing with Archstone's taxable year ended December 31, 1994, until the time that the ACS Merger is effective, Archstone was organized and has operated in conformity with the requirements for qualification as a REIT under the Code, (2) that New Archstone's organization and proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code commencing with its taxable year ending December 31, 2001, and (3) that commencing with Archstone REIT's formation until the time of the Election, Archstone REIT was treated for federal income tax purposes as an entity disregarded as a separate entity and not as a corporation or an association taxable as a corporation (with customary exceptions, assumptions and qualifications and based upon customary representations and based upon and subject to the opinions of counsel to Smith described in clause (i) above); (ii) if the Archstone Merger is consummated in accordance with the terms of this Agreement, the Archstone Merger will qualify as one or more reorganizations under the provisions of Section 368(a)(1)(F) of the Code (with customary exceptions, assumptions and qualifications and based upon customary representations), and (iii) immediately prior to, and at the time of, the Partnership Merger, Archstone Surviving Subsidiary is and will be treated for federal income tax purposes pursuant to Treasury Regulation (S)301.7701-3 as a partnership or an entity disregarded as a separate entity and not as a corporation or association taxable as a corporation (with customary exceptions, assumptions and qualifications and based upon customary representations).

          (e) Tax Opinion Relating to the Mergers. Smith shall have received an opinion dated the Merger Closing Date from Hogan & Hartson L.L.P. or other counsel reasonably satisfactory to Smith, based upon customary certificates and letters, which letters and certificates are to be in a form to be agreed upon by the parties and dated the Merger Closing Date, and with customary assumptions, exceptions and qualifications, to the effect that (i) if the Merger is consummated in accordance with the terms of this Agreement, the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Code and (ii) the Partnership Merger will not result in the recognition of taxable gain or loss at the time of the Partnership Merger to a holder of Smith OP Units or Smith Preferred OP Units, as applicable, (A) who is a "U.S. person" (as defined for purposes of Sections 897 and 1445 of the Code); (B) who does not exercise its redemption right with respect to Archstone Class A-1 Shares under the Archstone Surviving Subsidiary Declaration of Trust on a date sooner than the date two years after the Effective Time of the Partnership Merger; (C) who does not receive a cash distribution in connection with the Partnership Merger (or a deemed cash distribution resulting from relief or a deemed relief from liabilities, including as a result of the prepayment of indebtedness of Smith Partnership in connection with or following the Partnership Merger) in excess of such holder's adjusted basis in its Smith OP Units or its Smith Preferred OP Units, as applicable, at the time of the Partnership Merger; (D) who is not required to recognize gain by reason of the application of


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

Section 707(a) of the Code and the Treasury Regulations thereunder to the Partnership Merger, with the result that the Partnership Merger is treated as part of a "disguised sale" by reason of any transactions undertaken by Smith Partnership prior to or in connection with the Partnership Merger or any debt of Smith Partnership that is assumed or repaid in connection with the Partnership Merger; and (E) whose "at risk" amount does not fall below zero as a result of the Mergers.

          (f) "Comfort" Letter. Smith and Smith Partnership shall have received a "comfort" letter from KPMG LLP, as described in Section 5.1 (b).

          (g) Entity Election. Archstone Surviving Subsidiary shall have properly filed with the Internal Revenue Service, and the Internal Revenue Service shall have received, Archstone Surviving Subsidiary's election on Form 8832 to be treated as either a domestic eligible entity with a single owner electing to be disregarded as a separate entity or a partnership, as applicable, as described in Section 5.4(b).

          (h) Archstone Merger. The Archstone Merger shall have been completed in the manner contemplated by this Agreement not less than two (2) days prior to the Merger Closing Date.

          (i) Asset Restructuring. The Asset Restructuring of Archstone Surviving Subsidiary shall have been completed and neither New Archstone nor Archstone Surviving Subsidiary shall not own any assets that, if the day following the Merger Closing Date were the last day of a calendar quarter, would cause New Archstone to fail to satisfy one or more of the asset requirements applicable to REITs set forth in Section 856(c)(4)(B) of the Code (determined without regard to any curative period that otherwise might be available under such Section of the Code).

          (j) Shareholders Agreement. Each of the Surviving Trust and the Surviving Entity shall have entered into the Shareholders Agreement.

                                   ARTICLE 7


                       TERMINATION, AMENDMENT AND WAIVER

     7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time of the Merger, whether such action occurs before or after any of the Smith Stockholder Approvals, the Archstone Shareholder Approvals or the Smith Partner Approvals are obtained:

          (a) by mutual written consent duly authorized by the Board of Trustees of Archstone (or following the Archstone Merger, New Archstone) and the Board of Directors of Smith;

          (b) by Archstone (or following the Archstone Merger, New Archstone),


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

(i) upon a breach of or failure to perform any covenant, obligation or agreement on the part of Smith or Smith Partnership set forth in this Agreement, or (ii) upon a breach of or in the event that any representation or warranty of Smith or Smith Partnership is or shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as the case may be, would be incapable of being satisfied by March 31, 2002 (or as otherwise extended);

          (c) by Smith, (i) upon a breach of or failure to perform any covenant, obligation or agreement on the part of Archstone or New Archstone set forth in this Agreement, or (ii) upon a breach of or in the event that any representation or warranty of Archstone or New Archstone is or shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b), as the case may be, would be incapable of being satisfied by March 31, 2002 (or as otherwise extended);

          (d) by either Archstone (or following the Archstone Merger, New Archstone) or Smith, if any judgment, injunction, order, decree or action by any Governmental Entity of competent authority preventing the consummation of the Archstone Merger or either of the Mergers shall have become final and non-appealable;

          (e) by either Archstone (or following the Archstone Merger, New Archstone) or Smith, if the Mergers shall not have been consummated before March 31, 2002; provided, however, that a party may not terminate pursuant to this clause (e) if the terminating party shall have breached in any material respect its obligations under this Agreement in any manner that shall have caused either of the Mergers not to have been consummated by such date;

          (f) by either Archstone (or following the Archstone Merger, New Archstone) or Smith (unless Smith or Smith Partnership is in breach in any material respect of its obligations under Section 5.1) if, upon a vote at a duly held Smith Stockholders Meeting or any adjournment thereof, the Smith Stockholder Approvals shall not have been obtained as contemplated by Section
5.1 or if the Smith Partner Approvals have not been obtained as contemplated by
Section 5.1;

          (g) by either Smith or Archstone (unless Archstone is in breach in any material respect of its obligations under Section 5.1) if, upon a vote at a duly held Archstone Shareholders Meeting or any adjournment thereof, the Archstone Shareholder Approvals shall not have been obtained as contemplated by Section 5.1;

          (h) by Smith (i) if the Board of Directors of Smith shall have withdrawn, modified, amended or qualified in any manner adverse to Archstone its approval or recommendation of either of the Merger or this Agreement in connection with, or approved or recommended, any Superior Acquisition Proposal, or, (ii) in order to enter into a binding written agreement with respect to a Superior Acquisition Proposal, provided that, in each case, Smith shall have complied with the terms of Section 4.3 and, contemporaneous with or prior to terminating pursuant to this Section 7.1(h), has paid to Archstone the Break-Up Fee (as defined herein) as provided by Section 7.2 hereof; and


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

          (i) by Archstone (or following the Archstone Merger, New Archstone), if (1) the Board of Directors of Smith shall have failed to recommend or withdrawn, modified, amended or qualified, or proposed publicly not to recommend or to withdraw, modify, amend or qualify, in any manner adverse to Archstone (or following the Archstone Merger, New Archstone) its approval or recommendation of either of the Mergers or this Agreement or approved or recommended any Superior Acquisition Proposal, (2) following the announcement or receipt of an Acquisition Proposal, Smith shall have failed to call the Smith Stockholders Meeting in accordance with Section 5.1 (a) or failed to prepare and mail to its stockholders the Joint Proxy Statement in accordance with Section 5.1(a) or 5.1(b), or (3) the Board of Directors of Smith or any committee thereof shall have resolved to do any of the foregoing.

     7.2 Certain Fees and Expenses. If this Agreement shall be terminated pursuant to Section 7.1(h), 7.1(i)(1) or 7.1(i)(3), then Smith and Smith Partnership theretofore or thereupon shall pay to Archstone (or following the Archstone Merger, New Archstone) a fee equal to the Break-Up Fee (as defined herein). If this Agreement shall be terminated pursuant to Section 7.1(b) or 7.1(f), then Smith and Smith Partnership shall pay to Archstone (or following the Archstone Merger, New Archstone) (provided that Smith was not entitled to terminate this Agreement pursuant to Section 7.1(c) at the time of such termination) an amount equal to the Break-Up Expenses (as defined herein). If this Agreement shall be terminated pursuant to Section 7.1 (c) or 7.1 (g), then Archstone shall pay to Smith Partnership (provided that Archstone was not entitled to terminate this Agreement pursuant to Section 7.1(b) at the time of such termination) an amount equal to the Break-Up Expenses. If this Agreement shall be terminated pursuant to Section 7.1(b), 7.1(f), or 7.1(i)(2) and prior to the time of such termination an Acquisition Proposal has been received by Smith or Smith Partnership, and either prior to the termination of this Agreement or within twelve (12) months thereafter, Smith or Smith Partnership enters into any written agreement to consummate a transaction or series of transactions which, had such agreement been proposed or negotiated during the term of this Agreement, would have constituted an Acquisition Proposal pursuant to Section 4.3 (each, a "Smith Acquisition Agreement"), which is subsequently consummated (whether or not any Smith Acquisition Agreement relates to the same Acquisition Proposal which had been received at the time of the termination of this Agreement), then Smith and Smith Partnership shall pay the Break-Up Fee to Archstone (or following the Archstone Merger, New Archstone) upon consummation. If (a) this Agreement shall be terminated by Smith pursuant to Section 7.1(e),
(b) prior to the time of such termination an Acquisition Proposal has been received by Smith or Smith Partnership, (c) during the period following the receipt of an Acquisition Proposal as described in clause (b) and prior to termination of this Agreement, Archstone (or following the Archstone Merger, New Archstone) does not announce, enter into or agree to effect any merger, acquisition, exchange offer, consolidation, reorganization, or other business combination with any third party, and (d) either prior to the termination of this Agreement or within twelve (12) months thereafter, Smith or Smith Partnership enters into a Smith Acquisition Agreement which is subsequently consummated (whether or not any Smith Acquisition Agreement relates to the same Acquisition Proposal which had been received at the time of the termination of this Agreement), then Smith and Smith Partnership shall pay the Break-Up Fee to Archstone (or following the Archstone Merger, New Archstone) upon consummation. For purposes of this Section 7.2, "Acquisition Proposal" shall have the meaning assigned to the term "Acquisition

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

Proposal", except that all references to 15% in such definition shall be deemed to be a reference to 25%.

     The payment of the Break-Up Fee shall be compensation for the loss suffered by Archstone as a result of the failure of the Mergers to be consummated (including, without limitation, opportunity costs and out-of-pocket costs and expenses) and to avoid the difficulty of determining damages under the circumstances. The Break-Up Fee shall be paid by Smith and Smith Partnership to Archstone, or the Break-Up Expenses shall be paid by the party required to pay the Break-Up Expenses (the "Payor") to the party entitled to receive the Break-Up Expenses (the "Recipient") in immediately available funds within two (2) business days after the date the event giving rise to the obligation to make such payment occurred (except as otherwise provided in Section 7.1(h) or 7.1(i)). Each of Archstone and Smith acknowledges that the agreements contained in this Section 7.2 are integral parts of this Agreement; accordingly, if Smith or Smith Partnership fail to promptly pay the Break-Up Fee or Break-Up Expenses due pursuant to this Section 7.2 and, in order to obtain payment, Archstone (or following the Archstone Merger, to New Archstone) commences a suit which results in a judgment against Smith or Smith Partnership for any amounts owed pursuant to this Section 7.2, Smith and Smith Partnership shall pay to Archstone (or following the Archstone Merger, to New Archstone) its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount owed at the rate on six-month U.S. Treasury obligations in effect on the date such payment was required to be made plus 300 basis points.

     As used in this Agreement, "Break-Up Fee" shall be an amount equal to $95,000,000 less Break-Up Expenses paid or payable under this Section 7.2 (the "Base Amount"). Notwithstanding the prior sentence, to the extent that the right to receive a "Break-Up Fee" (the "Break-Up Fee Payment") in a taxable year would create excessive bad income ("EBI") for Archstone (or following the Archstone Merger, to New Archstone), the right to receive the portion of the Break-Up Fee Payment that would create EBI shall be deferred, or potentially extinguished, as set forth below. The right to receive a Break-Up Fee Payment shall be treated as creating EBI for Archstone (or following the Archstone Merger, to New Archstone) to the extent that the right to receive the amount, when taken into account with other gross income of Archstone (or following the Archstone Merger, to New Archstone) for that year, would cause Archstone (or if after the Archstone Merger, to New Archstone) to violate for that taxable year either the 75% or 95% gross income tests described in Sections 856(c)(2) or 856(c)(3) of the Code.

     Any amounts deferred in a particular year pursuant to the preceding paragraph shall become payable in the next succeeding year(s); but only to the extent that it would not then create EBI. To the extent that any deferred amount would continue to create EBI after it has been carried forward for seven years (applying first in, first out principles), that portion shall no longer be an obligation of Smith or Smith Partnership. Notwithstanding the foregoing, Break-Up Fee Payments that would otherwise be considered EBI under the preceding provisions shall be made if and to the extent that Archstone (or following the Archstone Merger, to New Archstone), as a condition precedent, obtains an opinion of tax counsel or private ruling from the IRS that the receipt of such excess amounts would not adversely affect Archstone's (or following the


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

Archstone Merger, New Archstone's) ability to qualify as a REIT. If a Break-Up Fee Payment is inadvertently made in an amount in excess of the limitations set forth above, such excess payments shall be treated as a loan from Smith or Smith Partnership to Archstone (or following the Archstone Merger, to New Archstone), to be repaid as soon as practicable following discovery of the overpayment. The purpose of these provisions dealing with EBI is to protect the REIT status of Archstone (or if after the Archstone Merger, to New Archstone), and these provisions shall be interpreted and applied so as to accomplish that purpose.

     The "Break-Up Expenses" payable to the Recipient shall be an amount equal to the lesser of (i) $7,500,000 or (ii) the Recipient's out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, all attorneys', accountants' and investment bankers' fees and expenses). If the Break-Up Expenses payable to the Recipient exceed the maximum amount that can be paid to the Recipient without causing the Recipient to fail to meet the requirements of Sections 856(c)(2) and
(3) of the Code determined as if the payment of such amount did not constitute qualifying income under such sections of the Code, as determined by independent accountants to the Recipient (the "Maximum Amount"), the amount initially payable to the Recipient shall be limited to the Maximum Amount. If, however, within the seven-year period commencing on the date of this Agreement, the Recipient receives a tax opinion indicating that it has received a ruling from the IRS holding that the Recipient's receipt of the Break-Up Expenses would either constitute qualifying income under Sections 856(c)(2) or (3) of the Code ("Qualifying Income") or would be excluded from gross income of the Recipient within the meaning of such sections of the Code or that receipt by the Recipient of the balance of the Break-Up Expenses above the Maximum Amount following the receipt of and pursuant to such ruling would not be deemed constructively received prior thereto, the Recipient shall be entitled to have payable to it the full amount of the Break-Up Expenses. The obligation of the Payor to pay any unpaid portion of the Break-Up Expenses shall terminate seven years from the date of this Agreement. In the event that the Recipient is not able to receive the full Break-Up Expenses, the Payor shall place the unpaid amount in escrow and shall not release any portion thereof to the Recipient unless and until the Payor receives either one or both of the following: (i) a letter from the independent accountants of the Recipient indicating the maximum amount that can be paid at that time to the Recipient without causing it to fail to comply with Sections 856(c)(2) and (3) of the Code or (ii) a tax opinion indicating that the Recipient has received a ruling from the IRS holding that the Recipient's receipt of such income would constitute "qualifying income" under Section 856(c)(2) or (3) of the Code or would be excluded from gross income under such sections, in either of which events the Payor shall pay to the Recipient the unpaid Break-Up Expenses or, if less and either there is no tax opinion or the ruling described above does not hold that the Base Amount either would constitute qualifying income or would be excluded from gross income for purposes of those rules, the maximum amount stated in the letter referred to in (i) above. Subject to satisfaction of the conditions set forth in the immediately preceding sentence, there is no limitation on the number of distributions that can be made from the escrow prior to the seventh anniversary of the date of this Agreement.

     7.3 Effect of Termination. In the event of termination of this Agreement by either Smith or Archstone as provided in Section 7.1, this Agreement shall forthwith become void and

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have no effect, without any liability or obligation on the part of Archstone,
New Archstone, Smith or Smith Partnership, other than the last sentence of
Section 5.2, Section 7.2, this Section 7.3 and Article 8, and except to the extent that such termination results from a material breach by any party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

     7.4 Amendment. This Agreement may be amended by the parties in writing by action of the respective Board of Trustees or Board of Directors of Archstone and Smith at any time before or after any Shareholder Approvals are obtained and prior to the filing of the Articles of Merger with the Department; provided, however, that, after the Shareholder Approvals and the Smith Partner Approvals are obtained, no such amendment, modification or supplement shall be made which by law requires the further approval of shareholders or partners without obtaining such further approval. The parties agree to amend this Agreement in the manner provided in the immediately preceding sentence to the extent required to (a) continue the status of each party as a REIT or (b) preserve the Merger as a reorganization under Section 368(a) of the Code.

     7.5 Extension; Waiver. At any time prior to the Effective Time of the Merger, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.4, waive compliance with any of the agreements or conditions of the other party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                   ARTICLE 8


                               GENERAL PROVISIONS

     8.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement confirming the representations and warranties in this Agreement shall survive the Effective Time of the Merger. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time of the Merger.

     8.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by telecopy (providing confirmation of transmission) at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

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          (a) if to Archstone or New Archstone, to:

          Archstone Communities Trust
          7670 South Chester Street
          Suite 100
          Englewood, Colorado  80112
          Attention:  General Counsel
          Fax No.:  (303) 858-0021

with a copy (which shall not constitute notice) to:

          Mayer, Brown & Platt
          190 South LaSalle Street
          Chicago, Illinois 60603
          Attention:  Edward J.  Schneidman
                    Michael T.  Blair
          Fax No.: (312) 701-7711

          (b) if to Smith or Smith Partnership, to:

          Charles E. Smith Residential Realty, Inc.
          2345 Crystal Drive
          Crystal Park #4
          Arlington, VA  22202
          Attention:  General Counsel
          Fax No.:  (703)  769-1312

with a copy (which shall not constitute notice) to:

          Hogan & Hartson L.L.P.
          555 Thirteenth Street, N.W.
          Washington, D.C.  20004-1109
          Attention:  J. Warren Gorrell, Jr.
                    Bruce W. Gilchrist
          Fax No.:  (202) 637-5910

All notices shall be deemed given only when actually received.

     8.3 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     8.4 Counterparts. This Agreement may be executed in one or more counterparts, all



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of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

     8.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Smith Disclosure Letter, the Archstone Disclosure Letter, the Confidentiality Agreement, the Voting Agreements, the Shareholders Agreement and the other agreements entered into in connection with the Mergers constitute the entire agreement and supersede all prior agreements and understandings, both written and oral between the parties with respect to the subject matter of this Agreement. Except as provided in Section 5.9, no provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies.

     8.6 Governing Law. THE PARTNERSHIP MERGER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE (AS TO THE CERTIFICATE OF MERGER) AND THE STATE OF MARYLAND (AS TO THE PARTNERSHIP ARTICLES OF MERGER), REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF. EXCEPT AS PROVIDED IN THE IMMEDIATELY PRECEDING SENTENCE, THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MARYLAND, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF.

     8.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties; provided, however, that, if the Archstone Merger is effectuated in the form of the Alternative Archstone Merger, then all of Archstone's rights, interests and obligations under this Agreement shall become rights, interests and obligations of Archstone Corporate Subsidiary and Archstone REIT by operation of law. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     8.8 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in Maryland or in any state court located in Maryland this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself (without making such submission exclusive) to the personal jurisdiction of any federal court located in Maryland or any state court located in Maryland in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

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     8.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     8.10 Exculpation. This Agreement shall not impose any personal liability on any shareholder, trustee, trust manager, officer, employee or agent of Archstone or Smith, and all Persons shall look solely to the property of Archstone or Smith for the payment of any claim hereunder or for the performance of this Agreement.

     8.11 Joint and Several Obligations. In each case where both Smith and Smith Partnership are obligated to perform the same obligation hereunder, such obligation shall be joint and several. In each case where both Archstone and New Archstone (or the Surviving Trust and the Surviving Entity) are obligated to perform the same obligation hereunder, such obligation shall be joint and several.


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     IN WITNESS WHEREOF, Archstone, New Archstone, Smith and Smith Partnership
have caused this Agreement to be signed by their respective officers (or general partners) thereunto duly authorized all as of the date first written above.

                              ARCHSTONE COMMUNITIES TRUST



                              By: /s/ Charles E. Mueller, Jr.
                                  -------------------------------
                              Name: Charles E. Mueller, Jr.
                              Title: Chief Financial Officer

                              NEW GARDEN RESIDENTIAL TRUST



                              By: /s/ Charles E. Mueller, Jr.
                                  -------------------------------
                              Name: Charles E. Mueller, Jr.
                              Title: Chief Financial Officer

                              CHARLES E. SMITH RESIDENTIAL REALTY, INC.



                              By: /s/ Wesley D. Minami
                                  -------------------------------
                              Name: Wesley D. Minami
                              Title: President



                              CHARLES E. SMITH RESIDENTIAL REALTY,
                              L.P.

                              By: Charles E. Smith Residential Realty, Inc., its sole general partner



                              By: /s/ Wesley D. Minami
                                  -------------------------------
                              Name: Wesley D. Minami
                              Title: President


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